UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

VERITY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.001 per share, of Verity, Inc.

(2)	Aggregate number of securities to which transaction applies:

37,016,370 shares of Common Stock, which includes the issuance of up to 1,168,458 shares of Common Stock pursuant to the Verity, Inc. 1995 Employee Stock Purchase Plan prior to the completion of the merger, and options to purchase 9,792,759 shares of Common Stock with exercise prices at or below $13.50

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) 35,847,912 shares of Common Stock multiplied by $13.50 per share, (B) 1,168,458 shares of Common Stock issuable pursuant to the Verity, Inc. 1995 Employee Stock Purchase Plan multiplied by $5.6375 per share (which is the difference between $13.50 and the weighted average purchase price per share), and (C) options to purchase 9,792,759 shares of Common Stock with exercise prices at or below $13.50 multiplied by $2.9199 per share (which is the difference between $13.50 and the weighted average exercise price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.0001177 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$519,127,870.98

(5)	Total fee paid:

$61,101.35

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

VERITY, INC.

894 Ross Dr.

Sunnyvale, CA 94089

(408) 541-1500

Dear Stockholder:

We invite you to attend a special meeting of stockholders of Verity, Inc. to be held at the Sunnyvale Sheraton, 1100 North Mathilda Avenue, Sunnyvale, California, at 10:00 a.m., local time, on December 29, 2005 (the “Special Meeting”). Holders of record of Verity common stock at the close of business on December 2, 2005 will be entitled to vote at the Special Meeting or any adjournment or postponement of the Special Meeting.

At the Special Meeting, we will ask you to vote for the adoption of the Agreement and Plan of Merger, dated as of November 3, 2005, among Autonomy Corporation plc (“Autonomy”), Crick Acquisition Corp., an indirect wholly-owned subsidiary of Autonomy, and Verity (the “merger agreement”). As a result of the merger contemplated by the merger agreement (the “merger”), Verity will become an indirect wholly-owned subsidiary of Autonomy.

We are also asking you to expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement.

If the merger is completed, you will be entitled to receive $13.50 in cash, without interest, for each share of Verity common stock that you own, and you will have no ongoing ownership interest in the continuing business of Verity. We cannot complete the merger unless all of the conditions to the completion of the merger, including the adoption of the merger agreement by holders of a majority of the outstanding shares of Verity common stock, are satisfied or waived by Autonomy.

Our board of directors, none of whom have any interest in Autonomy, carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, our board of directors has approved the merger agreement, the merger and the other transactions contemplated thereby, determined that it is advisable and in the best interests of Verity and its stockholders that Verity enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, directed that the merger agreement be submitted to a vote for adoption at the Special Meeting, and recommended that our stockholders adopt the merger agreement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

THE ADOPTION OF THE MERGER AGREEMENT.

YOUR VOTE IS IMPORTANT.

In the materials accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a proxy statement relating to the actions to be taken by our stockholders at the Special Meeting and a proxy card. The proxy statement includes important information about the proposed merger. We encourage you to read the entire proxy statement carefully.

All of our stockholders are cordially invited to attend the special meeting in person. Whether or not you plan to attend the Special Meeting, however, please complete, sign, date and return your proxy card in the enclosed envelope or appoint a proxy over the Internet or by telephone as instructed in these materials. It is important that your shares be represented and voted at the Special Meeting. If you attend the Special Meeting, you may vote in person as you wish, even though you have previously returned your proxy card or appointed a proxy over the Internet or by telephone.

On behalf of our board of directors, I thank you for your support and urge you to vote “FOR” the adoption of the merger agreement.

Sincerely,

/s/ TIMOTHY J. MOORE
Timothy J. Moore Secretary

December 2, 2005

VERITY, INC.

894 Ross Dr.

Sunnyvale, CA 94089

(408) 541-1500

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 29, 2005

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of Verity, Inc., a Delaware corporation (“Verity”), that will be held at the Sunnyvale Sheraton, 1100 North Mathilda Avenue, Sunnyvale, California, at 10:00 a.m., local time, on December 29, 2005 (the “Special Meeting”), for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 3, 2005, among Autonomy Corporation plc (“Autonomy”), Crick Acquisition Corp., an indirect wholly-owned subsidiary of Autonomy (“Merger Sub”), and Verity (the “merger agreement”);

2.	To vote to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of adoption of the merger agreement; and

3.	To transact such other business that may properly come before the Special Meeting or any postponement or adjournment of the meeting.

Our board of directors carefully reviewed and considered the terms and conditions of the merger contemplated by the merger agreement (the “merger”). Based on its review, our board of directors has approved the merger agreement, the merger and the other transactions contemplated thereby, determined that it was advisable and in the best interests of Verity and its stockholders that Verity enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, directed that the merger agreement be submitted to a vote for adoption at the Special Meeting, and recommended that our stockholders adopt the merger agreement. This item of business to be submitted to a vote of the stockholders at the Special Meeting is more fully described in the attached proxy statement, which we urge you to read carefully. Our board of directors also recommends that you expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement. We are not aware of any other business to come before the Special Meeting.

Stockholders of record at the close of business on December 2, 2005 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the meeting. All stockholders are cordially invited to attend the Special Meeting in person. Adoption of the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Verity common stock at the close of business on the record date.

Verity stockholders will have the right to demand appraisal of their shares of common stock and obtain payment in cash for the fair value of their shares of common stock, but only if they submit a written demand for an appraisal before the vote is taken on the adoption of the merger agreement and comply with the applicable provisions of Delaware law. A copy of the Delaware statutory provisions relating to appraisal rights is included as Annex C to the attached proxy statement, and a summary of these provisions can be found under “The Merger—Appraisal Rights” in the attached proxy statement.

You should not send any certificates representing shares of Verity common stock with your proxy card. Upon completion of the merger, you will be sent instructions regarding the procedure to exchange your stock certificates for the cash merger consideration.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

THE ADOPTION OF THE MERGER AGREEMENT AND, IF NECESSARY, TO

ADJOURN THE SPECIAL MEETING FOR THE PURPOSES

OF OBTAINING ADDITIONAL PROXIES

TO VOTE IN FAVOR OF ADOPTING THE MERGER AGREEMENT.

YOUR VOTE IS IMPORTANT.

Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy card, or appoint a proxy over the Internet or by telephone as instructed in these materials, to ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement. If you fail to return your proxy card or if you fail to appoint a proxy over the Internet or by telephone, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against adoption of the merger agreement. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Special Meeting.

No person has been authorized to give any information or to make any representations other than those set forth in the proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by Verity or any other person.

By Order of the Board of Directors

/s/ TIMOTHY J. MOORE
Timothy J. Moore Secretary

Sunnyvale, California

The proxy statement is dated December 2, 2005, and is first being mailed to stockholders of Verity on or about December 6, 2005.

Neither the United States Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in the proxy statement or determined if the proxy statement is adequate or accurate. Any representation to the contrary is a criminal offense.

i

ANNEX A	AGREEMENT AND PLAN OF MERGER DATED AS OF NOVEMBER 3, 2005 BY AND AMONG AUTONOMY CORPORATION PLC, CRICK ACQUISITION CORP. AND VERITY, INC.

ANNEX B	OPINION OF MORGAN STANLEY & CO. INCORPORATED

ANNEX C	SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

ii

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To fully understand the merger contemplated by the merger agreement, dated as of November 3, 2005, among Autonomy, Merger Sub and Verity, and for a more complete description of the legal terms of the merger agreement, you should read carefully this entire proxy statement and the documents to which we refer. See “Where You Can Find More Information” (page 59). We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

Verity, Inc. (page 10). We are a leading provider of software that enables private and public sector organizations to discover, analyze and process the information in their corporate repositories, applications and systems. In great part, this is the convergence of many core markets in which we have participated for years, including search, corporate portals, and e-commerce, as well as markets we have recently entered, including question and answer interfaces, content capture and business process management, among others.

Autonomy Corporation plc and Crick Acquisition Corp. (page 10). Autonomy is a global leader in infrastructure software. Autonomy’s technology powers applications dependent upon unstructured information including call center, customer relationship management, knowledge management, enterprise portals, enterprise resource planning, online publishing and security applications. Crick Acquisition Corp. is a newly formed Delaware corporation and an indirect wholly-owned subsidiary of Autonomy that has been formed specifically for the purpose of participating in the merger transaction with Verity.

The Merger (page 15). Under the merger agreement, Merger Sub will merge with and into Verity. After the completion of the merger, Autonomy will own, indirectly through one or more of its subsidiaries, all of our outstanding stock. Our stockholders will receive cash in the merger in exchange for their shares of Verity common stock.

Merger Consideration (page 40). If the merger is completed, you will receive $13.50 in cash, without interest and subject to any applicable withholding taxes, in exchange for each share of Verity common stock that you own unless you dissent and seek appraisal of the fair value of your shares. After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a Verity stockholder.

Treatment of Stock Options (page 41). The treatment of Verity stock options in the merger will depend on the exercise price of the stock options. For stock options with exercise prices above $15.00 per share, the merger agreement provides that such stock options will not be assumed by Autonomy, and will be canceled upon the completion of the merger with no cash or other consideration payable, whether or not then vested or exercisable. For stock options with exercise prices at or below $15.00, the merger agreement provides that such stock options will be assumed by Autonomy and become options to purchase Autonomy ordinary shares on the same terms and conditions as are in effect immediately prior to the completion of the merger, except that the exercise price and number of shares subject to each such stock option will be adjusted to reflect the trading price of Autonomy shares at such time relative to the cash price payable in the merger. For those stock options that are vested and have exercise prices below $13.50, the merger agreement provides that the option holder will be given the opportunity to receive cash in the amount of the difference between $13.50 and the exercise price for the option rather than have the option assumed, less any applicable withholding taxes. Certain Verity stock options with exercise prices at or below $15.00 per share will become vested and exercisable either immediately prior to the completion of the merger or upon the optionee’s termination of employment within a designated time period following the completion of the merger.

Market Price (page 58). Our common stock is listed on the Nasdaq National Market under the ticker symbol “VRTY.” On November 3, 2005, the last full trading day prior to the public announcement of the proposed merger, Verity common stock closed at $10.37 per share. On December 1, 2005, the last full trading day prior to the date of this proxy statement, Verity common stock closed at $13.25 per share. Our stock price can fluctuate broadly even over short periods of time. It is impossible to predict the actual price of our stock immediately prior to the completion of the merger.

Reasons for the Merger (page 20). In the course of reaching its decision to approve the merger and the merger agreement, our board of directors considered possible change in control transactions involving us, including the merger described in this proxy statement, and considered a number of factors in its deliberations. Those factors are described below in this proxy statement.

Opinion of Financial Advisor (page 22). On November 3, 2005, Morgan Stanley & Co. Incorporated (“Morgan Stanley”), financial advisor to our board of directors, delivered its opinion to our board of directors. The opinion stated that, as of November 3, 2005, based upon and subject to the various qualifications, considerations and assumptions set forth in the Morgan Stanley opinion, the merger consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view.

The full text of that opinion, which sets forth the assumptions made, matters considered and limitations on the respective reviews undertaken by Morgan Stanley in connection with its opinion, is attached as Annex B to this proxy statement. Morgan Stanley provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The opinion of Morgan Stanley is not a recommendation as to how any stockholder should vote or act with respect to any aspect of the merger. We urge you to read the opinion carefully and in its entirety.

Recommendation to Verity Stockholders (page 29). Our board of directors has determined that the merger and the merger agreement are fair to, and in the best interests of, Verity and its stockholders and declared the merger and the merger agreement to be advisable. Our board of directors recommends that you vote “FOR” adoption of the merger agreement.

Verity Voting Agreements (page 29). Concurrently with the execution of the merger agreement, Autonomy obtained voting agreements and irrevocable proxies to vote in favor of the adoption of the merger agreement from the ten members of our board of directors and Steven R. Springsteel, President and Chief Financial Officer of Verity, holding an aggregate of 25,920 shares of our common stock and options to purchase 7,804,218 shares of our common stock.

Autonomy Irrevocable Undertakings (page 30). Concurrently with the execution of the merger agreement, Autonomy, UBS, and Verity obtained an irrevocable undertaking from certain shareholders of Autonomy to vote in favor of the approval of the merger at an extraordinary general meeting of Autonomy shareholders to consider the merger. These undertakings were obtained from Dr. Michael Lynch, Ph.D., Chief Executive Officer of Autonomy, and Richard Gaunt, Technical Director of Autonomy, together holding an aggregate of 21,277,772 ordinary shares of Autonomy (representing approximately 17.8% of the outstanding ordinary shares of Autonomy as of November 3, 2005) and options to subscribe for 50,000 ordinary shares of Autonomy. Autonomy shareholders approved the merger at the extraordinary general meeting of Autonomy shareholders held on November 25, 2005.

Merger Financing Agreements (page 54). Concurrently with the execution of the merger agreement, UBS entered into an underwriting agreement with Autonomy. In addition, concurrently with the execution of the merger agreement Barclays Bank plc, or Barclays, entered into a term facility agreement with Autonomy. We refer to these two agreements collectively as the merger financing agreements. Pursuant to the terms of the underwriting agreement, UBS committed to underwrite a rights offering to be conducted by Autonomy with its shareholders to raise approximately $272 million in cash (before expenses) to fund a portion of the merger consideration, and in the event that the full approximately $272 million is not raised by the rights offering, UBS has committed to purchase the remaining ordinary shares of Autonomy not subscribed for in the rights offering.

Pursuant to the terms of the term facility agreement, Barclays committed to lend to a subsidiary of Autonomy $60 million in cash to fund a portion of the merger consideration. As a result of the approval of the merger by Autonomy’s shareholders on November 25, 2005, Autonomy’s obligation to complete the merger is no longer conditioned upon these financing transactions occurring, although the ability of Autonomy to pay the full merger consideration is contingent on Autonomy successfully obtaining all or a significant portion of the funds sought by it in the rights offering and pursuant to the term facility agreement. The obligation of Barclays to fund under the term facility agreement is subject to specified conditions being met, including that no conditions exist allowing a party to terminate the merger agreement and that the rights offering is fully underwritten.

Interests of Our Directors and Executive Officers in the Merger (page 30). In considering the recommendation of our board of directors in favor of the adoption of the merger agreement, you should be aware that the consummation of the merger will result in certain benefits to our directors and executive officers that are not available to our stockholders generally, including the following: (i) cash severance payments to our executive officers whose employment is terminated within 18 months following the merger (ii) accelerated vesting of stock options, either upon the close of the merger or upon the executive officer’s termination of employment within 18 months following the merger, (iii), accelerated vesting of stock options held by our directors, (iv) cash bonus payments, and (v) continuation of certain indemnification and insurance arrangements.

Appraisal Rights (page 34). If you do not wish to accept $13.50 per share cash consideration in the merger, you have the right under Delaware law to have your shares appraised by the Delaware Chancery Court. This “right of appraisal” is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things, (1) you must NOT vote in favor of the adoption of the merger agreement, (2) you must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the adoption of the merger agreement and (3) you must hold shares of Verity common stock on the date of making the demand for appraisal and continuously hold such shares through the completion of the merger. The fair value of your shares of Verity common stock as determined in accordance with Delaware law may be more or less than, or the same as, the merger consideration to be paid to non-dissenting stockholders in the merger. Merely voting against the adoption of the merger agreement will not preserve your right of appraisal under Delaware law. Annex C to this proxy statement contains a copy of the Delaware statute relating to stockholders’ right of appraisal. Failure to follow all of the steps required by this statute will result in the loss of your appraisal rights.

Material U.S. Federal Income Tax Consequences (page 37). The merger will be taxable for U.S. federal income tax purposes. Generally, this means that you will recognize taxable gain or loss equal to the difference between the cash you receive in the merger and your adjusted tax basis in your shares of Verity common stock. Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to understand fully the tax consequences of the merger to you.

Antitrust Matters (page 39). The Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, prohibited us from completing the merger until we had complied with the HSR Act by furnishing certain information and materials to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and the required waiting period had expired or been terminated. Both Autonomy and Verity filed the required notification and report forms under the HSR Act, and on November 30, 2005, the Federal Trade Commission informed us that early termination of the HSR Act waiting period had been granted.

The Special Meeting of Verity Stockholders (page 11).

Time, Date and Place. The Special Meeting will be held to consider and vote upon the proposal to adopt the merger agreement and, if necessary, to vote to adjourn the Special Meeting for the purpose of soliciting additional proxies to vote in favor of adoption of the merger agreement, at the Sunnyvale Sheraton, 1100 North Mathilda Avenue, Sunnyvale, California, at 10:00 a.m., local time, on December 29, 2005.

Record Date and Voting Power. You are entitled to vote at the Special Meeting if you owned shares of Verity common stock at the close of business on December 2, 2005, the record date for the Special Meeting. You will have one vote at the Special Meeting for each share of Verity common stock you owned at the close of business on the record date. There are 36,567,283 shares of Verity common stock entitled to be voted at the Special Meeting.

Procedure for Voting. To vote, you can (1) complete, sign, date and return the enclosed proxy card, (2) appoint a proxy over the Internet or by telephone or (3) attend the Special Meeting and vote in person. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker. Your broker will not vote your shares without instruction from you. Failure to instruct your broker to vote your shares will have the same effect as a vote “against” adoption of the merger agreement.

Required Vote. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Verity common stock at the close of business on the record date. The proposal to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of adoption of the merger agreement, requires the approval of the holders of a majority of the shares of Verity common stock present, in person or by proxy, at the Special Meeting (excluding abstentions).

The Merger Agreement (page 40).

Limitation on Considering Other Takeover Proposals. We have agreed not to solicit, initiate or knowingly encourage or seek a business combination or other similar transaction with another party while the merger is pending, and not to enter into discussions or negotiations with another party regarding a business combination or similar transaction while the merger is pending, except under specified circumstances set forth in the merger agreement.

Conditions to the Merger. The obligations of both Autonomy and Verity to complete the merger are subject to the satisfaction or waiver of specified conditions set forth in the merger agreement.

Termination of the Merger Agreement. Autonomy and Verity can terminate the merger agreement under specified circumstances set forth in the merger agreement.

Termination Fees. The merger agreement requires us to pay Autonomy a termination fee in the amount of $12,000,000 if the merger agreement is terminated under certain circumstances described therein, including certain circumstances involving an alternative takeover proposal. The merger agreement requires Autonomy to pay us a termination fee in the amount of $6,740,589 if the merger agreement is terminated under certain circumstances described in the merger agreement, including certain circumstances involving a termination of the underwriting agreement pursuant to which UBS committed to underwrite a rights offering to be conducted by Autonomy with its shareholders to raise approximately $272 million in cash to fund a portion of the merger consideration.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will happen to Verity as a result of the merger?

A:	If the merger is completed, we will become an indirect wholly-owned subsidiary of Autonomy.

Q:	What will happen to my shares of Verity common stock after the merger?

A:	Upon completion of the merger, each outstanding share of Verity common stock will automatically be canceled and will be converted into the right to receive $13.50 in cash, without interest and subject to any applicable withholding taxes, assuming the stockholder has not properly exercised appraisal rights under applicable Delaware law.

Q:	Will I own any shares of Verity common stock or Autonomy ordinary shares after the merger?

A:	No. You will be paid cash for your shares of Verity common stock. Our stockholders will not receive (or have the option to receive) any Autonomy ordinary shares in exchange for their shares instead of cash.

Q:	What happens to Verity stock options in the merger?

A:	Upon the completion of the merger, all outstanding options to purchase common stock of Verity with exercise prices in excess of $15.00 per share will be canceled with no cash or other consideration to be paid to the holders of such canceled options, whether or not then vested or exercisable, and all outstanding stock options of Verity with exercise prices at or below $15.00 per share will be assumed by Autonomy and will become converted into stock options to purchase Autonomy ordinary shares on the same terms and conditions as are in effect immediately prior to the Effective Time, except that the exercise price and number of shares subject to each such stock option will be adjusted to reflect the trading price of Autonomy shares at such time relative to the cash price payable in the Merger. Holders of stock options that are vested and have exercise prices below $13.50 will be given the opportunity to receive cash in the amount of the difference between $13.50 and the exercise price for the option rather than having the option assumed by Autonomy, less any applicable withholding taxes. Certain Verity stock options with exercise prices at or below $15.00 per share will become vested and exercisable either immediately prior to the completion of the merger or upon the optionee’s termination of employment within a designated time period following the completion of the merger.

Q:	Will the merger be taxable to me?

A:	Generally, yes. For U.S. federal income tax purposes, generally you will recognize a taxable gain or loss as a result of the merger measured by the difference, if any, between the total amount of cash you receive in the merger for your shares of Verity common stock and your aggregate adjusted tax basis in those shares. This gain or loss will be long-term capital gain or loss if you have held your shares of Verity common stock as a capital asset for more than one year as of the date of the completion of the merger. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 34 for a more complete discussion of the U.S. federal income tax consequences of the merger.

Q:	Does our board of directors recommend adoption of the merger agreement?

A:	Yes. Our board of directors recommends that our stockholders vote “for” the adoption of the merger agreement. Our board of directors considered many factors in deciding to recommend the adoption of the merger agreement. These factors are described below in this proxy statement.

Q:	What vote of the stockholders is required to adopt the merger agreement?

A:	To adopt the merger agreement, stockholders of record as of December 2, 2005 holding a majority of the outstanding shares of Verity common stock must vote “for” the adoption of the merger agreement. There are 36,567,283 shares of Verity common stock entitled to be voted at the Special Meeting.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under Delaware law, you have the right to seek appraisal of the fair value of your shares as determined by the Delaware Court of Chancery if the merger is completed, but only if you submit a written demand for an appraisal before the vote on the merger agreement, do not vote in favor of adopting the merger agreement and comply with the Delaware law procedures explained in this proxy statement.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope or appoint a proxy over the Internet or by telephone as soon as possible so that your shares can be voted at the Special Meeting.

Q:	What happens if I do not return a proxy card or otherwise appoint a proxy?

A:	The failure to return your proxy card (or to appoint a proxy over the Internet or by telephone or to vote in person) will have the same effect as voting against adoption of the merger agreement.

Q:	May I vote in person?

A:	Yes. You may vote in person at the meeting, rather than signing and returning your proxy card or appointing a proxy over the Internet or by telephone, if you own shares in your own name. However, we encourage you to return your signed proxy card, or appoint a proxy over the Internet or by telephone, to ensure that your shares are voted. You may also vote in person at the Special Meeting if your shares are held in “street name” through a broker or bank provided that you bring a legal proxy from your broker or bank and present it at the Special Meeting. You may also be asked to present photo identification for admittance.

Q:	May I appoint a proxy over the Internet or by telephone?

A:	Yes. You may appoint a proxy over the Internet or by telephone by following the instructions included in these materials.

Q:	May I revoke my proxy or change my vote after I have mailed my signed proxy card or otherwise appointed a proxy?

A:	Yes. You may change your vote at any time before the shares reflected on your proxy card (or with respect to which you have appointed a proxy over the Internet or by telephone) are voted at the Special Meeting. You can do this in one of four ways. First, you can send a written, dated notice to our corporate secretary stating that you would like to revoke your proxy. Second, you can complete, sign, date and submit a new proxy card. Third, you can submit a subsequent proxy over the Internet or by telephone. Fourth, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as voting against adoption of the merger agreement.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of Verity common stock for the merger consideration of $13.50 in cash, without interest, for each share of Verity common stock.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible. In addition to obtaining stockholder approval, all closing conditions must be satisfied or waived. However, we cannot assure you that all conditions to the merger will be satisfied or, if satisfied, as to the date by which they will be satisfied.

Q:	When will I receive the cash consideration for my shares of Verity common stock?

A:	After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration payable in the merger. When you properly return and complete the required documentation described in the written instructions, you will promptly receive from the paying representative a payment of the cash consideration for your shares.

Q:	Who can help answer my additional questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have additional questions about the merger, including with respect to the procedures for voting your shares, you should contact us, as follows:

Verity, Inc.

Investor Relations

894 Ross Dr.

Sunnyvale, CA 94089

Telephone: (408) 542-4472

Email: investorrelations@verity.com

You may also contact our proxy solicitor, Georgeson Shareholder Communications, at:

Georgeson Shareholder Communications

17 State Street, 10th Floor

New York, NY 10004

Telephone: (888) 867-7098

RISK FACTORS RELATED TO PROPOSAL 1

In connection with Proposal 1, you should consider the following factors in conjunction with the other information included or incorporated by reference in this proxy statement.

If the proposed merger is not completed, our business could be materially and adversely affected and our stock price could decline.

The merger is subject to customary closing conditions, including the adoption of the merger agreement by the holders of a majority of the outstanding shares of our common stock and other closing conditions. Therefore, the merger may not be completed or may not be completed in the expected time period. If the merger agreement is terminated, the market price of our common stock will likely decline, as we believe that our market price reflects an assumption that the merger will be completed. In addition, our stock price may be adversely affected as a result of the fact that we have incurred and will continue to incur significant expenses related to the merger that will not be recovered if the merger is not completed. If the merger agreement is terminated under certain circumstances, we may be obligated to pay Autonomy a termination fee of $12,000,000. As a consequence of the failure of the merger to be completed, as well as of some or all of these potential effects of the termination of the merger agreement, our business could be materially and adversely affected.

The fact that there is a merger pending could have an adverse effect on our business, revenue and results of operations.

While the merger is pending, it creates uncertainty about our future. As a result of this uncertainty, customers may decide to delay, defer, or cancel purchases of our products pending completion of the merger or termination of the merger agreement. If these decisions represent a significant portion of our anticipated revenue, our results of operations and quarterly revenues could be substantially below the expectations of market analysts.

In addition, while the merger is pending, we are subject to a number of risks that may adversely affect our business, revenue and results of operations, including:

•	the diversion of management and employee attention and the unavoidable disruption to our relationships with customers and vendors may detract from our ability to grow revenues and minimize costs;

•	we have incurred and will continue to incur significant expenses related to the merger; and

•	we may be unable to respond effectively to competitive pressures, industry developments and future opportunities.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this proxy statement relating to the completion of the merger and other future events are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including risks relating to receiving the approval of a majority of our outstanding shares, satisfying other conditions to the completion of the merger and other matters.

For a detailed discussion of these risk factors, please refer to “Risk Factors Related to Proposal 1” on the preceding page. For other risk factors related to Verity, please refer to our filings with the Securities and Exchange Commission, or the SEC, on Forms 10-K, 10-Q and 8-K. You can obtain copies of our Forms 10-K, 10-Q and 8-K and other filings for free at the Investors section of our website at www.verity.com, at the SEC website at www.sec.gov or from commercial document retrieval services.

We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANIES

Verity, Inc.

We are a leading provider of software that enables private and public sector organizations to discover, analyze and process the information in their corporate repositories, applications and systems. In great part, this is the convergence of many core markets in which we have participated for years, including search, corporate portals, and e-commerce, as well as markets we have recently entered, including question and answer interfaces, content capture and business process management, among others. Our software has been licensed to over 15,000 corporations, government agencies, software developers, information publishers and e-commerce vendors. Our common stock is quoted on the Nasdaq National Market under the symbol “VRTY.” We are incorporated under the laws of the state of Delaware. Our executive offices are located at 894 Ross Dr., Sunnyvale, California 94089. Our telephone number is (408) 541-1500. Our website is www.verity.com. Information contained on our website does not constitute a part of this proxy statement.

Autonomy Corporation plc

Autonomy (LSE: AU) is a global leader in infrastructure software. Autonomy’s technology powers applications dependent upon unstructured information, including call center, customer relationship management, knowledge management, enterprise portals, enterprise resource planning, online publishing and security applications. Autonomy’s customer base comprises more than 1,000 global companies and organizations including, among others, BAE Systems, Ford, Ericsson, Shell, Nestle, AOL, BBC, Reuters, Hutchison 3G, Royal Sun Alliance, Sun Microsystems, Philips, Boeing, Schneider Electric, Coca Cola, GlaxoSmithKline, Citigroup, ABN AMRO, Deutsche Bank, Nomura, the New York Stock Exchange, Daimler Chrysler, Kraft Foods, Lloyds TSB, the U.S. Department of Homeland Security, the U.S. Securities and Exchange Commission, NASA and the U.S. Department of Energy. Strategic reseller and OEM partners include leading companies such as BEA, Business Objects, Citrix, EDS, IBM Global Services, Novell, Veritas, Vignette, Supportsoft and Sybase. The company has offices worldwide. Autonomy is a company formed under the laws of England and Wales. Autonomy’s executive offices are located at Cambridge Business Park, Cowley Road, Cambridge CB4 0WZ, United Kingdom. Autonomy’s phone number is (011-44) 1223 448 000.

Crick Acquisition Corp.

Crick Acquisition Corp., or Merger Sub, is an indirect wholly-owned subsidiary of Autonomy and has not engaged in any business activity other than in connection with the merger. Merger Sub is incorporated under the laws of the state of Delaware. Merger Sub’s executive offices are located at Cambridge Business Park, Cowley Road, Cambridge CB4 0WZ, United Kingdom. Merger Sub’s telephone number is (011-44) 1223 448 000.

THE SPECIAL MEETING

We are furnishing this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the Special Meeting.

Date, Time and Place

The Special Meeting will be held at the Sunnyvale Sheraton, 1100 North Mathilda Avenue, Sunnyvale, California, at 10:00 a.m., local time, on December 29, 2005.

Purpose of the Special Meeting

You will be asked at the Special Meeting to vote on the adoption of the merger agreement. Based on its review, our board of directors has approved the merger agreement, the merger and the other transactions contemplated thereby, determined that it is advisable and in the best interests of Verity and its stockholders that Verity enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, directed that the merger agreement be submitted to a vote for adoption at the Special Meeting, and recommended that our stockholders adopt the merger agreement. If necessary, you will also be asked to vote on a proposal to adjourn the Special Meeting for the purpose of soliciting proxies to vote in favor of adoption of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of Verity common stock at the close of business on December 2, 2005, the record date, are entitled to notice of and to vote at the Special Meeting. At the close of business on the record date, 36,567,283 shares of Verity common stock were issued and outstanding and such shares were held by approximately 132 holders of record. A quorum will be present at the Special Meeting if a majority of the outstanding shares of Verity common stock entitled to vote are represented in person or by proxy at the Special Meeting. In the event that a quorum is not present at the Special Meeting, or there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement, it is expected that the meeting will be adjourned or postponed to solicit additional proxies if the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the Special Meeting approve an adjournment. Holders of record of Verity common stock at the close of business on the record date are entitled to one vote per share at the Special Meeting on each proposal presented.

Vote Required

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Verity common stock at the close of business on the record date. If you abstain from voting or do not vote, either in person or by proxy, it will have the same effect as a vote against the adoption of the merger agreement. The approval of the adjournment of the Special Meeting requires the affirmative vote of the holders of a majority of the shares of Verity common stock present, in person or by proxy, at the Special Meeting (excluding abstentions).

Voting of Proxies

All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “for” the adoption of the merger agreement and “for” approval of the proposal to adjourn the Special Meeting, if necessary.

To vote, please complete, sign, date and return the enclosed proxy card or, to appoint a proxy over the Internet or by telephone, follow the instructions provided below. If you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

Shares of Verity common stock represented at the Special Meeting but not voted, including shares of Verity common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain specific voting instructions, will be counted in favor of that proposal. If you properly execute a proxy card, appoint a proxy over the Internet or by telephone or attend the Special Meeting in person, but abstain from voting on either proposal at the Special Meeting, it will have the same effect as a vote against the adoption of the merger agreement, but such abstention will have no effect on the proposal to adjourn the Special Meeting, if necessary. If you do not properly execute a proxy card, do not appoint a proxy over the Internet or by telephone and do not attend the Special Meeting in person, it will have the same effect as a vote against the adoption of the merger agreement and will have no effect on the proposal to grant authority to adjourn the Special Meeting, if necessary. Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will be treated as shares that are present at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes against the adoption of the merger agreement and against the proposal to adjourn the Special Meeting, if necessary.

We do not expect that any matter other than the proposal to adopt the merger agreement and, if necessary, the proposal to adjourn the Special Meeting will be brought before the Special Meeting. If, however, any other matters are properly presented at the Special Meeting, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of our stockholders.

Voting over the Internet or by Telephone

You may also grant a proxy to vote your shares over the Internet or by telephone. The law of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder.

The Internet and telephone voting procedures described below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote over the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record may go to ADP Investor Communication Services’ website at www.proxyvote.com to grant a proxy to vote their shares over the Internet. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-800-690-6903 and following the recorded instructions.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instructions for authorizing votes by their banks, brokers or other agents, rather than from our proxy card.

A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to authorize votes over the Internet and by telephone. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may authorize a proxy to vote those shares over the Internet at ADP Investor Communication Services’ website at www.proxyvote.com or by telephone by calling the telephone number shown on the instruction form received from your broker or bank.

General Information for All Shares Voted over the Internet or by Telephone

Votes submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on December 28, 2005. Submitting your proxy over the Internet or by telephone will not affect your right to vote in person should you decide to attend the Special Meeting.

Revocability of Proxies

The grant of a proxy on the enclosed proxy card or over the Internet or by telephone does not preclude a stockholder from voting in person at the Special Meeting. You may revoke your proxy at any time before the shares reflected on your proxy card (or with respect to which you have appointed a proxy over the Internet or by telephone) are voted at the Special Meeting by:

•	filing with our corporate secretary a properly executed and dated revocation of proxy;

•	submitting a properly completed, executed and dated proxy card to our corporate secretary bearing a later date;

•	submitting a subsequent vote over the Internet or by telephone; or

•	appearing at the Special Meeting and voting in person.

Your attendance at the Special Meeting will not in and of itself constitute the revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change these instructions.

Solicitation of Proxies

All proxy solicitation costs will be borne by us. In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies from stockholders by telephone or other electronic means or in person. We also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions. We may also, in our discretion, retain the services of a paid solicitor, Georgeson Shareholder, to solicit proxies. If we retain Georgeson Shareholder, we anticipate that the cost will be approximately $8,500 plus expenses and will be paid by Verity.

You should not send your stock certificates with your proxy card. A letter of transmittal with instructions for the surrender of Verity common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

Delivery of this Proxy Statement to Multiple Stockholders with the Same Address

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address if we believe the stockholders are members of the same family by delivering a single proxy statement addressed to those stockholders. Each stockholder will continue to receive a separate proxy card or voting instruction card. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies by reducing the volume of duplicate information.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If your household received a single proxy statement, but you would prefer to receive your own copy, please notify your broker and direct your written request to Verity, Inc., Attention: Director, Investor Relations, 894 Ross Dr., Sunnyvale, California 94089, or contact our Investor Relations Department at (408) 542-4472. If you would like to receive your own set of our proxy materials in the future, please contact your broker and Verity, Inc., Investor Relations and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number. Conversely, if you and another person sharing your same address are receiving multiple copies of annual reports or proxy statements and you would like to request that you only receive one copy, please contact your broker and Verity, Inc., Investor Relations and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

THE MERGER

The discussion under the sections of this proxy statement entitled “The Merger” and “The Merger Agreement” summarizes the material terms of the merger. Although we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the merger agreement and the other documents referred to herein carefully for a more complete understanding of the merger.

Background of the Merger

As a regular part of our business, from time to time we have considered opportunities to expand and strengthen our technology, products, research and development capabilities and distribution channels, including opportunities through strategic acquisitions, business combinations, investments, licenses, development agreements and joint ventures. This has included consideration of whether it would be in the best interests of Verity and our stockholders to continue as a separate company and expand through organic growth, acquisitions or a combination of the two, or to combine with or be acquired by another company.

Preliminary Discussions and Implementation of a Strategic Process

In November 2004, Autonomy’s Chief Executive Officer, Dr. Michael Lynch, Ph.D., invited our Chief Executive Officer, Anthony J. Bettencourt, to meet on a social basis. Messrs. Lynch and Bettencourt met for less than an hour and had a friendly discussion. The next communication between Mr. Lynch and Mr. Bettencourt took place in May 2005, when Mr. Lynch suggested to Mr. Bettencourt that they meet to discuss a possible combination of the two companies. Messrs. Bettencourt and Lynch met in person on July 26, 2005, and discussed in general terms the integration challenges that might exist in an acquisition of Verity by Autonomy, and what the respective boards of directors of the two companies might consider to be appropriate valuations for such an acquisition.

On July 28, 2005, our board of directors met, with Steven R. Springsteel, our current President and Chief Financial Officer, and a representative of Cooley Godward LLP (“Cooley Godward”), outside counsel to Verity, present. At that meeting, Mr. Bettencourt updated our board of directors regarding Mr. Bettencourt’s recent meeting with Mr. Lynch to discuss a possible acquisition of Verity by Autonomy, and our board of directors authorized Mr. Bettencourt to explore and analyze the potential transaction on a preliminary basis with our financial advisor. On or about August 12, 2005, Messrs. Bettencourt and Lynch spoke again via telephone, and Mr. Lynch continued to express an interest in an acquisition of Verity.

On August 19, 2005, Autonomy sent a fax to our board of directors and Mr. Bettencourt proposing an acquisition of Verity with a price range of $11.50 to $12.50 for each Verity share, with such price payable in a combination of cash and Autonomy stock. Although we were aware of Autonomy’s general interest in a possible acquisition based on the earlier statements by Mr. Lynch, we were not expecting to receive this written expression of interest. Mr. Bettencourt called Mr. Lynch and advised him that our board of directors would consider this proposal, but given that it was near the end of our fiscal quarter, any response would likely occur after the close of our fiscal quarter. At the end of August, 2005, Verity contacted Morgan Stanley to explore the possibility of Morgan Stanley assisting us in exploring and evaluating this potential transaction and other opportunities for Verity.

On August 23, 2005, our board of directors met, with Mr. Springsteel and representatives of Cooley Godward present. At that meeting, Mr. Bettencourt reviewed for our board of directors the circumstances surrounding the August 19 fax received from Autonomy, and representatives of Cooley Godward advised our board of directors concerning its fiduciary duties in connection with a possible acquisition of Verity. Following the discussions, our board of directors authorized Mr. Bettencourt to formally engage Morgan Stanley to further explore the expression of interest received from Autonomy, with a preference for an all-cash transaction at a higher valuation, and to conduct further analysis regarding the valuation and other terms contemplated by such proposal. Our board of directors also requested that Morgan Stanley seek to identify other parties that might be interested in a potential acquisition of, or combination with, Verity.

On September 7, 2005, Messrs. Lynch and Bettencourt met in New York City and discussed the August 19 expression of interest from Autonomy and other matters relating to a potential acquisition transaction. Mr. Bettencourt indicated that our board of directors had expressed an interest in pursuing a possible acquisition by Autonomy, but on an all-cash basis and at a higher valuation than that contained in the August 19 expression of interest. On September 8, 2005, Verity received a revised expression of interest from Autonomy setting forth a proposed price of $12.50 per Verity share, in cash, for the acquisition of all outstanding shares of Verity.

On September 13, 2005, the Compensation Committee of our board of directors met. At that meeting, among other things, the Compensation Committee approved, consistent with Verity’s past practice, the annual grant of stock options to our outside directors, with such grants to take effect upon the close of business on October 13, 2005, the date of our annual meeting of stockholders.

On September 14, 2005, our board of directors held a meeting, also attended by Mr. Springsteel, David Ponzini, our Vice President, Business and Corporate Development, representatives of Morgan Stanley, and a representative from Cooley Godward. At that meeting, Morgan Stanley made a presentation regarding a potential acquisition of Verity by Autonomy, and also discussed with our board of directors other parties that it believed might be interested in a potential acquisition of, or combination with, Verity. The board of directors discussed with management and our advisors the process (the “Strategic Process”) by which Verity might explore and evaluate an acquisition by Autonomy, as well as other alternative transactions, including opportunities for Verity to combine with or be acquired by a company other than Autonomy. At the conclusion of this discussion, our board of directors directed Morgan Stanley to pursue further analysis and discussions regarding a potential transaction with Autonomy, and also to continue to identify and to contact other parties that might be interested in a potential acquisition of, or combination with, Verity.

During the period from September 14, 2005 to October 15, 2005, as part of the Strategic Process, our representatives held discussions with representatives of nine separate parties, including Autonomy, regarding potential acquisition or combination transactions involving Verity. At various times during that period, members of our management team, including Mr. Bettencourt, Mr. Springsteel and Mr. Ponzini, or representatives of Morgan Stanley, participated in telephone conversations or in-person meetings with each of those parties regarding potential acquisition or combination transactions. During this time period, we negotiated and entered into non-disclosure agreements with five of those parties, including Autonomy and one other company (that we refer to below as “Company A”). Pursuant to these agreements, we and the other parties each agreed to customary restrictions on the disclosure and use of confidential information, as well as mutual provisions containing restrictions against solicitation of employees and mutual “standstill” provisions restricting unsolicited acquisition or takeover attempts. In connection with our negotiation and execution of a non-disclosure agreement with Autonomy, Autonomy requested that we enter into an exclusivity agreement with Autonomy whereby we would agree to refrain from negotiating an acquisition transaction with any party other than Autonomy, but we did not enter into an exclusivity agreement with Autonomy at that time. During this same period from September 14, 2005 to October 15, 2005, our board of directors met on four additional occasions to be updated by management and Morgan Stanley regarding the status of negotiations and to give direction with respect to the conduct of the Strategic Process.

Each of the companies with which we had entered into non-disclosure agreements was provided access to certain confidential information regarding Verity in the course of the Strategic Process. Morgan Stanley followed up from time to time with each of these companies to ascertain their interest in moving forward with a potential transaction. Of the five companies with which we had entered into non-disclosure agreements, only Autonomy and Company A expressed an interest in conducting further due diligence and we subsequently provided Autonomy and Company A with expanded access to certain of our confidential information as part of their process of evaluating a possible acquisition of our company.

As part of the Strategic Process, on October 10, 2005, Verity received a letter from Autonomy, in which Autonomy expressed an interest in acquiring Verity in exchange for cash at a price of $13.25 per Verity share. In this letter, Autonomy again requested that we enter in to an exclusivity agreement with Autonomy whereby we would agree to refrain from negotiating an acquisition transaction with any party other than Autonomy. Autonomy also stated that it expected the financing of the transaction to be funded with an equity and debt financing, and this letter was accompanied by a letter from UBS Limited (“UBS”) which stated that UBS was “highly confident” that UBS could raise equity and debt financing in an amount required to fund the proposed acquisition. Following receipt of this letter from Autonomy, representatives of Morgan Stanley spoke by telephone with representatives of Autonomy and its financial advisor regarding the structure of the transaction contemplated by Autonomy.

As part of the Strategic Process, on October 11, 2005, Verity received a letter from Company A, in which Company A expressed an interest in acquiring Verity in exchange for cash in a range of $12.00 to $14.70 per Verity share. In this letter, Company A indicated that it was exploring various sources of financing to facilitate the transaction, but no commitment letter, highly confident letter or similar assurance from any investment bank, lender or other third party was provided with this letter. Following receipt of this letter, representatives of Morgan Stanley spoke by telephone with representatives of Company A regarding the possible transaction contemplated by Company A’s expression of interest.

On October 13, 2005, certain members of our board of directors met, with representatives of Cooley Godward present, and discussed the status of negotiations with Autonomy and Company A. At that meeting, the directors present also discussed the option grants to our outside directors previously authorized at the September 13, 2005 meeting of our Compensation Committee and recommended, due to the status of negotiations, that the Compensation Committee defer such option grants prior to such grants becoming effective. As a result of this recommendation, our Compensation Committee resolved to defer those option grants, and our outside directors did not receive the annual stock option grants that they were otherwise scheduled to receive in connection with their service on our board of directors.

On October 14, 2005, Verity received a letter setting forth a revised expression of interest from Company A, proposing an acquisition of Verity in exchange for cash in a range of $13.40 to $14.60 per Verity share. This letter stated that the closing of the proposed acquisition would be contingent on procurement of financing, which Company A contemplated would be obtained in the form of an equity and debt financing arrangement. This letter was not accompanied by a financing commitment letter, highly confident letter or similar assurance from any investment bank, lender or other third party. Company A’s letter also indicated that Company A anticipated it would take three weeks for it to deliver commitment letters in support of the planned financing. This timeframe and these conditions were confirmed in conversations between our representatives and representatives of Company A. Company A also indicated to Morgan Stanley that the price per Verity share would ultimately be set by Company A in its sole discretion within the price range set forth in Company A’s October 14 letter, and that the price would be dependent upon the outcome of further due diligence.

Also on October 14, 2005, Autonomy’s financial advisor sent a revised indication of interest on behalf of Autonomy, proposing an acquisition of Verity for cash in the amount of $13.25 or $13.50 per Verity share. According to this expression of interest, the acquisition price would be $13.50 per Verity share if the average closing price of Verity’s common stock was $10.00 per share or higher over a period of three trading days prior to the announcement of the signing of the merger agreement, and otherwise the acquisition price would be $13.25 per Verity share. This revised expression of interest was accompanied by another letter from UBS which stated that UBS was “highly confident” that UBS would be able to raise equity and debt financing in sufficient amount to enable Autonomy to complete the acquisition. The letter from UBS also stated that UBS was “highly confident” that UBS would not require the business material adverse change clauses in the equity and debt financing agreements to be wider in scope than customary business material adverse change clauses included in the merger agreement. In addition, on October 14, 2005, Autonomy’s financial advisor indicated to Morgan Stanley by email that, in their understanding, the underwriting agreement and term facility agreement would not contain a material adverse change condition based on events related to Autonomy or events of force majeure.

On October 15, 2005, our board of directors met, with representatives of Cooley Godward and Morgan Stanley and certain members of management present, and received an update on the status of negotiations with Autonomy and Company A. Mr. Bettencourt advised our board of directors that, based on his discussions with representatives of Autonomy, Autonomy appeared prepared to proceed with negotiating a definitive acquisition agreement and carrying out further due diligence, but only on an exclusive basis, and that Autonomy had expressed concerns about the effect any delay in entering into an exclusivity agreement and commencing negotiations on the merger agreement might have on its interest in proceeding with a potential transaction with Verity. Our board of directors also discussed the relative perceived likelihood of the successful consummation of an acquisition transaction based on Autonomy’s indication of interest, as compared to Company A’s indication of interest, and the possibility that delaying negotiations with Autonomy in order to pursue other alternatives might jeopardize any possible transaction with Autonomy. Based on the information received and the factors discussed, our board of directors authorized management to proceed with negotiating a definitive acquisition agreement with Autonomy, subject to confirmation regarding the status of Company A’s indication of interest. On October 16, 2005, Mr. Bettencourt spoke with Company A’s chief executive officer and learned that Company A still did not have financing arrangements in place and that the contingencies contained in Company A’s indication of interest continued to exist. Based on the authorization previously granted to him by our board of directors, Mr. Bettencourt then proceeded to have Verity enter into an exclusivity agreement with Autonomy on October 16, 2005, whereby we agreed with Autonomy that until October 31, 2005, we would refrain from negotiating an acquisition transaction with any party other than Autonomy. Between October 16 and October 31, 2005, our representatives engaged in negotiations regarding the terms of a definitive acquisition agreement with representatives of Autonomy. During this period, our board of directors met on two occasions, with representatives of Cooley Godward, Morgan Stanley and certain members of management present, to be apprised of the status of negotiations and provide guidance to management and the representatives regarding the negotiation of the definitive acquisition agreement.

On October 17, 2005, our outside legal counsel provided proposed representations and warranties to Autonomy’s outside legal counsel, and on October 19, 2005, Autonomy’s outside legal counsel provided a first draft of a proposed definitive acquisition agreement between Autonomy and us. On October 24, 2005, our outside legal counsel delivered to Autonomy’s outside legal counsel and other participants in the transaction our preliminary comments on the draft definitive acquisition agreement. In the course of negotiating the proposed transaction, between October 24, 2005 and November 3, 2005, representatives of the parties subsequently exchanged additional drafts of the definitive acquisition agreement and other documentation relating to the proposed transaction and held a number of telephone conferences during which the material terms of the definitive documentation for the transaction were negotiated.

On October 24, 2005, Morgan Stanley received an email from a representative of Company A inquiring as to the status of negotiations between Verity and Company A. Consistent with our obligations under the terms of the exclusivity agreement with Autonomy, Mr. Bettencourt instructed Morgan Stanley to advise Company A that Verity was not able to engage in any discussions with Company A. Morgan Stanley also received a telephone call from an investment banker who indicated that he was calling on behalf of Company A and wanted to inquire as to the status of negotiations between Verity and Company A. Morgan Stanley indicated in response to this call that they and Verity were unable to engage in any discussions.

As part of the ongoing discussions with Autonomy, Autonomy informally requested that Mr. Bettencourt remain with the company following the acquisition by Autonomy as head of Autonomy’s operations in the United States. On October 28, 2005, our board of directors met, with certain members of management and representatives of Morgan Stanley and Cooley Godward present, to discuss the status of negotiations with Autonomy. At that meeting, Mr. Bettencourt informed our board of directors of Autonomy’s informal request that he remain with the company as head of Autonomy’s operations in the United States.

Following the expiration of the exclusivity agreement with Autonomy on October 31, 2005, Morgan Stanley spoke with a representative of Company A on November 1, 2005, as well as with Company A’s president and chief financial officer on November 2, 2005, to ascertain Company A’s level of interest in proceeding with a potential transaction, and the status of any plan to finance the transaction that Company A might have developed over the previous two weeks. Based on those discussions, Morgan Stanley reported to our board of directors on November 1, 2005 and again on November 2, 2005 that Company A had not taken steps to advance or enhance its previous proposal, had nothing new to report regarding its ability to provide committed financing, and did not intend to submit a revised proposal.

On November 1, 2005, our board of directors met, with certain members of management and representatives of Cooley Godward LLP and Morgan Stanley present, to discuss the status of the proposed transaction with Autonomy, including the terms as negotiated to date. Representatives of Cooley Godward advised our board of directors that Autonomy had entered into discussions with a new lender, Barclays Bank plc (“Barclays”), to provide the debt portion of the financing for the transaction and that Autonomy intended to continue to work with UBS as the potential underwriter of the equity portion of the financing. In addition, representatives of Cooley Godward advised our board of directors that the most recent draft of the merger agreement proposed by Autonomy contemplated that Autonomy’s receipt of financing would be a condition to the closing of Autonomy’s acquisition of Verity, and further advised our board of directors that the most recent drafts of the underwriting agreement and the term facility agreement provided that the equity and debt financings would be subject to contingencies significantly beyond those initially contemplated in the UBS letter referenced above and the October 14 communication from Autonomy’s financial advisor. Based on the terms of the proposed acquisition discussed at that meeting, our board of directors determined that it was not prepared to proceed with the proposed acquisition by Autonomy because it had not received sufficient assurances regarding the certainty of Autonomy’s financing arrangements, or any agreement by Autonomy to pay a breakup fee or provide Verity with other protections against the consequences of the possible failure by Autonomy to ultimately obtain its financing. Following this meeting, Mr. Bettencourt advised Autonomy’s chief executive officer that Verity would not be able to proceed with the transaction unless these issues were adequately addressed.

On November 2, 2005, our management and representatives of Cooley Godward and Morgan Stanley continued to negotiate with representatives of Autonomy to address the concerns raised by our board of directors as well as other outstanding issues under the proposed definitive acquisition agreement with Autonomy. That afternoon, our board of directors again met and received an update on the status of negotiations from management and representatives of Cooley Godward and Morgan Stanley, who reported that progress had been made in the merger agreement to address the concerns raised by our board of directors with respect to the possible failure by Autonomy to obtain its financing. Representatives of Cooley Godward reported, however, that substantially all of the contingencies contained in the previous drafts of the underwriting agreement and the term facility agreement remained in place. Morgan Stanley also indicated that, although Morgan Stanley had engaged in discussions with representatives of Company A following the expiration of the exclusivity agreement with Autonomy on October 31, 2005, Company A had made no material improvements in the terms of its proposal and had not expressed any intent to submit a revised proposal. At this meeting, Morgan Stanley also provided our board of directors with an updated financial analysis and preliminary assessment of the proposed acquisition by Autonomy. Representatives of management also reported to the board that they had been informed by representatives of Autonomy that, if the transaction were not entered into before the opening of trading in London on November 4, 2005, there would at a minimum be a significant delay in Autonomy’s ability to enter into a transaction, and that there could be no guarantee that Autonomy would remain interested in a transaction at a later date. As a result of this meeting, our board of directors authorized management to continue to work toward the finalization of a definitive acquisition agreement with Autonomy.

On the evening of November 3, 2005, our board of directors met and received an update on the status of negotiations with Autonomy from our management and representatives of Cooley Godward and Morgan Stanley. Morgan Stanley informed the board of directors that there had been no material change to the factors presented in its financial review of the proposed acquisition by Autonomy on November 2, 2005. Morgan Stanley also reported to our board of directors that Morgan Stanley had had discussions with a representative of Company A earlier in the day, and that the Company A representative indicated that Company A had no current plans to prepare or submit a revised proposal to acquire Verity. Morgan Stanley also confirmed that, based on the recent trading price per share of Verity’s common stock, the price per Verity share under the proposed merger agreement with Autonomy, if approved, would be $13.50 per Verity share, representing the greater of the two valuations proposed by Autonomy. Representatives of management reiterated to the Board the continued statements made on behalf of Autonomy to the effect that the announcement of the transaction prior to the opening of trading in London on November 4, 2005 was critical, and that otherwise there could be no assurance of Autonomy’s continued interest in a transaction. Mr. Bettencourt also reminded our board of directors that Autonomy had indicated that following the acquisition. Mr. Bettencourt would remain with Autonomy as head of Autonomy’s operations in the United States. At the conclusion of the financial review and discussion of the terms of the proposed merger agreement, Morgan Stanley provided the board of directors with its oral opinion (subsequently confirmed in writing) that, based upon and subject to various assumptions and limitations, the consideration to be received by the holders of Verity common stock in the acquisition was fair, from a financial point of view, to those holders. With the benefit of that presentation and advice, the board of directors, having deliberated regarding the terms of the proposed acquisition, determined that the merger and the merger agreement were fair to, and in the best interests of, Verity’s stockholders and approved the merger agreement and the transactions contemplated thereby, including the merger and the voting agreements, approved certain matters related to the acquisition (as described elsewhere in this proxy statement) and recommended that Verity’s stockholders vote to adopt the merger agreement.

The board of directors also authorized management to provide, to Company A and one of the other parties that had entered into a non-disclosure agreement with Verity, waivers of the standstill provisions in their non-disclosure agreements that would have restricted such parties from engaging in an unsolicited acquisition or takeover attempt of Verity following the announcement of a definitive acquisition agreement. Promptly following the board meeting and prior to the execution of the merger agreement with Autonomy, these waivers were prepared and delivered by Morgan Stanley to the relevant parties.

The merger agreement and related documents were subsequently finalized, executed and delivered by Verity and Autonomy during the evening of November 3, 2005 (Pacific Time) and the morning of November 4, 2005 (London Time), with signature pages delivered by the parties at approximately 11:00 p.m. Pacific Time on November 3, 2005. Before the opening of the market in London on November 4, 2005, the parties announced the execution of the merger agreement.

Reasons for the Merger

Reasons for the Recommendation of the Board of Directors

In considering the merger with Autonomy, the board of directors consulted with Morgan Stanley regarding the financial aspects of the merger and sought and received Morgan Stanley’s written opinion as to the fairness, as of the date of such opinion, from a financial point of view, of the consideration to be received by the holders of Verity common stock in the merger, which opinion is described below under “The Merger—Opinion of Financial Advisor.” The board of directors also consulted with representatives of Cooley Godward, outside counsel to Verity, regarding the fiduciary duties of the members of the board of directors, legal due diligence matters and the terms of the merger agreement and related agreements. Based on these consultations and opinions, and the factors discussed below, the board of directors determined that the merger and the merger agreement were fair to, and in the best interests of, Verity’s stockholders and approved the merger agreement and the transactions contemplated thereby, including the merger and the voting agreements, and recommended that Verity’s stockholders vote to adopt the merger agreement.

In the course of reaching that determination and recommendation, the board of directors considered a number of potentially positive factors in its deliberations, including the following:

•	the belief that, having engaged in a process involving multiple bidders, we obtained the highest price per Verity share that Autonomy was willing to pay and that was reasonably available from any potential acquirer with the degree of assurance that the transaction would be completed that our board of directors deemed necessary;

•	the fact that the merger consideration of $13.50 per Verity share was a 30% premium to the closing trading price of our common stock ($10.37) on the day the board of directors approved the merger agreement and the transactions contemplated thereby, November 3, 2005, a 32% premium to the average closing price of our common stock ($10.20) for the five trading days ended November 3, 2005, a 33% premium to the average closing price of our common stock ($10.12) for the 10 trading days ended November 3, 2005, a 33% premium to the average closing price of our common stock ($10.12) for the 30 trading days ended November 3, 2005, a 34% premium to the average closing price of our common stock ($10.09) for the 60 trading days ended November 3, 2005 and a 35% premium to the average closing price of our common stock ($9.98) for the 90 trading days ended November 3, 2005;

•	the fact that the merger consideration of $13.50 per Verity share represented a premium of approximately 72% to Verity’s aggregate value (defined as market capitalization plus total debt less cash and cash equivalents) implied by the closing trading price on the day the board of directors approved the merger agreement and the transactions contemplated thereby;

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders;

•	the likelihood that the merger would be consummated, the absence of a financing condition in the merger agreement to Autonomy’s obligation to complete the merger following the approval of the merger by Autonomy’s shareholders, and the fact that the underwriting agreement pursuant to which UBS is committed to conduct and underwrite a rights offering and the term credit facility pursuant to which Barclays Bank plc is committed to extend credit to Autonomy, in each case in order to fund the consideration to be paid in the merger, would be entered into contemporaneously with the merger agreement;

•	the business, market and execution risks associated with remaining independent and successfully implementing an aggressive growth strategy;

•	the financial analyses of Morgan Stanley presented to the board of directors on November 2 and 3, 2005, and the opinion of Morgan Stanley delivered to the board of directors that, as of November 3, 2005, based upon and subject to the various qualifications, considerations and assumptions set forth in their opinion, the merger consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders (the full text of the written opinion setting forth the assumptions made, matters considered and limitations in connection with the opinion is attached to this proxy statement as Annex B, which stockholders are urged to read in its entirety);

•	the fact that our board of directors or any committee thereof, in the exercise of its fiduciary duties, would be permitted in accordance with the terms of the merger agreement to authorize Verity’s management to provide information to and engage in negotiations with a third party following receipt of a bona fide written unsolicited proposal or offer that our board of directors (or any committee thereof) determines in good faith is reasonably likely to lead to a superior proposal in the manner provided in the merger agreement, subject to specified conditions;

•	the fact that our board of directors or any committee thereof, in the exercise of its fiduciary duties, would be permitted in accordance with the terms of the merger agreement to terminate the merger agreement following receipt of a bona fide written superior proposal in the manner provided in the merger agreement, subject to specified conditions, including the payment of a $12,000,000 termination fee to Autonomy, which is approximately 2.4% of the total merger consideration; and

•	the fact that the merger would be subject to the approval of our stockholders.

The board of directors also considered a number of potentially countervailing factors in its deliberations concerning the merger, including the following:

•	that we would no longer exist as an independent company following the completion of the merger, and our stockholders would no longer participate in our growth or from any future increase in the value of Verity or from any synergies that may be created by the merger;

•	that, in addition to the offer from Autonomy, Verity had also received a nonbinding proposal from Company A (but that such proposal contemplated financing contingencies beyond those in Autonomy’s offer);

•	that, under the terms of the merger agreement, we would be prohibited from soliciting other acquisition proposals and we would be required to pay to Autonomy a termination fee of $12,000,000 in cash if the merger agreement were terminated under certain circumstances specified in the merger agreement, including if we exercised our right to terminate the merger agreement to accept a superior proposal, which may deter others from proposing an alternative transaction that otherwise could be more advantageous to our stockholders;

•	the fact that any gains from the exchange of our shares for cash in the merger would be taxable to our stockholders for U.S. federal income tax purposes;

•	that, under the terms of the merger agreement, we agreed that we would carry on our business in the ordinary course of business consistent with past practice and, subject to specified exceptions, that we would not take a number of actions related to the conduct of our business without the prior consent of Autonomy (certain of which cannot be unreasonably withheld or delayed in circumstances specified in the merger agreement);

•	the fact that Autonomy did not have sufficient funds to consummate the merger as of the date of the merger agreement (although the merger financing agreements were put in place contemporaneously therewith);

•	that if the merger does not close, our business would most likely have been adversely affected by the announcement of the pending merger, as our customers would likely reduce their business with us pending the closing of the merger; and

•	that if the merger does not close, our officers and other employees would have expended extensive efforts attempting to complete the transaction and would have experienced significant distractions from their work during the pendency of the transaction and we would have incurred substantial transaction costs in connection with the transaction and such costs would harm our operating results.

Our board of directors also considered the interests of our directors and executive officers in the merger which existed as of the time of the board of directors’ determination and recommendation, which are described herein under “The Merger—Interests of Our Directors and Executive Officers in the Merger.”

The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our board of directors but is believed to address material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of the board of directors may have given different weight to different factors.

After its consideration of the preceding factors and deliberations, our board of directors determined that the merger and the merger agreement were fair to, and in the best interests of, Verity’s stockholders and approved the merger agreement and the transactions contemplated thereby, including the merger and the voting agreements, and recommended that Verity’s stockholders vote to adopt the merger agreement.

Opinion of Verity’s Financial Advisor

Our board of directors retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with a possible merger, sale or other business combination. Our board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of our business and affairs. At the meeting of our board of directors on November 3, 2005, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of November 3, 2005, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be received by holders of shares of Verity common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated as of November 3, 2005, is attached to this proxy statement as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully. Morgan Stanley’s opinion is directed to our board of directors and addresses only the fairness from a financial point of view of the consideration to be received by holders of shares of Verity common stock pursuant to the merger agreement as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation to any holder of Verity common stock or Autonomy ordinary shares as to how to vote at the respective stockholders’ meetings to be held in connection with this transaction. The summary of the opinion of Morgan Stanley set forth in this document is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Verity;

•	reviewed certain internal financial statements and other financial and operating data concerning Verity prepared by our management;

•	reviewed certain financial projections of Verity prepared by our management;

•	discussed the past and current operations and financial condition and the prospects of Verity with senior executives of Verity;

•	reviewed the reported prices and trading activity of our common stock and other publicly available information regarding Verity;

•	compared the financial performance of Verity and the prices and trading activity of our common stock with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of Verity, Autonomy and their financial and legal advisors;

•	reviewed the merger agreement, the underwriting agreement between Autonomy and UBS and the term facility agreement between Autonomy and Barclays, both substantially in the form of the drafts dated November 2, 2005, and certain related documents; and

•	performed such other analyses and considered other such factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to it by Verity for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best available estimates and judgments of the future financial performance of Verity. Morgan Stanley also assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions and that Autonomy will obtain financing for the merger in accordance with the terms set forth in the underwriting agreement and the term facility agreement. Morgan Stanley relied upon, without independent verification, the assessment by our management of the validity of, and risks associated with, our existing and future technologies, intellectual property, products and services. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of Verity and its legal, tax and regulatory advisors with respect to such matters. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Verity nor was it furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, November 3, 2005. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated November 3, 2005. The various analyses summarized below were based on closing prices for our common stock as of November 3, 2005. Some of these summaries of financial analyses include information presented in tabular format. In order fully to understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Trading Range Analysis. Morgan Stanley performed a trading range analysis to provide background and perspective with respect to the historical share prices of our common stock. Morgan Stanley reviewed the range of closing prices of our common stock for various periods ending on November 3, 2005. Morgan Stanley observed the following:

Period Ending November 3, 2005	Range of Closing Prices
Last 30 Trading Days	$9.64 – $10.80
Last 60 Trading Days	$8.77 – $10.80
Last 12 Months	$8.07 – $13.95

Morgan Stanley noted that the merger consideration per share of $13.50 reflected a 30% premium to the closing price of our common stock as of November 3, 2005, a 33% premium to the average price per share of our common stock for the 30 trading days prior to November 3, 2005, a 34% premium to the average price per share of our common stock for the 60 trading days prior to November 3, 2005 and a 35% premium to the average price per share of our common stock for the 90 trading days prior to November 3, 2005. In addition, because we have significant assets in the form of cash and cash equivalents, Morgan Stanley calculated Verity’s aggregate value, defined as market capitalization plus total debt less cash and cash equivalents. Morgan Stanley noted that the aggregate value of Verity, based on the consideration per share of $13.50 represented a 72% premium to Verity’s aggregate value based on its closing stock price as of November 3, 2005.

Historical Financial Performance. Morgan Stanley reviewed certain historical yearly and quarterly financial results (excluding certain non-cash expenses and nonrecurring items) for Verity and compared these results to publicly available consensus equity research estimates (excluding the non-cash expenses and nonrecurring items noted above) in effect as of November 3, 2005. Morgan Stanley observed the following (fiscal years end on May 31 of the applicable year):

Fiscal Year Financial Statistic	Revenues ($ in millions)	Operating Income ($ in millions)	Earnings Per Share ($)
FY 2003	$102.0	$15.0	$0.37
FY 2004	$124.3	$25.3	$0.44
FY 2005	$142.6	$16.3	$0.34

Fiscal Quarter Financial Statistic	Revenues ($ in millions)	Operating Income ($ in millions)	Earnings Per Share ($)
Q1 FY 2005	$34.6	$4.9	$0.09
Q2 FY 2005	$37.6	$6.4	$0.13
Q3 FY 2005	$33.6	$2.8	$0.06
Q4 FY 2005	$36.5	$2.2	$0.06
Q1 FY 2006	$35.5	$1.7	$0.05

Morgan Stanley noted that our operating margins had declined significantly in fiscal year 2005 and that a significant portion of our fiscal year 2005 revenue growth was due to acquisitions rather than organic growth. In addition, Morgan Stanley noted that our earnings per share in fiscal year 2005 were below that of fiscal years 2003 and 2004. Morgan Stanley further noted that we had experienced declines in our operating income for the last three quarters.

Review of Projected Financial Performance. Morgan Stanley reviewed our projected financial performance based on available equity research estimates through fiscal year 2006 and extrapolations to such equity research estimates for fiscal year 2007 (the “Street Case”). In addition, Morgan Stanley reviewed our management’s estimates of our projected financial performance (the “Management Case”).

Comparable Company Analysis. Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies. Morgan Stanley compared certain financial information of Verity with publicly available consensus estimates for other companies that shared similar business characteristics of Verity. The companies used in this comparison included the following software companies:

Infrastructure Software:

•	Business Objects S.A.

•	Cognos Incorporated

•	MicroStrategy Incorporated

•	Tibco Software Inc.

Knowledge / Content Management:

•	Autonomy Group plc

•	Captaris, Inc.

•	Captiva Software Corporation

•	Fast Search & Transfer A.S.A.

•	FileNet Corporation

•	Hummingbird Ltd.

•	Interwoven, Inc.

•	Open Text Corporation

•	Stellent, Inc.

•	Verint Systems Inc.

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies for comparison purposes:

•	the ratio of aggregate value, as defined above, to estimated calendar year 2006 revenue (based on publicly available equity research estimates);

•	the ratio of aggregate value, as defined above, to calendar year 2006 tax-effected EBIT, defined as earnings before interest and taxes (excluding certain non-cash expenses and nonrecurring items) less the tax that would be paid on such amount based on an estimated effective tax rate; and

•	the ratio of price to estimated cash earnings per share for calendar year 2006 (based on publicly available equity research estimates).

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected representative ranges of financial multiples of the comparable companies and applied this range of multiples to the relevant Verity financial statistic. For purposes of estimated calendar year 2006 revenues, tax-effected EBIT and earnings per share Morgan Stanley utilized publicly available equity research estimates as of November 3, 2005. Based on our outstanding shares and options as of November 3, 2005, Morgan Stanley estimated the implied value per share of our common stock as of November 3, 2005 as follows:

Calendar Year Financial Statistic	Verity Street Case Financial Statistic ($ in millions except EPS)	Comparable Company Multiple Range	Implied Value Per Verity Share
Aggregate Value to Estimated 2006 Revenue	$154.0	1.0x – 2.0x	$9.63 – $13.34
Aggregate Value to Tax-effected EBIT	$11.3	15.0x – 25.0x	$10.04 – $12.74
Price to Estimated 2006 Earnings Per Share	$0.42	20.0x – 28.0x	$8.37 – $11.72

Morgan Stanley noted that the merger consideration per share of our common stock was $13.50.

No company utilized in the comparable company analysis is identical to Verity. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control, such as the impact of competition on our businesses and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Verity or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Discounted Equity Value Analysis. Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the future value of a company’s common equity as a function of the company’s future earnings and its current forward price to earnings and aggregate value to tax-effected EBIT multiples. The resulting value is subsequently discounted to arrive at a present value for such company’s stock price. In connection with this analysis, Morgan Stanley calculated a range of present equity values per share of our common stock on a standalone basis. To calculate the discounted equity value, Morgan Stanley utilized calendar year 2007 forecasts that were extrapolated from the Street Case and Management Case. Morgan Stanley applied a range of price to earnings and aggregate value to tax-effected EBIT multiples to these estimates and applied a discount rate of 12% (Verity’s estimated weighted average cost of capital) to these ranges.

The following table summarizes Morgan Stanley’s analysis:

Discounted Equity Value Analysis	Implied Value Per Verity Share
Street Case Earnings Per Share	$9.06 – $12.68

Management Case Earnings Per Share	$11.35 – $15.89

Street Case Tax-effected EBIT	$10.47 – $13.91

Management Case Tax-effected EBIT	$12.19 – $16.77

Morgan Stanley noted that the merger consideration per share of our common stock was $13.50.

Equity Research Analysts’ Price Targets. Morgan Stanley reviewed and analyzed future public market trading price targets for Verity common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of our common stock. The range of undiscounted analyst price targets for Verity was $10.00 to $13.00. Morgan Stanley noted that the merger consideration per share of our common stock was $13.50.

The public market trading price targets published by the equity research analysts do not necessarily reflect current market trading prices for our common stock and these estimates are subject to uncertainties, including our future financial performance and future financial market conditions.

Analysis of Precedent Transactions. Morgan Stanley also performed a precedent transaction analysis, which is designed to imply a value of a company based on publicly available financial terms and premiums of selected transactions that share certain characteristics with the merger. In connection with its analysis, Morgan Stanley compared publicly available statistics for seventeen selected software sector transactions between January 1, 2001 and November 3, 2005 in which the target company was publicly-traded and transaction values were between $250 million and $750 million. The following is a list of these transactions:

Selected Precedent Transactions (Target / Acquiror)

Allaire Corporation / Macromedia, Inc.

Captiva Software Corporation / EMC Corporation

Concord Communications, Inc. / Computer Associates International, Inc.

Epiphany, Inc. / SSA Global Technologies, Inc.

FreeMarkets, Inc. / Ariba, Inc.

Group 1 Software, Inc. / Pitney Bowes Inc.

Inet Technologies, Inc. / Tektronix, Inc.

Merant plc / Serena Software, Inc.

Netegrity, Inc. / Computer Associates International, Inc.

Niku Corporation / Computer Associates International, Inc.

OTG Software, Inc. / Legato Systems, Inc.

PalmSource, Inc. / ACCESS Co., Ltd.

Pinnacle Systems, Inc. / Avid Technology, Inc.

Precise Software Solutions, Ltd. / VERITAS Software Corporation

Rainbow Technologies, Inc. / SafeNet, Inc.

SeeBeyond Technology Corporation / Sun Microsystems, Inc.

Tipping Point Technologies, Inc. / 3Com Corporation

For each transaction noted above Morgan Stanley noted the following financial statistics where available: (1) aggregate value to next twelve months estimated revenues; (2) share price to next twelve months estimated earnings per share; (3) implied premium to closing share price one trading day prior to announcement; (4) implied premium to 30 trading day average closing share price prior to announcement; and (5) implied premium to aggregate value one trading day prior to announcement. The following table summarizes Morgan Stanley’s analysis:

Precedent Transaction Financial Statistic	Reference Range	Implied Value Per Verity Share	Verity / Autonomy Financial Statistic (Street Case)
Aggregate Value to Next Twelve Months Revenues	1.5x – 3.0x	$11.53 – $16.62	2.2	x
Price to Next Twelve Months Earnings Per Share	20.0x – 45.0x	$8.37 – $18.84	32.3	x
Premium to 1-day prior closing share price	15% – 40%	$11.93 – $14.52	30%
Premium to 30-day average closing share price	20% – 60%	$12.14 – $16.19	33%
Premium to 1-day prior aggregate value	20% – 60%	$11.25 – $12.99	72%

Morgan Stanley noted that the merger consideration per share of our common stock was $13.50.

No company or transaction utilized in the precedent transaction analysis is identical to Verity or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond our control, such as the impact of competition on our business or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Verity or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

In connection with the review of the merger by our board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Verity. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond our control. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the consideration pursuant to the merger agreement from a financial point of view to holders of shares of our common stock and in connection with the delivery of its opinion dated November 3, 2005 to our board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of our common stock might actually trade.

The consideration was determined through arm’s length negotiations between Verity and Autonomy and was approved by our board of directors. Morgan Stanley provided advice to our board of directors during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to Verity or our board of directors or that any specific merger consideration constituted the only appropriate consideration for the merger.

In addition, Morgan Stanley’s opinion and its presentation to our board of directors was one of many factors taken into consideration by our board of directors in deciding to approve the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of our board of directors with respect to the consideration or of whether our board of directors would have been willing to agree to different consideration. The foregoing summary describes the material analyses performed by Morgan Stanley but does not purport to be a complete description of the analyses performed by Morgan Stanley.

Our board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for us and received fees for such services. In the ordinary course of Morgan Stanley’s trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers in the equity and other securities of Verity, Autonomy or any other parties, commodities or currencies involved in the merger.

Under the terms of its engagement letter, Morgan Stanley provided us with financial advisory services and a financial opinion in connection with the merger, and we have agreed to pay Morgan Stanley a fee of approximately

$5.6 million for its services, of which approximately $1.4 million was payable upon the signing of the merger agreement and has been paid, and the remaining amount of which is contingent upon the consummation of the merger. In addition, we have agreed that if we receive a breakup fee from Autonomy under the merger agreement, we will pay Morgan Stanley a fee equal to 25% of the breakup fee, net of our fees and expenses. The $1.4 million already paid to Morgan Stanley would be offset against such fee to determine the additional amount, if any, payable to Morgan Stanley in the event we receive a breakup fee from Autonomy. We have also agreed to reimburse Morgan Stanley for other expenses, including attorneys’ fees, incurred in connection with its engagement. In addition, we have agreed to indemnify Morgan Stanley and any of its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of its engagement and any related transactions.

Recommendation of the Board of Directors

At a special meeting of our board of directors held on November 3, 2005, our board of directors approved the merger agreement, the merger and the other transactions contemplated thereby, determined that it was advisable and in the best interests of Verity and its stockholders that Verity enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, directed that the merger agreement be submitted to a vote for adoption at the Special Meeting, and recommended that our stockholders adopt the merger agreement.

Our board of directors recommends that our stockholders vote “FOR” the merger proposal.

Verity Voting Agreements

In connection with the execution of the merger agreement, each member of our board of directors, consisting of Anthony J. Bettencourt, III, Eric F. Brown, Victor A. Cohn, Steven M. Krausz, Stephen A. MacDonald, Karl C. Powell, Jr., Gary J. Sbona, John G. Schwarz, Richard Stevens, Charles P. Waite, Jr., as well as Steven R. Springsteel, President and Chief Financial Officer, executed a voting agreement with and delivered an irrevocable proxy to Autonomy relating to the shares of Verity common stock owned by them (which also covers any shares of Verity common stock that may be issued upon the exercise of any options held by such individuals). As of November 3, 2005, these individuals held an aggregate of 25,920 shares of our common stock (representing less than 1% of our outstanding shares on November 3, 2005) and options to purchase 7,804,218 shares of our common stock.

Under the voting agreements, these individuals agreed to vote their shares of Verity common stock (including any newly acquired shares):

•	in favor of the adoption of the merger agreement, the merger and the other actions contemplated by the merger agreement and any action in furtherance of the foregoing; and

•	against any merger, consolidation or other business combination involving Verity or our subsidiaries (other than the merger contemplated by the merger agreement), any reorganization, recapitalization, liquidation, dissolution or winding up of Verity, or any action that is intended, or would reasonably be expected, to interfere with or delay the merger or any of the transactions contemplated by the merger agreement.

Each of these stockholders also agreed not to sell, encumber, grant an option with respect to or dispose of any of the securities or options of Verity owned by such stockholder except, subject to certain conditions, for transfers to the stockholder’s immediate family or upon the death of the stockholder.

The voting agreements terminate upon the earlier of the consummation of the merger or the valid termination of the merger agreement.

Autonomy Irrevocable Undertakings

In connection with the execution of the merger agreement, each of Dr. Michael Lynch, Ph.D., Chief Executive Officer of Autonomy, and Richard Gaunt, Technical Director of Autonomy, executed an irrevocable undertaking in favor of Autonomy, UBS and Verity to vote in favor of the approval of the merger at an extraordinary general meeting of Autonomy’s shareholders to consider the merger. As of November 3, 2005, these individuals held an aggregate of 21,277,772 ordinary shares of Autonomy (representing approximately 17.8% of the outstanding shares of Autonomy on November 3, 2005) and options to subscribe for 50,000 ordinary shares of Autonomy.

Under the irrevocable undertakings, these individuals agreed to vote their ordinary shares of Autonomy or other securities and any newly acquired shares or other securities to approve all of the resolutions required to be approved by the shareholders of Autonomy to approve the merger and issue shares to effect the rights offering, and not to transfer or pledge their shares until after the vote has been taken. Autonomy shareholders approved the merger and the issuance of shares to effect the rights offering at the extraordinary general meeting of Autonomy shareholders held on November 25, 2005.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors in favor of the merger, you should be aware that there are provisions of the merger agreement and other arrangements that will result in certain benefits to our directors and executive officers, but not to stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. Stockholders should take these benefits into account in deciding whether to vote for adoption of the merger agreement. They are set forth below.

Change in Control and Severance Benefit Plan

On April 6, 2005, our board of directors, upon the recommendation of the compensation committee of the board of directors, adopted the Verity, Inc. Change in Control and Severance Benefit Plan (as amended, the “Severance Plan”). The Severance Plan is intended to attract and retain key executive talent for Verity. An employee of Verity becomes a participant in the Severance Plan if they are the Executive Chairman of the Board, the Chief Executive Officer, the President, a Senior Vice President, or certain other Vice President positions.

A participant in the Severance Plan will receive, if the participant’s employment with Verity terminates due to an “involuntary termination” or a “constructive termination,” as those terms are defined in the Severance Plan, in either case within one (1) month prior to or eighteen (18) months following a “change in control” (defined in the Severance Plan, which the merger would constitute), the following benefits:

(a) base salary continuation for the number of months determined by position, as follows: Executive Chairman of the Board or Chief Executive Officer—24 months; President or Senior Vice President—18 months; and Vice President (other than a Vice President on sales commissions)—12 months;

(b) accelerated vesting of any unvested stock options;

(c) extended exercisability of stock options up to 12 months following termination (unless the stock option term expires prior to that time, in which case such extension would be to the end of the stock option term); and

(d) Verity will pay the COBRA premiums for the participant (or provide other similar benefits) for the number of months of salary continuation, or until such earlier date as the participant shall secure subsequent employment that shall provide the participant with health benefits.

The current executive officers of Verity who are participants in the Severance Plan, and their current annual base salaries, are:

Name	Title	Base Salary
Anthony J. Bettencourt	Chief Executive Officer	$650,000

Nicole Eagan	Senior Vice President, Marketing	$275,000

Michael D. Mooney	Senior Vice President, North American Sales and Business Development	$290,000

Sunil D. Nagdev	Senior Vice President, Professional Services and Technical Support	$265,000

Gary J. Sbona	Executive Chairman of the Board	$125,000

Mark Seamans	Senior Vice President, Research and Development	$283,000

Hugo Sluimer*	Senior Vice President, International Sales and European Operations	$289,512

Steven R. Springsteel	President & Chief Financial Officer	$500,000

*	Mr. Sluimer works in our Netherlands office and is paid in Euros. The reported amounts are in U.S. dollars and are based on the average quarterly exchange rate for Euros.

There are an additional 11 vice presidents who participate in the Severance Plan who are not executive officers.

Employment Agreements

Our Chief Executive Officer, Anthony Bettencourt, and our President and Chief Financial Officer, Steven Springsteel, each have an employment agreement with Verity that provides for, among other things, severance benefits upon the executive’s termination of employment under certain circumstances following a change in control. However, because the severance benefits which would be provided to each such executive under the Severance Plan are greater than the severance benefits which would become payable to him under the terms of his employment agreement, the executive will only receive the benefits provided under the terms of the Severance Plan upon a qualifying termination of his employment in connection with the merger, and not the change in control severance benefits payable under the terms of his employment agreement.

Accelerated Vesting of Stock Options

Stock options held by our directors and certain of our executive officers have provisions in them that will cause the vesting of the stock options to accelerate in full upon completion of the merger, regardless of whether the optionee’s employment with Verity or Autonomy is terminated as a result of the merger. Stock options held by our executive officers that do not become fully vested upon the completion of the merger will become fully vested and exercisable pursuant to the terms of the Severance Plan, as described above, in the event the optionee’s employment with Verity or Autonomy terminates pursuant to an “involuntary termination” or a “constructive termination,” within one (1) month prior to or eighteen (18) months following the merger.

The following table assumes, solely for purposes of providing the information therein, that the merger closes on December 30, 2005. The table below sets forth as of November 8, 2005, with respect to our directors and executive officers and with respect to stock options with exercise prices of $15.00 or less per share (as stock options with exercise prices in excess of $15.00 will terminate at the completion of the merger with no consideration paid to the holder) the following:

•	the number of shares of Verity common stock subject to options held by such persons that will vest as a result of the merger regardless of whether their employment with Verity or Autonomy terminates within the time period specified in the Severance Plan;

•	the number of shares of Verity common stock subject to options held by such persons that will vest as a result of the merger only if their employment with Verity or Autonomy terminates within the time period specified in the Severance Plan;

•	the number of shares of Verity common stock subject to options held by such persons that will be exercisable at the completion of the merger assuming their employment does not terminate following the merger within the time period specified in the Severance Plan;

•	the number of shares of Verity common stock subject to options held by such persons that will be exercisable at the completion of the merger assuming their employment terminates following the merger within the time period specified in the Severance Plan;

•	the total number of shares of Verity common stock subject to options held by such persons at the completion of the merger (assuming no exercise of any options before such date);

•	the range of exercise prices of all options held by such persons;

•	the weighted average exercise price of all options held by such persons;

•	the weighted average exercise price of the options held by such persons that vest as a result of the merger assuming their employment does not terminate following the merger within the time period specified in the Severance Plan;

•	the weighted average exercise price of the options held by such persons that vest as a result of the merger only if their employment terminates following the merger within the time period specified in the Severance Plan;

•	the cash value realizable by such persons from options that vest as a result of the merger assuming their employment does not terminate following the merger within the time period specified in the Severance Plan; and

•	the cash value realizable by such persons from options that vest as a result of the merger only if their employment terminates following the merger within the time period specified in the Severance Plan.

Name	Shares of Common Stock Subject to Options that Vest as a Result of the Merger (single trigger)*	Shares of Common Stock Subject to Options that Vest as a Result of the Merger (double trigger)**	Shares of Common Stock Subject to Options that will be Exercisable at the Closing of the Merger***	Shares of Common Stock Subject to Options that will be Exercisable at the Closing of the Merger****	Total Shares of Common Stock Subject to All Options Held at Closing of the Merger	Range of Exercise Prices per Share of All Options	Weighted Average Exercise Price per Share of All Options	Weighted Average Exercise Price per Share of Options that Vest as a Result of the Merger (single trigger)*	Weighted Average Exercise Price per Share of Options that Vest as a Result of the Merger (double trigger)**	Cash Value Realizable from Options that Vest as a Result of the Merger (single trigger)*	Cash Value Realizable from Options that Vest as a Result of the Merger (double trigger)**
Bettencourt, Anthony J.	72,500	110,000	635,000	745,000	745,000	$9.75 - $14.69	$11.88	$13.15	$10.40	$71,400	$341,000
Brown, Eric F.	58,334	—	80,000	80,000	80,000	$12.86 - $12.88	$12.87	$12.87	na	36,750	—
Cohn, Victor A.	80,000	—	80,000	80,000	80,000	$12.88 - $13.90	$13.38	$13.38	na	24,800	—
Eagan, Nicole Ward	—	91,250	3,750	95,000	95,000	$8.99 - $10.40	$9.66	na	$9.62	—	353,625
Krausz, Steven	120,000	—	303,750	303,750	303,750	$8.74 - $13.94	$11.19	$11.85	na	213,600	—
MacDonald, Stephen A.	120,000	—	385,000	385,000	385,000	$8.74 - $13.94	$10.84	$11.85	na	213,600	—
Mooney, Michael D	—	105,250	437,885	543,135	543,135	$9.75 - $14.89	$12.69	na	$11.95	—	199,275
Nagdev, Sunil D.	—	137,750	439,650	577,400	577,400	$8.74 - $13.94	$11.19	na	$11.54	—	270,525
Powell, Karl C.	120,000	—	338,750	338,750	338,750	$8.78 - $13.94	$11.57	$11.85	na	213,600	—
Sbona, Gary J	72,500	—	1,290,201	1,290,201	1,290,201	$9.75 - $14.69	$11.40	$13.15	na	71,400	—
Schwarz, John G.	80,000	—	80,000	80,000	80,000	$12.88 - $13.90	$13.38	$13.38	na	24,800	—
Seamans, Mark W	—	93,683	60,008	153,691	153,691	$5.68 - $13.40	$11.14	na	$11.73	—	165,910
Sluimer, Hugo	—	105,250	197,750	303,000	303,000	$10.40 - $14.89	$13.63	na	$11.95	—	199,275
Springsteel, Steven R.	64,000	55,000	113,000	168,000	168,000	$10.40 - $14.69	$12.22	$12.94	$10.40	71,400	170,500
Stevens, Richard G.	—	58,334	21,666	80,000	80,000	$12.86 - $12.88	$12.87	na	$12.87	—	36,750
Waite, Jr., Charles P.	—	120,000	106,667	226,667	226,667	$8.78 - $13.94	$11.94	na	$11.85	—	213,600

*	Single trigger options accelerate vesting of the options whether or not employment terminates within the time period specified in the Severance Plan.
**	Double trigger options accelerate vesting of the options only if employment terminates within the time period specified in the Severance Plan.
***	Calculated assuming employment does not terminate within the time period specified in the Severance Plan.
****	Calculated assuming employment with Verity or Autonomy terminates within the time period specified in the Severance Plan.

Under the terms of the merger agreement, all optionees with outstanding stock options with exercise prices of less than $13.50 per share will be entitled, at the optionee’s election, to receive in cash the difference between $13.50 and the exercise price per share for each vested share subject to an outstanding stock option, less applicable withholding taxes. Such cash payment will be in lieu of the assumption of the vested portion of the options by Autonomy, and the conversion of such vested portion of the options into options to purchase Autonomy ordinary shares.

Sales Commission and Bonus Compensation Arrangements

In anticipation of a possible decrease in business as a result of the announcement of the merger, our board of directors, including all of our independent directors, authorized management to implement, in management’s discretion, retention arrangements for both commissioned personnel (including sales and professional services) and non-commissioned personnel.

Specifically, our management may modify the compensation of our commissioned personnel, including sales and professional services personnel, as follows: (i) each individual may receive 1/12 quota credit for November 2005, and the second quarter of fiscal 2006 would then be calculated at the level of actual performance to quota; and (ii) each individual may accrue a pro-rated portion of the third quarter of fiscal 2006 according to the following schedule: (A) 18% performance for the quarter in month 1, (B) 27% performance for the quarter in month 2, and (C) 56% performance for the quarter in month 3. In each period, if the actual performance exceeds the accrued performance based on the above parameters, the individual would be paid on the higher actual performance. We anticipate that such compensation would be paid on the normal commission sales payment dates, with adjustment, if necessary, to take into account the timing of the consummation of the merger. In addition to other sales and professional services personnel who may be eligible for all or some portion of the foregoing arrangements, we intend to provide the full benefit of such arrangements to the following executive officers: Michael D. Mooney, Senior Vice President, North American Sales and Business Development and Hugo Sluimer, Senior Vice President, EMEA and APAC Operations.

In addition, our management may modify the compensation of our non-commissioned personnel to provide for bonuses to be paid at 108% for the first quarter, 100% for the second quarter, and pro-rated at 100% for the third quarter of fiscal year 2006. We anticipate that these bonuses would be paid at or near the consummation of the merger. In addition to other non-commissioned personnel who may be eligible for all or some portion of the foregoing arrangements, we intend to provide the full benefit of such arrangements to the executive officers identified below. The following table assumes, solely for purposes of providing the information therein, that the merger closes on December 31, 2005.

Executive Officer	Bonus
Anthony J. Bettencourt	$254,375
Nicole Eagan	$94,866
Gary J. Sbona	$22,283
Mark Seamans	$103,310
Steven R. Springsteel	$155,143

Golden Parachute Payments

The following payments made to the executive officers in connection with the merger may be treated in whole or in part as an “excess parachute payment” under Section 280G of the Code: (i) accelerated vesting of stock options, or restricted stock (ii) severance payments, (iii) bonus payments, (iv) stock-based compensation awards made to an executive within twelve months prior to the merger, and (v) any increase to an executive’s base salary or target bonus not otherwise constituting reasonable compensation which is effected within twelve months prior to the merger. If the parachute value of those payments and benefits, as measured under applicable federal tax laws and regulations (the “Value”), exceeds 2.99 times the average W-2 wages or other compensation which the executive received from Verity for the last 5 calendar years the executive has been employed by Verity prior to the calendar year in which the merger will be consummated, then an excess parachute payment will result to the extent the Value of those payments and benefits exceeds one time the executive’s average W-2 wages or other compensation for the indicated period. Excess parachute payments are not deductible in accordance with Section 280G. As a result, neither Autonomy nor Verity will be entitled to a tax deduction for any amounts determined to be excess parachute payments. The amount of the lost deduction will depend on the value of the assumed option shares as a result of the merger, the number of option shares which vest on an accelerated basis in connection with the merger, and the portion of the other payments and benefits deemed to be an excess parachute payment, and not as reasonable compensation.

On November 3, 2005, our board of directors approved an amendment to the Severance Plan providing that any payment of benefit paid to a participant in the Severance Plan (including payments and benefits payable under the Severance Plan) will either be (i) provided in full or (ii) reduced so that no portion of the benefits would be subject to the excise tax imposed by Section 280G and 4999 of the Code, whichever of the foregoing amounts results in an executive’s receipt of the greatest amount of benefits on an after-tax basis.

Employee Stock Purchase Plan

Certain of our executive officers are participants in the Verity, Inc. 1995 Employee Stock Purchase Plan, as amended (the “Employee Stock Purchase Plan”). Under the terms of the Employee Stock Purchase Plan, all participants, including such executive officers, may purchase shares of our common stock at a purchase price equal to 85% of the lesser of (a) the fair value of a share of our common stock on April 1, 2005, or (b) the fair value of a share of our common stock on either March 31, 2006 or, if the merger closes prior to March 31, 2006, the day immediately prior to the completion of the merger.

Indemnification of Directors and Executive Officers and Insurance

The merger agreement provides that all rights of indemnification for acts or omissions occurring at or prior to the completion of the merger that exist in favor of individuals who are or were directors or officers of Verity at or prior to the completion of the merger as provided in our certificate of incorporation or bylaws or any of our existing indemnification agreements and in effect as of the date of the merger agreement will continue in full force and effect after the merger in accordance with their terms. Autonomy has agreed to cause the surviving corporation in the merger to fulfill and honor those obligations in all respects. The merger agreement further provides that for a period of six years following the completion of the merger, the surviving corporation in the merger will, and Autonomy will cause the surviving corporation to, maintain our current directors’ and officers’ liability insurance or provide substitute directors’ and officers’ liability insurance with terms and conditions no less favorable than our directors’ and officers’ liability insurance, which insurance shall cover those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policy. Autonomy will not be required to pay an annual premium for the insurance that exceeds 250% of the annual premium that we were paying for our insurance as of the date of the merger agreement. If the amount of the aggregate annual premiums necessary to maintain or procure the insurance coverage exceeds the maximum amount, the surviving corporation during the six-year period is required to maintain or procure as much coverage as possible for aggregate annual premiums not to exceed the maximum amount. In lieu of the foregoing, Autonomy is entitled to purchase a tail policy providing at least the same coverage and amounts and containing terms and conditions that are no less advantageous to our former officers and directors as the current policies of directors’ and officers’ and fiduciary liability insurance maintained by us covering the six-year period.

Appraisal Rights

If the merger is completed, holders of Verity common stock will be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (“Section 262”), provided that they comply with the conditions established by Section 262.

The discussion below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

A record holder of shares of Verity common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the completion of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the adoption of the merger agreement nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery (the “Delaware Court”) of the fair value of his or her shares of Verity common stock. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of Verity common stock” are to the record holder or holders of shares of Verity common stock. Except as set forth herein, stockholders of Verity will not be entitled to appraisal rights in connection with the merger.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the Special Meeting, not less than 20 days prior to the meeting a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This proxy statement shall constitute such notice to the record holders of Verity common stock.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. Those conditions include the following:

•	Stockholders electing to exercise appraisal rights must not vote “for” the adoption of the merger agreement. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights.

•	A written demand for appraisal of shares must be filed with us before the taking of the vote on the merger agreement at the Special Meeting on December 29, 2005. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his or her Verity common stock. The written demand for appraisal of shares is in addition to and separate from a vote against the adoption of the merger agreement or an abstention from such vote. Merely voting against the adoption of the merger agreement will not preserve your right of appraisal or constitute written demand for appraisal under Delaware law.

•	A demand for appraisal should be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Verity common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

•	A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Verity at 894 Ross Dr., Sunnyvale, California 94089, Attention: Corporate Secretary.

Within ten days after the completion of the merger, the surviving corporation must provide notice of the completion of the merger to all of our stockholders who have complied with Section 262 and have not voted for the adoption of the merger agreement.

Within 120 days after the completion of the merger, either the surviving corporation or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of the surviving corporation to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of Verity common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

Within 120 days after the completion of the merger, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Verity common stock not voting in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received by Verity or the surviving corporation and the number of holders of such shares. Such statement must be mailed within 10 days after the stockholders’ request has been received by the surviving corporation or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Verity common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Although we believe that the $13.50 per share cash consideration payable in the merger is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration they would receive pursuant to the merger agreement. Moreover, we do not anticipate that the surviving corporation will offer more than the $13.50 per share cash consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Verity common stock is less than the $13.50 per share merger consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be exclusive of any element of value arising from the accomplishment or expectation of the merger. The Delaware Supreme Court has stated that such exclusion is a narrow exclusion that does not encompass known elements of value, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. The Delaware Supreme Court has construed Section 262 to mean that elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.

The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the completion of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the completion of the merger.

At any time within 60 days after the completion of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the $13.50 per share cash consideration offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with the consent of the surviving corporation. If no petition for appraisal is filed with the court within 120 days after the completion of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as the surviving corporation will have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to the surviving corporation a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration, except (i) that any such attempt to withdraw made more than 60 days after the completion of the merger will require written approval of the surviving corporation and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

Failure by any Verity stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of such stockholder’s appraisal rights. In view of the complexity of exercising your appraisal rights under Delaware law, if you are considering exercising these rights you should consult with your legal counsel.

Delisting and Deregistration of Our Common Stock

If the merger is completed, Verity common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

Material U. S. Federal Income Tax Consequences of the Merger

The following summary is a general discussion of the material U.S. federal income tax consequences to our stockholders whose common stock is converted into cash in the merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” applicable Treasury Regulations, judicial authority, and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to our stockholders as described herein. No ruling from the Internal Revenue Service has been or will be sought with respect to any aspect of the transactions described herein. This summary is for the general information of our stockholders only and does not purport to be a complete analysis of all potential tax effects of the merger. For example, it does not consider the effect of any applicable state, local, or foreign income tax laws, or of any non-income-tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the completion of the merger (whether or not such transactions occur in connection with the merger), including, without limitation, the acquisition or disposition of shares of Verity common stock other than pursuant to the merger, or the tax consequences to holders of options issued by Verity which are assumed, replaced, exercised, or converted, as the case may be, in connection with the merger. In addition, it does not address all aspects of U.S. federal income taxation that may affect particular Verity stockholders in light of their particular circumstances, including holders:

•	who are subject to special tax rules such as dealers in securities, foreign persons, mutual funds, regulated investment companies, real estate investment trusts, partnerships, insurance companies, or tax-exempt entities;

•	who are subject to the alternative minimum tax provisions of the Code;

•	who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

•	who hold their shares as a hedge or as part of a hedging, straddle, or other risk reduction strategy;

•	who hold common stock which constitutes qualified small business stock for purposes of Section 1202 of the Code; or

•	who do not hold their shares as capital assets.

The following summary also does not address holders of stock options. The following summary assumes that Verity stockholders hold their common stock as a “capital asset” (generally, property held for investment).

Treatment of Holders of Verity Common Stock

The conversion of Verity common stock into the right to receive cash in the merger will be a taxable transaction. Generally, this means that our stockholders will recognize a capital gain or loss equal to the difference between (1) the amount of cash they receive in the merger, and (2) their adjusted tax basis in their Verity common stock (which is usually a stockholder’s original cost for the stock). For this purpose, Verity stockholders who acquired different blocks of shares of Verity common stock at different times for different prices must calculate gain or loss separately for each identifiable block of shares of Verity common stock surrendered in the exchange.

This gain or loss will be long-term if the holder has held Verity common stock for more than one year as of the date of the completion of the merger. Under current law, long-term capital gains of stockholders who are individuals, trusts, and estates are subject to a maximum federal income tax rate of 15%, whereas the maximum federal income tax rate on ordinary income and short-term capital gains (that is, gain on capital assets held for not more than one year) of an individual is currently 35% (not taking into account any phase-out of tax benefits such as personal exemptions and certain itemized deductions). For corporations, capital gains and ordinary income are taxed at the same maximum rate of 35%. Capital losses are subject to limitations on deductibility for both corporations and individuals. Capital losses not offset by capital gains may be deducted against a non-corporate stockholder’s ordinary income only up to a maximum annual amount of $3,000, and non-corporate stockholders may carry forward unused capital losses. A corporate stockholder can deduct capital losses only to the extent of capital gains; unused capital losses may be carried back three years and forward five years.

Backup Withholding

A Verity stockholder may be subject to “backup withholding” with respect to certain “reportable payments” including taxable proceeds received in exchange for the stockholder’s shares of Verity common stock in the merger. Backup withholding will generally not apply, however, to a Verity stockholder who furnishes the paying representative with a correct taxpayer identification number on Form W-9 (and who does not subsequently become subject to backup withholding) or who otherwise establishes a basis for exemption from backup withholding (such as a corporation). In addition, certain foreign persons (such as certain nonresident aliens) may establish an exemption from, or a reduced rate of, backup withholding by delivering the proper version of Form W-8 to the paying representative. Each Verity stockholder and, if applicable, each other payee, should complete and sign the Form W-9 included with the letter of transmittal (or other applicable form such as a Form W-8) in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying representative. Any amounts withheld from payments to a Verity stockholder under the backup withholding rules generally will be allowed as a credit against the Verity stockholder’s U.S. federal income tax liability. Verity stockholders who fail to provide their correct taxpayer identification numbers and the appropriate certifications, or to establish an exemption as described above, will be subject to backup withholding on cash they receive in the merger (at a current rate of 28%) and may be subject to a $50 penalty imposed by the IRS. If the paying representative withholds on a payment to a stockholder and the withholding results in an overpayment of taxes by that stockholder, a refund may be obtained from the IRS.

The foregoing discussion of the U.S. federal income tax consequences of the merger is for our stockholders’ general information only. Accordingly, our stockholders should consult their own tax advisors with respect to the particular tax consequences to them of the merger, including the applicable federal, state, local, and foreign tax consequences.

Antitrust Matters

Under the HSR Act and the rules that have been promulgated under the HSR Act, acquisitions of a sufficient size may not be completed unless information has been furnished to the Antitrust Division of the U.S. Department of Justice and to the Federal Trade Commission and applicable waiting period requirements have been satisfied or early termination of the waiting period has been granted. The merger of Verity with Merger Sub and the conversion of shares of Verity stock into the right to receive the merger consideration was subject to the provisions of the HSR Act. Under the HSR Act, the merger could not be completed until the expiration or early termination of the waiting period following the filing of Hart-Scott-Rodino Notification and Report Forms by Autonomy and Verity. Both Autonomy and Verity filed the required notification and report forms, and on November 30, 2005, the Federal Trade Commission informed us that early termination of the HSR Act waiting period had been granted.

At any time before or after the completion of the merger, notwithstanding that approval has been granted under the HSR Act, any state, foreign country, or private individual could take action to enjoin the merger under the antitrust laws as it deems necessary or desirable in the public interest or any private party could seek to enjoin the merger on anti-competitive grounds. We cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, that we will prevail.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement. The merger agreement is included as Annex A to this proxy statement. We encourage you to read it carefully and in its entirety. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Verity. Such information can be found elsewhere in this proxy statement and in the other public filings Verity makes with the SEC, which are available without charge at www.sec.gov.

Merger Consideration

Upon completion of the merger, each outstanding share of Verity common stock, other than shares held by stockholders who demand and perfect their appraisal rights, will be converted into the right to receive $13.50 in cash, without interest. The price of $13.50 per share was determined through arm’s-length negotiations between us and Autonomy. Upon completion of the merger, no shares of Verity common stock will remain outstanding and all shares will automatically be canceled and will cease to exist.

Autonomy will obtain the merger consideration from (1) a rights offering with its shareholders to raise approximately $272 million in cash to fund a portion of the merger consideration, which will be underwritten by UBS pursuant to an underwriting agreement entered into with Autonomy, which specifies that in the event that the full amount sought to be raised (approximately $272 million) is not raised by the rights offering, UBS will purchase the remaining ordinary shares of Autonomy offered but not subscribed for in the rights offering, (2) a term facility agreement with Barclays, pursuant to which Barclays committed to lend to Autonomy approximately $60 million in cash to fund a portion of the merger consideration, and (3) the existing cash resources of Autonomy and Verity. These arrangements are more fully described in more detail below under “The Merger Financing Agreements” beginning on page 49. As a result of the approval of the merger by Autonomy’s shareholders on November 25, 2005, Autonomy’s obligation to complete the merger is no longer conditioned upon these financing transactions occurring, although the ability of Autonomy to pay the full merger consideration is contingent on Autonomy successfully obtaining all or a significant portion of the funds sought by it in the rights offering and pursuant to the term facility agreement.

Conversion of Shares; Procedures for Exchange of Certificates

Effective automatically upon completion of the merger, you will have the right to receive $13.50 per share of Verity common stock in cash, without interest. Prior to the completion of the merger, Autonomy will designate a bank or trust company reasonably acceptable to us to act as paying representative under the merger agreement. The merger agreement provides that within three business days following the completion of the merger, Autonomy will deposit, or cause to be deposited, with the paying representative cash amounts sufficient to enable the paying representative to pay the aggregate merger consideration to the holders of shares of Verity common stock.

The merger agreement provides that promptly after the completion of the merger, the surviving corporation in the merger will cause the paying representative to mail to each record holder of certificates representing outstanding shares of Verity common stock whose shares were converted into the right to receive the merger consideration a letter of transmittal and instructions for use in surrendering certificates in exchange for the merger consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate for cancellation to the paying representative, together with a letter of transmittal, duly completed and executed in accordance with the instructions, and such other customary documents as the paying representative may reasonably require, the holder of such certificate will be entitled to receive the merger consideration into which the number of shares of Verity common stock previously represented by such stock certificate shall have been converted pursuant to the merger agreement, without any interest thereon. The certificates so surrendered will be canceled.

In the event of a transfer of ownership of shares of common stock which is not registered in our transfer records, payment may be made with respect to such shares to the transferee if the stock certificate representing such shares is presented to the paying representative, is properly endorsed or otherwise in proper form for transfer, and the transferee either pays any applicable transfer taxes relating to such transfer, or establishes that such transfer taxes have been paid or are not applicable.

If your stock certificate has been lost, stolen or destroyed, the paying representative will deliver to you the applicable merger consideration for the shares represented by that certificate if:

•	you make an affidavit claiming such certificate has been lost, stolen or destroyed; and

•	if required by Autonomy, you post a bond in such reasonable amount as Autonomy may direct as indemnity against any claim that may be made with respect to that certificate against Autonomy.

You should not send your certificates now and should send them only pursuant to instructions set forth in the letters of transmittal to be mailed to stockholders promptly after the completion of the merger. In all cases, the merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and such letters of transmittal.

The merger agreement provides that one year after the completion of the merger, the paying representative will deliver to Autonomy any funds made available to the paying representative which have not been disbursed to holders of Verity common stock, and that any holders of certificates who have not complied with the above-described procedures to receive payment of the merger consideration during such one year period may thereafter look only to Autonomy for payment of the merger consideration to which they are entitled, without any interest thereon.

The cash paid to you upon conversion of your shares of Verity common stock will be issued in full satisfaction of all rights relating to the shares of Verity common stock.

Effect on Verity Stock Options

The merger agreement provides that all Verity stock options with exercise prices above $15.00 will be canceled upon the completion of the merger with no cash or other consideration payable, whether or not then vested or exercisable, and that all Verity stock options with exercise prices at or below $15.00 will be assumed by Autonomy and become rights to purchase Autonomy ordinary shares on the same terms and conditions as are in effect immediately prior to the completion of the merger, except that the exercise price and number of shares subject to each such stock option will be adjusted to reflect the trading price of Autonomy shares at such time relative to the cash price payable in the merger.

Under the terms of the merger agreement, all optionees with outstanding stock options with exercise prices of less than $13.50 per share will be entitled, at the optionee’s election, to receive in cash the difference between $13.50 and the exercise price per share for each vested share subject to an outstanding stock option, less applicable withholding taxes. Such cash payment will be in lieu of the assumption of the vested portion of the options by Autonomy, and the conversion of such vested portion of the options into options to purchase Autonomy ordinary shares.

Many of our outstanding unvested stock options to acquire Verity common stock do not provide that the vesting and exercisability of those options will be accelerated by reason of change in control events (such as the completion of the merger). However, all of the stock options held by our directors and stock options held by some of our executive officers do provide for the acceleration of the vesting and exercisability of those options upon a change in control (such as the completion of the merger), and certain stock options held by other of our employees and consultants provide, by their terms, the vesting of 50% of the shares not yet vested under those stock options upon a change in control (such as the completion of the merger). In addition, under our Severance

Plan, the vesting of stock options held by our executive officers and vice presidents will accelerate if they are terminated within a specified period after the completion of the merger. The accelerated vesting of stock options held by our directors and executive officers and vice presidents is described in “Interests of Our Directors and Executive Officers in the Merger” beginning on page 26.

Effect on Verity Employee Stock Purchase Plan

Our Employee Stock Purchase Plan has been terminated, and the merger agreement provides that the last offering period under our Employee Stock Purchase Plan will end on the earlier of (1) the day immediately prior to the completion of the merger and (2) March 31, 2006. Under the terms of the Employee Stock Purchase Plan, all participants may purchase shares of our common stock at a purchase price equal to 85% of the lesser of (a) the fair value of a share of our common stock on April 1, 2005, or (b) the fair value of a share of our common stock on either March 31, 2006 or, if the merger closes prior to March 31, 2006, the day immediately prior to the completion of the merger. The merger agreement further provides that any purchase rights outstanding on the earlier of (1) the day immediately prior to the completion of the merger and (2) March 31, 2006 will be exercised, and each share of Verity common stock acquired upon exercise of such purchase right will be converted in the merger into the right to receive $13.50 in cash, without interest.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as is agreed upon by Autonomy and Verity and specified in the certificate of merger. The filing of the certificate of merger will occur on the closing date. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, upon the completion of the merger, Merger Sub, an indirect wholly-owned subsidiary of Autonomy and a party to the merger agreement, will merge with and into Verity. Verity will survive the merger as an indirect wholly-owned subsidiary of Autonomy.

Representations and Warranties

The merger agreement contains representations and warranties of each party to the agreement. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent and Merger Sub” in Sections 3.1 and 3.2, respectively, of the form of merger agreement attached as Annex A to this proxy statement. However, the assertions embodied in the representations and warranties made by Verity are qualified by information and statements made in a confidential disclosure schedule that Verity provided to Autonomy in connection with the signing of the merger agreement. While Verity does not believe that such disclosure schedule contains information that applicable securities laws require it to publicly disclose (other than information that has already been so disclosed), the disclosure schedule does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts, since such representations and warranties were made by the parties to the merger agreement to and solely for the benefit of each other, and they are modified in important part by the underlying disclosure schedule. The disclosure schedule contains information that has been included in Verity’s general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Verity’s public disclosures.

The merger agreement contains representations and warranties of Verity as to, among other things:

•	our organization, good standing and corporate power;

•	our subsidiaries;

•	our capital structure;

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of our stockholders, third parties and governmental authorities relating to, the merger agreement;

•	our SEC documents and financial statements;

•	our outstanding notes and accounts receivable;

•	certain changes or events between August 31, 2005 and the date of the merger agreement;

•	legal proceedings and investigations;

•	compliance with laws and permits;

•	the absence of changes in employee benefits plans, and labor matters;

•	information relating to our contracts;

•	the absence of an effect of the execution of the merger agreement on our current material contracts;

•	our intellectual property;

•	our software;

•	labor matters;

•	employee benefit matters;

•	tax matters;

•	environmental matters;

•	our assets;

•	our insurance policies;

•	title to our properties;

•	related parties matters;

•	the absence of restrictions on our business;

•	the opinion of our financial advisor;

•	our brokers and other advisors;

•	our suppliers and customers;

•	corporate records;

•	immigration matters; and

•	solvency.

In addition, the merger agreement contains representations and warranties by Autonomy and Merger Sub as to:

•	organization, good standing and corporate power;

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of third parties and governmental authorities relating to, the merger agreement;

•	the absence of any existing affiliation with Verity of Autonomy and Merger Sub;

•	litigation;

•	interim operations of Merger Sub;

•	Autonomy’s brokers and other advisors; and

•	the merger financing agreements.

The merger agreement provides that the representations and warranties of Verity, Autonomy and Merger Sub will not survive the completion of the merger.

Covenants

Conduct of Verity Business

We have agreed in the merger agreement that, except as expressly permitted or contemplated by the merger agreement or required by law or the terms of an existing contract disclosed by us to Autonomy, and except for certain actions set forth in the disclosure schedule or otherwise consented to by Autonomy in writing, between the date of the merger agreement and the earlier of the termination of the merger agreement or the completion of the merger, we will and will cause our subsidiaries to use commercially reasonable efforts to (a) operate our respective businesses in the ordinary course, (b) comply in all material respects with all applicable laws and (c) preserve and keep intact our assets, properties, contracts, licenses, relationships with those having business relationships with us and retain the services of our present officers and key employees.

In addition, we have agreed in the merger agreement that, subject to the exceptions described above, between the date of the merger agreement and the earlier of the termination of the merger agreement or the completion of the merger, neither we nor any of our subsidiaries may, without Autonomy’s written consent (which, as to certain of the matters listed below, may not be unreasonably withheld):

•	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of our capital stock;

•	purchase, redeem or otherwise acquire any shares of capital stock or any other of our or our subsidiaries securities or any options, warrants, calls or rights to acquire any such shares or other securities, or take any action to accelerate any vesting provisions of any such shares or securities, subject to certain exceptions, including the acceleration of options in accordance with their terms and the acceleration of the final purchase date of the offering period under our Employee Stock Purchase Plan;

•	split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of our capital stock or any of our other securities;

•	issue, deliver, sell, pledge or otherwise encumber any shares of our capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or similar rights to acquire, any such shares, voting securities or convertible or exchangeable securities or any stock appreciation rights or similar rights that are linked in any way to the price of Verity common stock or in any way alter the capitalization structure of Verity existing on the date of the merger agreement, or issue any unvested shares of Verity common stock or other securities subject to repurchase by us or other forfeiture provision unless permitted by the terms of the applicable agreement for such option as in effect on the date of the merger agreement, other than in certain cases the grant of options and issuances of our common stock under one or more of our stock plans in the ordinary course of business or pursuant to outstanding contractual obligations;

•	amend or propose to amend our certificate of incorporation or bylaws (or similar organizational documents);

•	directly or indirectly acquire or agree to acquire, or obtain any direct or indirect interest in, all or substantially all of the assets constituting a business or any person or division thereof, whether by merger, consolidation, purchasing of assets or capital stock, or pursuant to any other form of transaction;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Verity or any of our subsidiaries or otherwise permit the corporate existence of Verity or any of our subsidiaries to be suspended, lapsed or revoked;

•	directly or indirectly sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any lien (other than permitted liens) or otherwise dispose of any of our properties or assets or any interest therein, except in the ordinary course of business;

•	repurchase, prepay or incur any indebtedness or assume, guarantee or endorse any indebtedness of another person, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Verity or any of our subsidiaries, except for borrowings in the ordinary course of business or transactions between Verity and Autonomy or between Verity or any of our wholly-owned subsidiaries, or make any loans, advances or capital contributions to, or investments in, any other person, other than Verity or any of our subsidiaries and other than specified investments;

•	make any capital expenditures that, when added to all other capital expenditures made on behalf of Verity or any of our subsidiaries during the period prior to the completion of the merger exceed the total amount budgeted for capital expenditures for us as set forth in the capital expense budget we made available to Autonomy;

•	pay, discharge, settle or satisfy any material claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business as required by applicable law, order or decision or as required by their terms as in effect on the date of the merger agreement of claims, liabilities or obligations reflected or reserved against in our financial statements (for amounts not in excess of such reserves) or incurred since the date of our financial statements in the ordinary course of business, or waive, release, grant or transfer any right of material value, other than in the ordinary course of business;

•	enter into, modify, amend or terminate any material contract to which we or one of our subsidiaries is a party, or any contract which if so entered into, modified, amended or terminated could be reasonably likely to have a material adverse effect on us, impair in any material respect our ability to perform our obligations under the merger agreement or prevent or materially delay the consummation of the transactions contemplated by the merger agreement;

•	except as otherwise required to comply with any of our employee benefit plans existing on the date of the merger agreement disclosed to Autonomy and in the amount required thereunder, modify the compensation or benefits payable or to become payable by us or any of our subsidiaries to any of our current or former directors, employees, contractors or consultants, or modify any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of us or any of our subsidiaries, or enter into any employment or severance agreements other than ordinary offer letters; provided, however, that we may make our regular and scheduled increases to compensation, bonus and benefit plans, payments and arrangements with current employees and newly hired employees in the ordinary course of business on substantially the same schedule as previously implemented by us;

•	hire any additional employees or retain any additional consultants other than in the ordinary course of business;

•	maintain insurance in a manner or coverage amount materially inconsistent with past practice;

•	except as required by GAAP, revalue any of our material assets or make any changes in accounting methods, principles or practices;

•	make or revoke or otherwise modify any material tax election (including any election pertaining to net operating losses) or settle or compromise any material tax liability, or change or make a request to any governmental entity to change in any adverse manner any material aspect of our method of accounting for tax purposes;

•	engage in any transaction with, or enter into any agreement, arrangement or understanding with, directly or indirectly, any affiliate of Verity or any of our subsidiaries;

•	compromise or settle any pending material action;

•	effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, affecting in whole or in part any site of employment, facility, operating unit or employee of us or any of our subsidiaries;

•	grant any material refunds, credits, rebates or other allowances by us to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business; or

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

The covenants in the merger agreement relating to the conduct of our business are complicated and not easily summarized. You are urged to read carefully and in its entirety Section 4.1 of the merger agreement entitled “Conduct of Business” in Annex A to this proxy statement.

No Solicitation of Alternative Transactions by Verity

We have agreed in the merger agreement, between the date of the merger agreement and the earlier of the termination of the merger agreement or the completion of the merger, to certain limitations on our ability to take action with respect to alternative acquisition transactions. Except as set forth below, we have agreed to not:

•	initiate, solicit, knowingly encourage or seek, directly or indirectly, the submission of any Third Party Proposal (as defined below) to us, any of our subsidiaries, or any of our or our subsidiaries’ respective representatives;

•	engage in any negotiations concerning, or provide any nonpublic information relating to us or any of our subsidiaries to, or have any substantive discussions with, any person relating to a Third Party Proposal;

•	otherwise cooperate in or knowingly facilitate any effort or attempt to make, implement or accept a Third Party Proposal;

•	enter into a contract with any person (other than our investment banking, legal or accounting firms or other advisors or consultants) relating to a Third Party Proposal; or

•	release any person from, or waive any provision of, any confidentiality or standstill agreement to which it is a party in connection with any Third Party Proposal.

Notwithstanding these limitations, the merger agreement provides that our board of directors may furnish information to, enter into discussions or negotiations with and cooperate in or facilitate any effort or attempt to make, implement or accept a Third Party Proposal from, a person who has made a written bona fide Third Party Proposal not solicited in violation of the provisions described above if, and only if, the board of directors of Verity has:

•	determined (after receiving the advice of a financial advisor of nationally recognized reputation) that such Third Party Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below);

•	determined (after receiving the advice of our outside legal counsel) that, in light of such Third Party Proposal, the failure to take such actions would be reasonably likely to result in a breach of the board of directors’ fiduciary obligations to Verity or its stockholders under applicable law;

•	provided written notice to Autonomy of its intent to furnish information or enter into discussions or negotiations with such person at least 24 hours prior to taking any such action; and

•	obtained from such person an executed confidentiality agreement containing terms relating to confidentiality that are no less favorable to Verity than those contained in the confidentiality agreement we entered into with Autonomy.

We are required by the merger agreement to furnish contemporaneously to Autonomy all nonpublic information provided to the person who has made the Third Party Proposal to the extent that such information has not been previously provided to Autonomy, and to keep Autonomy reasonably informed as to the status of any discussions with the person that made the Third Party Proposal and its representatives regarding such Third Party Proposal. Notwithstanding the foregoing, the merger agreement provides that no information may be furnished and we may not enter into any discussions in connection with any Third Party Proposal that has resulted, directly or indirectly, from a breach of specified sections of the merger agreement.

Under the merger agreement, a “Third Party Proposal” means any proposal or offer (including any proposal or offer to the stockholders of Verity) with respect to a proposed or potential Acquisition Transaction from a person other than Autonomy or its affiliates or their respective representatives (in their capacities as such).

Under the merger agreement, an “Acquisition Transaction” means:

•	any sale, lease or other disposition, direct or indirect (and however structured), of any business or assets of Verity or any of our subsidiaries (which business or assets represent 15% or more of the consolidated assets of Verity and our subsidiaries, taken as a whole);

•	any tender offer (including a self-tender offer) or exchange offer that, if completed, would result in a person (other than Autonomy or its affiliates) acquiring beneficial ownership of 15% or more of the outstanding our common stock;

•	a merger, consolidation, share exchange, business combination, reorganization, joint venture, recapitalization, liquidation, dissolution or other similar transaction involving Verity or any of our subsidiaries (which subsidiaries represent 15% or more of the consolidated assets of Verity and our subsidiaries, taken as a whole), in each such case which would result in a person (other than Autonomy or its affiliates) acquiring beneficial ownership of (1) 15% or more of our outstanding common stock or (2) 15% or more of the consolidated assets of Verity and our subsidiaries; or

•	the issuance, sale or other disposition, direct or indirect (and however structured), of securities (or securities or other rights convertible into, or exercisable or exchangeable for, such securities) representing 15% or more of the voting power of our outstanding common stock.

Under the merger agreement, “Superior Proposal” means a written bona fide Third Party Proposal not solicited in violation of the merger agreement pursuant to which a person (or its stockholders) would own, if completed, at least 75% of the outstanding capital stock of Verity (or of the surviving entity in a merger or the direct or indirect Autonomy of the surviving entity in a merger) or at least 75% of all the assets of Verity and our subsidiaries taken as a whole on terms that our board of directors determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation) to be more favorable to our stockholders from a financial point of view than the terms of the merger, and taking into account the terms and conditions of the Third Party Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation.

In addition to our obligations set forth above, the merger agreement provides that we must promptly, but in no event later than 24 hours after any of our officers or directors becomes aware that any Third Party Proposal has been received by us, or any inquiry or request for information that we believe would reasonably be expected to lead to a Third Party Proposal has been received by us, advise Autonomy in writing of (1) any such Third Party Proposal, (2) any inquiry or request for information that we reasonably believe could lead to a Third Party Proposal, and (3) the terms and conditions of any such Third Party Proposal, request or inquiry and the identity of the person making the Third Party Proposal, inquiry or request. We shall keep Autonomy informed in all material respects on a timely basis of any material change in the status of, or any material modification or material amendment to, any Third Party Proposal.

The merger agreement also provides that our board of directors is not prevented from withholding, withdrawing, amending, modifying or changing its recommendation in favor of the adoption of the merger agreement and, in the case of a tender or exchange offer by a person other than Autonomy or its affiliates made directly to our stockholders, recommending that our stockholders accept the tender or exchange offer, if, prior to the Special Meeting, our board of directors determines in good faith (after receiving the advice of its outside legal counsel) that the failure of our board of directors to so act would be reasonably likely to result in a breach of its fiduciary obligations to Verity’s stockholders under applicable law.

Other Covenants

The merger agreement contains a number of other covenants on the part of the parties, including covenants relating to:

•	matters relating to our Employee Stock Purchase Plan;

•	the amendment of our rights agreement, or “poison pill,” so that the signing of the voting agreements and merger agreement, and the merger, will not result in the rights under that agreement being triggered, and the absence of other permitted amendments to our rights agreement;

•	the treatment of our employees whose employment with Autonomy is continued following the completion of the merger;

•	the preparation of this proxy statement, the accuracy of the information contained in this proxy statement and the holding of the Special Meeting;

•	the preparation by Autonomy of a prospectus to be used to solicit participation in its rights offering and approval of the merger, the accuracy of the information contained in such prospectus and the holding of an extraordinary general meeting of Autonomy’s shareholders for that purpose (Autonomy shareholders approved the merger and the issuance of shares to effect the rights offering at the extraordinary general meeting of Autonomy shareholders held on November 25, 2005);

•	Autonomy’s access to our information prior to the completion of the merger, and our obligation to reasonably cooperate with efforts by Autonomy to obtain the financings contemplated by the merger financing agreements;

•	the parties’ use of commercially reasonable efforts to complete the merger as promptly as practicable, including obtaining antitrust clearance (on November 30, 2005, the Federal Trade Commission informed us that early termination of the HSR Act waiting period had been granted);

•	our board of directors’ approval of the merger agreement for purposes of Section 203 of the Delaware General Corporation Law;

•	public announcements;

•	the continuation of indemnification of our directors and officers and directors’ and officers’ liability insurance following the completion of the merger;

•	the treatment of stock options under our various stock option plans;

•	notification of the occurrence of a material adverse effect on us, breaches of representations and warranties, breaches of covenants and certain other matters;

•	operations of Merger Sub; and

•	matters relating to the merger financing agreements.

Conditions to the Merger

The merger agreement provides that the parties’ obligations to complete the merger are subject to the following conditions:

•	the adoption of the merger agreement by the requisite vote of Verity’s stockholders;

•	the approval of the merger agreement by the requisite vote of Autonomy’s stockholders (Autonomy shareholders approved the merger at the extraordinary general meeting of Autonomy shareholders held on November 25, 2005);

•	the expiration or termination of the waiting period under the HSR Act (on November 30, 2005, the Federal Trade Commission informed us that early termination of the HSR Act waiting period had been granted);

•	no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the merger being in effect, where the violation of such order or injunction that would occur if the merger were completed would reasonably be expected to have a material adverse effect on Verity or Autonomy; and

•	at least 30 days shall have elapsed from the date of the listing of Autonomy’s additional ordinary shares.

The merger agreement provides that Autonomy’s and Merger Sub’s obligations to complete the merger are subject to the following additional conditions:

•	certain of our representations and warranties must be true and correct as of the date of the completion of the merger in all material respects, and our remaining representations and warranties must be true and correct as of the date of completion of the merger (disregarding all references to “in all material respects” or Material Adverse Effect), except that any inaccuracies in such other representations and warranties shall be disregarded unless all such inaccuracies, considered collectively, shall have had, and shall continue to have, a material adverse effect on us;

•	we must have performed in all material respects all of our obligations under the merger agreement;

•	from the date of the merger agreement through the completion of the merger, there must not have been any fact, event or circumstance that, individually or in the aggregate, has caused or would reasonably be expected to have, a material adverse effect on us; and

•	if the completion of the merger occurs before February 1, 2006, we must have provided Autonomy with evidence that we hold at least $175 million in cash, marketable securities and other eligible investments.

The merger agreement also provides that our obligation to complete the merger is subject to the following additional conditions:

•	certain of Autonomy’s representations and warranties must be true and correct as of the date of completion of the merger in all material respects, and the remaining representations and warranties of Autonomy must be true and correct as of the date of completion of the merger (disregarding all references to “in all material respects” or Material Adverse Effect), except that any inaccuracies in such other representations and warranties shall be disregarded unless all such inaccuracies, considered collectively, shall have had, and shall continue to have, a material adverse effect on Autonomy; and

•	Autonomy and Merger Sub must have performed in all material respects all of their respective obligations under the merger agreement.

Autonomy and Merger Sub have also agreed and acknowledged in the merger agreement that, notwithstanding anything in the merger agreement or the merger financing agreements to the contrary, as a result of Autonomy’s receipt of approval of the merger by it shareholders on November 25, 2005, (1) the respective obligations of Autonomy and Merger Sub to effect the merger are no longer subject to the consummation of any of the transactions contemplated by either of the merger financing agreements or to Autonomy obtaining any of the financing contemplated by the merger financing agreements, and (2) neither Autonomy nor Merger Sub has any right to terminate the merger agreement on account of the termination of either of the merger financing agreements or the failure of Autonomy to obtain any of the financing contemplated thereby or any other financing necessary to enable Autonomy to pay the consideration payable pursuant to the merger agreement.

The merger agreement provides that a “material adverse effect” on a party means material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of such party and its subsidiaries, taken as a whole, or to the ability of such party to perform its obligations under the merger agreement or to complete the merger or the other transactions contemplated by the merger agreement; provided, however, that the merger agreement further provides that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a material adverse effect on a party:

•	any change in the market price or trading volume of the outstanding securities of such party;

•	any failure by such party to meet internal projections or forecasts or published revenue or earnings predictions;

•	any adverse effect to the extent attributable to the announcement or pendency of the merger (including cancellations in customer orders, reduction in sales, disruption in relationships with suppliers, distributors, partners or similar relationships or loss of employees);

•	any adverse effect that results from changes attributable to conditions affecting the industries in which such party participates, the United States or United Kingdom economy as a whole, or foreign economies in any locations where such party or any of such party’s subsidiaries has material operations or sales (to the extent that such changes in each case do not disproportionately adversely affect such party and its subsidiaries taken as a whole);

•	any adverse effect that results from (1) any party taking any action at the written request of the other party, or (2) any party taking any action required by the merger agreement; or

•	any adverse effect that results from any act of God, any act of terrorism, war or other armed hostilities, any regional, national or international calamity or any other similar event.

Termination of the Merger Agreement

The merger agreement provides that it may be terminated at any time prior to the completion of the merger:

•	by mutual written consent of Verity and Autonomy;

•	by either Verity or Autonomy:

•	if the merger is not completed by April 15, 2006, provided that if on April 15, 2006 the expiration or termination of the waiting period under the HSR Act shall not have occurred then either Autonomy or Verity shall have the right, in its sole discretion by providing notice to the other, to extend the April 15, 2005 date to June 30, 2006, provided further that a party may not terminate the merger agreement or extend the date as described above if the failure of the merger to be completed was due to the failure of such party (or, in the case of Autonomy, the failure of Merger Sub) to perform any of its obligations under the merger agreement; (on November 30, 2005, the Federal Trade Commission informed us that early termination of the HSR Act waiting period had been granted);

•	if any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the merger shall be in effect and shall have become final and nonappealable, provided that a party may not terminate the merger agreement on this basis if the imposition of such legal restraint was attributable to the failure of such party or any affiliate of such party to perform any of its obligations under the merger agreement;

•	if the stockholders of Verity shall not have adopted the merger agreement at the Special Meeting or at any adjournment or postponement thereof, provided that a party may not terminate the merger agreement on this basis if the failure to obtain our stockholders’ adoption of the merger agreement was attributable to the failure of such party or any affiliate of such party to perform any of its obligations under the merger agreement (a termination described in this paragraph being referred to herein as a “Verity No-Vote Termination”);

•	if Autonomy shall not have obtained its shareholders’ approval of the merger at its extraordinary general meeting (Autonomy shareholders approved the merger at the extraordinary general meeting of Autonomy shareholders held on November 25, 2005), provided that a party may not terminate the merger agreement on this basis if the failure to obtain Autonomy’s shareholders’ approval of the merger was attributable to the failure of such party or any affiliate of such party to perform any of its obligations under the merger agreement; or

•	if, prior to the date of Autonomy’s extraordinary general meeting of its shareholders (Autonomy shareholders approved the merger at the extraordinary general meeting of Autonomy shareholders held on November 25, 2005), either the underwriting agreement shall have been terminated for any reason (provided that Autonomy shall not be entitled to terminate the merger agreement pursuant to this provision if such termination of the underwriting agreement occurred with the consent, approval or concurrence of Autonomy), or UBS shall have breached its obligations under the underwriting agreement in a manner that has prevented Autonomy from obtaining, or would reasonably be expected to have a material adverse effect on the likelihood of Autonomy obtaining, the financing contemplated by the underwriting agreement (a termination described in this paragraph being referred to herein as a “Financing-Related Termination”);

•	by Autonomy:

•	if we have breached any of our representations, warranties, covenants or agreements in the merger agreement, or any of our representations or warranties shall have become inaccurate, which breach or inaccurate representation or warranty would give rise to the failure of the closing condition in favor of Autonomy that relates to such matters, subject to our ability to cure such breach, provided that Autonomy may not terminate the merger agreement on this basis if it or Merger Sub has committed a similar breach or there is a similar inaccuracy in any of their representations and warranties; or

•	if any of our directors or officers materially breach, or directly or indirectly induce or knowingly encourage any other of our representatives to materially breach, any of the non-solicitation provisions set forth in the merger agreement, or there shall have occurred a Company Triggering Event (for purposes of the merger agreement, “Company Triggering Event” means: (1) the failure of our board of directors to recommend that our stockholders vote to adopt the merger agreement, or any change of our board of directors’ recommendation to our stockholders to adopt the merger agreement; (2) our failure to include in this proxy statement our board of directors’ approval of the merger or a statement to the effect that our board of directors has determined and believes that the merger is in the best interests of Verity and our stockholders; (3) our board of directors shall have adopted a resolution approving, endorsing or recommending any Third Party Proposal; (4) a tender or exchange offer relating to an Acquisition Transaction shall have been commenced and we shall not have sent to our stockholders, within 10 business days after such tender or exchange offer is publicly announced, a statement disclosing that our board of directors recommends rejection of such tender or exchange offer; (5) a Third Party Proposal is publicly announced, and we fail to publicly announce our opposition to such Third Party Proposal within 10 business days after such Third Party Proposal is publicly announced, provided that any right to terminate pursuant to this clause must be exercised, if at all, by Autonomy within 30 days of the expiration of such 10-business day period; or (6) we resolve (by resolution of our board of directors) or propose publicly to take any actions described above in response to such Third Party Proposal) (a termination described in this paragraph being referred to herein as a “Change in Verity Support Termination”);

•	by us:

•

if Autonomy or Merger Sub has breached any of its representations, warranties, covenants or agreements in the merger agreement, or any of its representations or warranties shall have become inaccurate, which breach or inaccurate representation or warranty would give rise to the failure of the closing condition in favor of Verity that relates to such matters, subject to Autonomy’s ability to cure such breach, provided that we may not terminate the merger agreement on this basis if we have committed a similar breach or there is a similar inaccuracy in any of our representations and warranties;

•	at any time prior to obtaining the adoption of the merger agreement by our stockholders, if our board of directors authorizes us, to the extent permitted by the merger agreement, to accept (or to enter into a binding, written agreement for an Acquisition Transaction constituting) a Superior Proposal, provided that we pay the applicable termination fee to Autonomy, and provided further that (1) such Superior Proposal did not result from a breach of our obligations under the non-solicitation provisions of the merger agreement, (2) we notify Autonomy, in writing and at least 72 hours prior to such termination, of our intention to terminate the merger agreement to accept (or to enter into a binding, written agreement for an Acquisition Transaction constituting) a Superior Proposal, attaching the most current version of such agreement executed on behalf of the person proposing such Acquisition Transaction and all exhibits and other attachments thereto, subject only to acceptance by us by countersignature on behalf of Verity, and subject to no additional conditions to execution other than the condition that the merger agreement be terminated, and (3) Autonomy does not make prior to such termination (and keep open for the remaining period referred to in clause (2) above) a binding, unconditional offer (including the complete form of definitive acquisition agreement executed on behalf of Autonomy and all exhibits and other attachments thereto, subject only to acceptance by us by countersignature on behalf of us, and subject to no other conditions to execution) that our board of directors of determines in its good faith judgment (after receiving the advice of our financial advisor) is at least as favorable to our stockholders as such Superior Proposal (a termination described in this paragraph being referred to herein as a “Superior Proposal Termination”); or

•	if there shall have occurred (1) the failure of Autonomy’s board of directors to recommend that Autonomy’s shareholders vote to approve the merger agreement, the merger, the merger financing agreements and the other transactions contemplated thereby, or any withdrawal or modification of Autonomy’s board of directors’ recommendation to its shareholders to approve the merger, or (2) the failure of Autonomy to include in the prospectus to be sent to its shareholders the recommendation of Autonomy’s board of directors to its shareholders to approve the merger (a termination described in this paragraph being referred to herein as a “Change in Autonomy Support Termination”); (Autonomy shareholders approved the merger, the merger financing agreements and the other transactions contemplated thereby at the extraordinary general meeting of Autonomy shareholders held on November 25, 2005).

The merger agreement provides that in the event of termination of the merger agreement, the merger agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than with respect to the sharing of expenses and the possible payment of termination fees, provided that no such termination will relieve any party from any liability or damages resulting from (a) any breach of any covenant contained in the merger agreement by such party prior to such termination or (b) any willful breach of such party’s representations and warranties in the merger agreement.

Fees and Expenses

Pursuant to the merger agreement, whether or not the merger is completed, all fees and expenses incurred in connection with the merger agreement shall be paid by the party incurring such fees or expenses. However, we will share equally with Autonomy all fees and expenses (other than the fees and expenses of attorneys and accountants) incurred in connection with the printing and filing this proxy statement with the Securities and Exchange Commission and any amendments or supplements thereto and the premerger notification and report forms under the HSR Act.

In addition, pursuant to the merger agreement we must pay to Autonomy an amount equal to $12,000,000 in cash if the merger agreement is terminated under any of the following circumstances:

•	if the merger agreement is terminated by reason of a Change in Verity Support Termination;

•	if (1) the merger agreement is terminated by reason of a Verity No-Vote Termination, (2) prior to any such termination but following the date of the merger agreement any person shall have publicly announced a Third Party Proposal, and such Third Party Proposal shall not have been withdrawn, and (3) within twelve months following the termination of the merger agreement an Acquisition Transaction is completed (provided that for this purpose, all references to “15%” in the definition of Acquisition Transaction shall be deemed to refer to “50%); or

•	if we terminate the merger agreement by reason of a Superior Proposal Termination.

In addition, pursuant to the merger agreement Autonomy must pay to us an amount equal to $6,740,589 if the merger agreement is terminated under any of the following circumstances, and provided that payment of such amount would not violate the laws of England and Wales or the rules and regulations of the London Stock Exchange plc:

•	if the merger agreement is terminated by reason of a Financing-Related Termination (Autonomy shareholders approved the merger at the extraordinary general meeting of Autonomy shareholders held on November 25, 2005), provided that no such termination fee shall be payable in the case of a termination of the merger agreement based on a termination of the underwriting agreement by UBS if such termination of the underwriting agreement results from a breach of any representation, warranty, covenant or agreement of Autonomy made in the underwriting agreement that is related to the business, assets or operations of us or any of our subsidiaries and is based upon a breach by us of any of our representations, warranties, covenants or agreements made in the merger agreement;

•	if the merger agreement is terminated by reason of a Change in Autonomy Support Termination (Autonomy shareholders approved the merger at the extraordinary general meeting of Autonomy shareholders held on November 25, 2005), and if, at the time of such termination, either UBS or Autonomy shall have been entitled to terminate the underwriting agreement pursuant to the terms thereof, provided that no such termination fee shall be payable in the case of a termination if UBS was the sole party that had the right to terminate the underwriting agreement and such termination right resulted from a breach of any representation, warranty, covenant or agreement of Autonomy made in the underwriting agreement that is related to our business, assets or operations or any of our subsidiaries and is based upon our breach of any representation, warranty, covenant or agreement made in the merger agreement.

THE MERGER FINANCING AGREEMENTS

The following description summarizes the material provisions of the underwriting agreement entered into between Autonomy and UBS, and the term facility agreement entered into among Autonomy NA Holdings, Inc., as borrower, Autonomy, as guarantor, and Barclays Bank plc (“Barclays”), as lender.

Under the terms of the underwriting agreement, UBS committed to underwrite a rights offering to be conducted by Autonomy with its shareholders to raise approximately $272 million in cash to fund a portion of the merger consideration, and in the event that the full approximately $272 million is not raised by the rights offering, UBS has committed to purchase the remaining ordinary shares of Autonomy not subscribed for in the rights offering. In addition, UBS’ obligations under the underwriting agreement are subject to certain conditions set forth in the underwriting agreement, a number of which have been fulfilled.

Under the terms of the term facility agreement, Barclays committed to lend to an affiliate of Autonomy up to approximately $60 million in cash to fund a portion of the merger consideration. The term facility agreement contains certain representations and warranties of Autonomy and its borrowing affiliate as to (1) their existence and good standing, (2) tax returns, tax payments and other tax matters, (3) standing of other creditors, (4) disclosure of information, (5) financial statements, (6) compliance with laws and regulations, and (7) employee benefit plans, as well as certain other representations and warranties. The term facility agreement also contains affirmative and negative covenants by Autonomy and its borrowing affiliate, events of default, financial covenants, and indemnities as to tax, currency and other matters. The obligations of Barclays under the term facility agreement are subject to (1) certain specified major representations being correct and not misleading in all material respects when made or deemed to have been made, (2) there being no specified major events of default, (3) there being no certain other specified events of default having occurred and continuing which are material in the context of the term loan facility, (4) the conditions of the merger agreement having been satisfied other than the payment obligations, and no circumstances existing to allow the parties to the merger agreement not to complete the merger; (5) the rights offering being fully underwritten, and (6) there being no change in control of the borrower.

As a result of the approval of the merger by Autonomy’s shareholders on November 25, 2005, Autonomy’s obligation to complete the merger is no longer conditioned upon these financing transactions occurring, although the ability of Autonomy to pay the full merger consideration is contingent on Autonomy successfully obtaining all or a significant portion of the funds sought by it in the rights offering and pursuant to the term facility agreement.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding the ownership of our common stock as of October 31, 2005 by:

•	each director;

•	our Chief Executive Officer and our most highly compensated executive officers;

•	all of our executive officers and directors as a group; and

•	all those known by us to be beneficial owners of more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC, and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of our common stock subject to options currently exercisable within 60 days of October 31, 2005. These shares are not deemed outstanding for purposes of computing the percentage ownership of each other person. Percentage of beneficial ownership is based on 35,847,912 shares of our common stock outstanding as of October 31, 2005. Unless otherwise indicated, the address for each listed stockholder is c/o Verity, Inc., 894 Ross Dr., Sunnyvale, California 94089.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
DIRECTORS AND EXECUTIVE OFFICERS
(2) Gary J. Sbona	3,049,909	7.8%
(3) Anthony J. Bettencourt	1,488,708	4.0
(4) Sunil D. Nagdev	718,275	2.0
(5) Michael D. Mooney	710,888	1.9
(6) Stephen A. MacDonald	530,066	1.5
(7) Steven M. Krausz	429,266	1.2
(8) Steven R. Springsteel	416,575	1.1
(9) Charles P. Waite, Jr.	347,778	*
(10) Hugo Sluimer	297,750	*
(11) Karl C. Powell, Jr.	265,416	*
(12) Victor A. Cohn	87,500	*
(13) John G. Schwarz	87,500	*
(14) Eric F. Brown	23,332	*
(15) Richard G. Stevens	23,332	*

All directors and executive officers as a group (16 persons) (16)	8,557,838	19.3

Other 5% Stockholders
T. Rowe Price Associates, Inc. (17)	3,993,711	11.1
Citigroup Inc. (18)	2,268,431	6.3
Mac-Per-Wolf Co. (19)	2,127,605	5.9

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.
(2)	Includes 3,049,909 shares issuable upon the exercise of options held by Mr. Sbona that are exercisable within 60 days of the date of this table.

(3)	Includes 1,488,708 shares issuable upon the exercise of options held by Mr. Bettencourt that are exercisable within 60 days of the date of this table.
(4)	Includes 718,275 shares issuable upon the exercise of options held by Mr. Nagdev that are exercisable within 60 days of the date of this table.
(5)	Includes 710,888 shares issuable upon the exercise of options held by Mr. Mooney that are exercisable within 60 days of the date of this table.
(6)	Includes 516,666 shares issuable upon the exercise of options held by Mr. MacDonald that are exercisable within 60 days of the date of this table. Includes 5,000 shares held by Mr. MacDonald and his spouse as Trustees of the MacDonald Family Trust.
(7)	Includes 429,266 shares issuable upon the exercise of options held by Mr. Krausz that are exercisable within 60 days of the date of this table.
(8)	Includes 413,500 shares issuable upon the exercise of options held by Mr. Springsteel that are exercisable within 60 days of the date of this table.
(9)	Includes 337,840 shares issuable upon the exercise of options held by Mr. Waite that are exercisable within 60 days of the date of this table. Includes 83 shares held by NWVS Corp Profit Sharing Retirement Trust and 410 shares held by Charles P. Waite and Susan B. Waite.
(10)	Includes 297,500 shares issuable upon the exercise of options held by Mr. Slumier that are exercisable within 60 days of the date of this table.
(11)	Includes 265,416 shares issuable upon the exercise of options held by Mr. Powell that are exercisable within 60 days of the date of this table.
(12)	Includes 87,500 shares issuable upon the exercise of options held by Mr. Cohn that are exercisable within 60 days of the date of this table.
(13)	Includes 87,500 shares issuable upon the exercise of options held by Mr. Schwarz that are exercisable within 60 days of the date of this table.
(14)	Includes 23,332 shares issuable upon the exercise of options held by Mr. Brown that are exercisable within 60 days of the date of this table.
(15)	Includes 23,332 shares issuable upon the exercise of options held by Mr. Stevens that are exercisable within 60 days of the date of this table.
(16)	Includes an aggregate of 8,531,915 shares issuable upon exercise of options and warrants which executive officers and directors of Verity have the right to acquire within 60 days of the date of this table.
(17)	Based solely on a Schedule 13G/A filed with the SEC on February 11, 2005 reporting beneficial ownership as of December 31, 2004. T. Rowe Price Associates, Inc., as investment advisor to individual and institutional clients, has sole voting power with respect to 1,001,158 of these shares and sole dispositive power with respect to all of these shares. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
(18)	Based solely on a Schedule 13F filed with the SEC on November 14, 2005 reporting Citigroup, Inc.’s holdings as of September 30, 2005. Citigroup, Inc. has shared voting power and shared dispositive power with respect to all of these shares. Associates First Capital Corporation, Citicorp Banking Corporation, Citicorp Trust Bank, fsb and CitiFinancial Credit Company each have shared voting power and shared dispositive power with respect to 61,931 of these shares. Citigroup Financial Products Inc. and Citigroup Global Markets Inc. each have shared voting power and shared dispositive power with respect to 1,444,042 of these shares. Citigroup Global Markets Holdings Inc. has shared voting power and shared dispositive power with respect to 2,194,042 of these shares. Smith Barney Fund Management LLC has shared voting power and shared dispositive power with respect to 750,000 of these shares. Citigroup Investments Inc. and Tribeca Global Management LLC each have shared voting power and shared dispositive power with respect to 12,458 of these shares. The address for Citigroup Inc. is 399 Park Avenue, New York, New York 10043.
(19)	Based solely on a Schedule 13G/A filed with the SEC on January 31, 2005 reporting beneficial ownership as of December 31, 2004. Mac-Per-Wolf company, the parent holding company of Perkins, Wolf, McDonnell and Company, LLC which furnishes investment advice to various investment companies, has sole voting power and sole dispositive power with respect to all of these shares. The address for Mac-Per-Wolf Company is 310 S. Michigan Ave., Suite 2600, Chicago, Illinois 60604.

In addition to the amounts set forth in the foregoing table, based on the merger agreement, Autonomy has the right to acquire all of the issued and outstanding shares of our common stock, subject to the terms of the merger agreement. Depending upon the timing of the merger, Autonomy may acquire such shares of common stock within 60 days of the date of the foregoing table. The address for Autonomy is Cambridge Business Park, Cowley Road, Cambridge, CB4 0WZ, United Kingdom.

In addition, as described above under “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 26, immediately prior to the completion of the merger, stock options held by our executive officers and directors, like some other stock options held by our other employees, will immediately vest and become exercisable, except as may be otherwise provided in the grant documents relating to such options. All stock options will be automatically converted into an amount in cash equal to, for each share of common stock of Verity underlying such option, the excess (if any) of $13.50 over the exercise price per share of such option.

MARKET FOR THE COMMON STOCK; DIVIDEND DATA

Our common stock is quoted on the Nasdaq National Market under the ticker symbol “VRTY.” This table shows, for the periods indicated, the high and low sales price per share for Verity common stock as reported by the Nasdaq National Market.

	Verity Common Stock
	High	Low
Year ending May 31, 2006
Third Quarter (through December 1, 2005)	$13.29	$13.19
Second Quarter	$13.31	$9.49
First Quarter	$10.39	$8.55

Year ended May 31, 2005
Fourth Quarter	$11.89	$7.95
Third Quarter	$13.93	$11.38
Second Quarter	$14.00	$11.40
First Quarter	$13.94	$10.27

Year ended May 31, 2004
Fourth Quarter	$17.27	$11.65
Third Quarter	$17.75	$13.70
Second Quarter	$16.31	$11.87
First Quarter	$21.01	$11.38

The high and low sales price per share for Verity common stock as reported by the Nasdaq National Market on December 1, 2005, the latest practicable trading day before the filing of this proxy statement was $13.29 and $13.19, respectively.

As of December 2, 2005, our common stock was held of record by 132 stockholders.

We have not declared or paid any cash dividends on our capital stock previously. Historically, we have retained earnings, if any, to support the development of our business. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results and current and anticipated cash needs. Following the merger, our common stock will not be traded on any public market.

OTHER MATTERS

As of the date of this proxy statement, our board of directors is not aware of any matter to be presented for action at the Special Meeting, other than the matters set forth in this proxy statement. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form of proxy confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment.

Adjournments

The Special Meeting may be adjourned without notice, other than by the announcement made at the Special Meeting, by approval of the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the Special Meeting (excluding abstentions). We are soliciting proxies to grant the authority to vote in favor of adjournment of the Special Meeting. In particular, authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes in favor of adoption of the merger agreement. Our board of directors recommends that you vote in favor of the proposal to grant the authority to vote your shares to adjourn the meeting.

Stockholder Proposals

We will hold an Annual Meeting of Stockholders in 2006, or the 2006 Annual Meeting, only if the merger is not completed prior to such time. To be considered for inclusion in next year’s proxy materials, you must submit your proposal in writing by May 11, 2006 to our Investor Relations Department, Verity, Inc., 894 Ross Dr., Sunnyvale, California 94089, unless our 2006 Annual Meeting of Stockholders is held before September 14, 2006 or after November 12, 2006, in which event notice by stockholders must be received a reasonable time before we begin to print and mail our proxy materials. If you wish to bring matters or propose nominees for director at our 2006 Annual Meeting of Stockholders, even if you do not request that these matters be included in next year’s proxy materials, you must provide us with information required by our bylaws by May 11, 2006, unless our 2006 Annual Meeting of Stockholders is held before September 14, 2006 or after November 12, 2006, in which event notice by stockholders must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

Autonomy has supplied all information contained in this proxy statement relating to Autonomy and Merger Sub and we have supplied all information relating to us.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated December 2, 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AUTONOMY CORPORATION PLC

CRICK ACQUISITION CORP.

AND

VERITY, INC.

November 3, 2005

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 3, 2005, by and among Autonomy Corporation plc, a corporation formed under the laws of England and Wales (“Parent”), Crick Acquisition Corp., a Delaware corporation (“Merger Sub”), and Verity, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”), Parent, Merger Sub and the Company intend to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”); and

WHEREAS, the Board of Directors of Parent (i) has determined that the Merger is fair to, and in the best interests of, Parent and its stockholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has entered into an Underwriting Agreement with UBS Limited dated as of the date hereof (the “Underwriting Agreement”) and a Term Facility Agreement with Barclays Bank PLC dated as of the date hereof, as may be amended from time to time (the “Loan Agreement” and, together with the Underwriting Agreement, the “Financing Agreements”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company are executing and delivering one or more Voting Agreements, dated as of the date of this Agreement (the “Voting Agreements”) pursuant to which such stockholders are, among other things, covenanting to vote in favor of the adoption of this Agreement and otherwise to support the transactions contemplated hereby; and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain shareholders of Parent are executing and delivering one or more Irrevocable Undertakings, dated as of the date of this Agreement (the “Irrevocable Undertakings”), pursuant to which such shareholders are, among other things, covenanting to vote in favor of the approval of the Merger upon the terms and conditions of this Agreement and otherwise to support the transactions contemplated hereby and the Financing Agreements.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (sometimes referred to herein as the “Surviving Corporation”), shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, One Market Street, San Francisco, California, at 10:00 a.m., Pacific Time, on a date to be specified by the Parties which shall be no later than two Business Days after satisfaction (or written waiver as provided herein) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or written waiver of such conditions), unless another time, date or place is agreed to in writing by the Parties. The date upon which the Closing occurs is herein referred to as the “Closing Date.” Simultaneously with, or as soon as reasonably practicable following, the Closing (but in any case on the Closing Date), the Company as the surviving corporation shall file the certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware as provided in Section 251(c) of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is so filed or at such later time as is agreed to by the Parties and set forth in the Certificate of Merger, if different, which time is hereinafter referred to as the “Effective Time.”

1.3 Effects of the Merger.

(a) At and after the Effective Time, the Merger shall have the effects specified in the DGCL.

(b) At the Effective Time, subject to Section 5.7(a), the Certificate of Incorporation of the Company as the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I of the Certificate of Incorporation of the Surviving Corporation shall read as follows: “The name of this corporation is Verity, Inc.” As so amended and restated, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation until amended thereafter in accordance with applicable Law.

(c) At the Effective Time, subject to Section 5.7(a), the Bylaws of the Company as the Surviving Corporation shall be amended and restated to read the same as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to refer to Verity, Inc.), until amended thereafter in accordance with applicable Law.

(d) At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified, all in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable Law.

1.4 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of Merger Sub or the Company, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either of Merger Sub or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of either of Merger Sub or the Company and otherwise to carry out the purposes of this Agreement.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

COMPANY AND MERGER SUB; EXCHANGE OF CERTIFICATES

2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any shares of capital stock of the Company, Parent, Merger Sub or any other Person:

(a) Cancellation of Treasury Stock. Each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) that is owned by the Company (as treasury stock) or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Merger Sub Common Stock. Each issued and outstanding share of common stock of Merger Sub shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

(c) Conversion of Company Common Stock. Subject to Section 2.1(d), each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(a)) shall be converted, as of the Effective Time, into the right to receive $13.50 per share, in cash (the “Per Share Amount”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the consideration to which such holder is entitled pursuant to this Section 2.1(c). Notwithstanding the foregoing, the Per Share Amount shall be adjusted to reflect fully the effect of any stock split, reverse split, reclassification, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or having a record date) after the date of this Agreement and prior to the Effective Time.

(d) Dissenting Shares.

(i) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who have demanded and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Per Share Amount. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with Section 262 of the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under Section 262 of the DGCL. All shares of Company Common Stock held by Company stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their right to appraisal of such shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Amount in cash, without any interest thereon (subject to any applicable withholding taxes), upon the surrender or transfer, in the manner provided in Section 2.2(b), of the corresponding Certificate.

(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and (B) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

(e) Options. At the Effective Time, all Options outstanding immediately prior to the Effective Time with an exercise price at or below $15.00 per share of Company Common Stock (an “Lower Priced

Option”) shall be assumed by Parent in accordance with, and to the extent provided in, Section 5.8. At the Effective Time, all Options outstanding immediately prior to the Effective Time with an exercise price in excess of $15.00 per share of Company Common Stock (a “Higher Priced Option”) shall not be assumed by Parent and shall accordingly be cancelled with no cash or other consideration to be paid to the holders of such cancelled Options. Outstanding rights to purchase shares of Company Common Stock under the ESPP shall be exercised on the earlier of (i) March 31, 2006 and (ii) the day immediately prior to the Effective Time, and the plan shall terminate in accordance with Section 4.3.

2.2 Exchange of Certificates.

(a) Paying Representative. Prior to the Effective Time, Parent shall designate a bank or trust company of recognized standing that is reasonably acceptable to the Company to act as paying agent (the “Paying Representative”). By not later than three Business Days after the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Representative the amount of cash payable pursuant to Section 2.1(c) as of the Effective Time in respect of the Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(a)) (such cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Payment Fund”). The Paying Representative shall make the cash payments provided for in the preceding sentence out of the Payment Fund. The Payment Fund shall not be used for any other purpose. Any portion of the Payment Fund that has not been distributed pursuant to Section 2.2(b) on or prior to the date which is one year after the Effective Time shall be turned over to Parent, and any former holders of Certificates who have not theretofore complied with this Article 2 shall thereafter look to Parent for payment of the consideration payable pursuant to Section 2.1(c) with respect thereto; provided, however, that any and all interest earned at any time on the Payment Fund shall inure to the benefit of, and belong to, Parent.

(b) Exchange Procedure. Promptly following the Effective Time, the Surviving Corporation shall cause the Paying Representative to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Per Share Amount (the “Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon the proper delivery of the Certificates, to the Paying Representative and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions as specified by the Paying Representative or Parent for use in effecting the surrender of the Certificates in exchange for the consideration to which such holder is entitled pursuant to Section 2.1(c). Subject to Section 2.2(h), upon surrender of a Certificate for cancellation to the Paying Representative or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and executed, and such other customary documents as may reasonably be required by the Paying Representative, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Paying Representative shall promptly distribute to such holder, the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender, with respect to each share of Company Common Stock represented by such Certificate, the Per Share Amount, without interest. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Representative for any reason, they shall be cancelled and exchanged as provided in this Article 2.

(d) No Liability. None of Parent, Merger Sub, the Company or the Paying Representative shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Representative will pay to the holder of such lost, stolen or destroyed Certificate the consideration to which such holder is entitled with respect to such Certificate pursuant to Section 2.1(c).

(f) Withholding Rights. Parent shall deduct and withhold from the consideration otherwise payable pursuant to Section 2.1(c) of this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any provisions of any other Tax Law. To the extent that amounts are so deducted and withheld by Parent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect to which such deduction and withholding were made by Parent.

(g) Contingent Option Exercises. Notwithstanding anything to the contrary in this Agreement or the Stock Plans, the Company shall be permitted to take such actions as it may deem necessary or appropriate to permit the exercise of all vested Options on a cashless basis contingent upon the Closing, including the contingent exercise of any Options that would vest on an accelerated basis upon the Closing. With respect to each current or former employee of the Company or its Subsidiaries who exercises one or more Options on such a cashless basis, the Company shall at the time of such exercise collect, either in the form of cash or through the withholding of a portion of the shares of Company Common Stock otherwise issuable upon such exercise, all federal, state and local income, employment and other payroll withholding taxes at the applicable rates and shall pay such withholding taxes to the appropriate taxing authorities promptly when due. The holders of Options exercised on the foregoing basis shall be entitled to receive, promptly following the Effective Time, cash in respect of each share of Company Common Stock issued in connection with such cashless exercise, net of any shares withheld to satisfy the applicable withholding taxes, in an amount equal to the excess, if any, of (i) the Per Share Amount, over (ii) the exercise price per share of Company Common Stock at which such Option was exercisable immediately prior to the Effective Time.

(h) Treatment of Unvested Shares. Notwithstanding the payment provisions of Section 2.2(b), any consideration payable with respect to shares of Company Common Stock that were acquired under the Stock Plans and were, at the Effective Time, unvested and subject to the Company’s right to repurchase any of those shares which remain unvested at the time of the individual’s termination of service, shall be held in escrow by Parent. Such consideration shall vest in accordance with the same vesting schedule applicable to the shares of Company Common Stock to which the payment relates. Within ten (10) Business Days following the end of each calendar quarter, Parent shall distribute any such consideration held in escrow that has vested during the preceding quarter, subject to the collection of all applicable withholding Taxes. Notwithstanding the right to receive such consideration under Section 2.2(b) or the foregoing provisions of this Section 2.2(h), in the event of the individual’s termination of service prior to the time such individual would have fully vested in the shares of Company Common Stock that were converted into such consideration held in escrow in accordance with the foregoing provisions of this Section 2.2(h), then no such consideration shall be paid with respect to any such shares that would have been unvested at the time of such termination (the “Unvested Shares”), and Parent shall instead pay such individual optionee the lesser of (i) the aggregate exercise price paid for those particular Unvested Shares and (ii) the consideration payable with respect to such Unvested Shares. The Company shall require any individual who exercises an Option for unvested shares, or otherwise acquires unvested shares under any of the Stock Plans, prior to Closing to execute an agreement, in form and substance satisfactory to Parent, to reflect the foregoing provisions relating to the payment due upon termination of service.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule prepared by the Company which is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in this Section 3.1 and is being concurrently delivered to Parent in connection herewith (the “Disclosure Schedule”; provided, however, that disclosure in any section of the Disclosure Schedule shall be deemed to have been set forth in all other applicable sections of the Disclosure Schedule where the applicability of such disclosure to such other sections is reasonably apparent notwithstanding the omission of any cross-reference to such other section in the Disclosure Schedule; provided, further, that the mere listing of the name of a Contract, the parties thereto and the date thereof shall not make the applicability of such disclosure “reasonably apparent” for purposes of the immediately preceding proviso unless such listing contains other descriptive language making the applicability of such disclosure reasonably apparent):

(a) Organization, Standing and Corporate Power.

(i) Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties or operations makes such qualification or licensing necessary, other than (A) in any jurisdiction that does not recognize the concept of good standing, and (B) in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have a Material Adverse Effect on the Company.

(ii) The Company has delivered or Made Available to Parent, prior to the execution of this Agreement, copies of (i) its Certificate of Incorporation and Bylaws, in each case as amended to the date of this Agreement, and (ii) all the existing written consents and approved written minutes of the meetings of its stockholders, its Board of Directors and each committee of its Board of Directors with respect to the Company held between June 1, 2003 and the date of this Agreement.

(b) Subsidiaries. Section 3.1(b) of the Disclosure Schedule sets forth a list of the Subsidiaries of the Company. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company or a wholly-owned subsidiary of the Company, free and clear of all mortgages, pledges, assessments, adverse claims, liens, charges, security interests and other encumbrances of any kind or nature whatsoever (collectively, “Liens”), except for Permitted Liens. Except for the capital stock of, or other equity or voting interests in, those Subsidiaries listed in Section 3.1(b) of the Disclosure Schedule, and except for marketable securities and Eligible Investments, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any other Person. The Company has delivered or Made Available to Parent with respect to each Subsidiary complete and correct copies of the Certificate of Incorporation and Bylaws (or other similar organizational documents) of such Subsidiary, in each case as amended to the date of this Agreement.

(c) Capital Structure.

(i) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 1,999,995 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). Of the 1,999,995 shares of Company Preferred Stock that are authorized for issuance, 500,000 shares have been designated as Series A Preferred Stock and have been reserved for issuance under the Company’s Rights Agreement, dated as of September 18, 1996, between the Company and First National Bank of Boston, as amended on July 23, 1999 (the “Rights Agreement”). As of November 2, 2005, (A) 35,847,912 shares of Company Common Stock are issued and outstanding, (B) no shares of Company Common Stock are issued and held by the Company in its treasury and (C) no shares of Company Preferred Stock are issued and outstanding, or issued and held by the Company in its treasury.

(ii) As of the date of this Agreement and regarding options or any other awards which grant a right to purchase shares of Company Common Stock from the Company (“Options”):

(A) The Company has reserved 12,121,672 shares of Company Common Stock for issuance to employees, consultants and directors pursuant to the 1995 Stock Option Plan (the “1995 Stock Plan”), of which (1) 3,954,128 shares are subject to outstanding unexercised Options thereunder, (2) no shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and (3) 1,072,229 shares are reserved for issuance upon the exercise of additional Options that may be granted thereunder in accordance with the limitations and restrictions of Section 4.1(d) of this Agreement.

(B) The Company has reserved 1,000,000 shares of Company Common Stock for issuance to outside directors pursuant to the 1995 Outside Directors Stock Option Plan (the “Directors Plan”), of which (1) 819,998 shares are subject to outstanding unexercised Options thereunder, (2) no shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and (3) 2 shares are reserved for issuance upon the exercise of additional Options that may be granted thereunder in accordance with the limitations and restrictions of Section 4.1(d) of this Agreement.

(C) The Company has reserved 29,700,000 shares of Company Common Stock for issuance to employees, consultants and directors pursuant to the 1996 Nonstatutory Stock Option Plan (the “1996 Stock Plan”), of which (1) 15,210,337 shares are subject to outstanding unexercised Options thereunder, (2) no shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and (3) 2,946,605 shares are reserved for issuance upon the exercise of additional Options that may be granted thereunder in accordance with the limitations and restrictions of Section 4.1(d) of this Agreement.

(D) The Company has reserved 2,590,000 shares of Company Common Stock for issuance to employees, consultants and directors pursuant to the 1997 Nonstatutory Stock Option Plan for Verity Canada Ltd. (the “1997 Stock Plan”), of which (1) 1,189,989 shares are subject to outstanding unexercised Options thereunder, (2) no shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and (3) 252,171 shares are reserved for issuance upon the exercise of additional Options that may be granted thereunder in accordance with the limitations and restrictions of Section 4.1(d) of this Agreement.

(E) The Company has reserved 522,800 shares of Company Common Stock for issuance to employees, consultants and directors pursuant to the Cardiff Software, Inc. 1997 Equity Incentive Plan and the Cardiff Software, Inc. 2000 Stock Option Plan (collectively with the 1995 Stock Plan, the Directors Plan, the 1996 Stock Plan, and the 1997 Stock Plan, the “Stock Plans” and each a “Stock Plan”), of which (1) 209,346 shares are subject to outstanding unexercised Options thereunder, (2) no shares outstanding thereunder are unvested and subject to repurchase rights in favor of the Company and (3) 39,937 shares are reserved for issuance upon the exercise of additional Options that may be granted thereunder in accordance with the limitations and restrictions of Section 4.1(d) of this Agreement.

(F) The Company has reserved 6,000,000 shares of Company Common Stock for issuance to employees under the Company’s 1995 Employee Stock Purchase Plan (“ESPP”), of which 4,215,619 shares have been issued pursuant to the exercise of purchase rights and 1,784,381 shares are available for future issuance thereunder. The current “Offering Period” (as defined in the ESPP) commenced under the ESPP on April 1, 2005 and will end on the earlier of (1) the day immediately prior to the Effective Time and (2) March 31, 2006, and except for the purchase rights granted on such commencement date to participants in the current Offering Period, there are no other purchase rights or options outstanding under the ESPP. A maximum of 1,340,000 shares of Company Common Stock may be purchased under the current Offering Period (as defined in the ESPP) under the ESPP on the final purchase date thereunder which is to occur on the earlier of (x) the day immediately prior to the Effective Time and (y) March 31, 2006. The Company has taken all required actions to terminate the ESPP and to cause the Offering Period to terminate effective automatically on the earlier of (i) the day immediately prior to the Effective Time and (ii) March 31, 2006.

(G) The Company has delivered or Made Available to Parent true and correct copies of all Stock Plans and the forms of all agreements and instruments relating to or issued thereunder and such agreements and instruments have not been amended, modified or supplemented and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Parent. No consent or other action of the holders of the Options, the participants in the ESPP or the Company’s stockholders or otherwise is required in connection with Parent’s assumption of the Lower Priced Options under the Stock Plans in accordance with Section 5.8, the final purchase date and termination of the ESPP in accordance with Section 4.3 and the cancellation of the Higher Priced Options in accordance with Section 5.8 without any cash or other consideration payable to the holders of those Higher Priced Options in connection with the cancellation of those options.

(H) As of the date of this Agreement, there are no issued and outstanding shares of Company Common Stock or other securities which are subject to repurchase by the Company or forfeiture in the event the holders of those shares or securities terminate their service relationship with the Company or its Subsidiaries prior to vesting in such shares or securities or in the event any other vesting provisions applicable to those shares or securities are not satisfied.

(iii) All outstanding shares of the Company’s capital stock are, and all shares of Company Common Stock reserved for issuance under the Stock Plans as specified above shall be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation, Bylaws or any Contract to which the Company is a party or otherwise bound, except to the extent that any such violation would not reasonably be expected to have a Material Adverse Effect on the Company. None of the outstanding shares of the Company’s capital stock has been issued in violation of any federal or state securities Laws, except to the extent that any such violation would not reasonably be expected to have a Material Adverse Effect on the Company. All of the outstanding shares of capital stock of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ or nominees’ shares in the case of foreign Subsidiaries) are owned by the Company or a Subsidiary of the Company free and clear of all Liens, other than Permitted Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

(iv) The Company Common Stock and the Rights (as defined in the Rights Agreement) constitute the only classes of securities of the Company or its Subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(v) Except for the Options, the Stock Plans, the ESPP, the Rights Agreement and the agreements and instruments implementing the foregoing, there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act, or sale or transfer (including agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company or its Subsidiaries. To the Knowledge of the Company, other than the Voting Agreements, there are no agreements in effect as of the date of this Agreement among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including voting trusts or proxies) or sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company or its Subsidiaries.

(vi) Except as described in this Section 3.1(c), no capital stock of the Company or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in this Section 3.1(c), there are no options, preemptive rights, warrants, calls, rights, commitments or agreements of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of it Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of, or otherwise amend or enter into, any such option, warrant, call, right, commitment or agreement. Except for the Company’s repurchase rights with respect to unvested shares issued under the Stock Plans, there are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other Person. There are no registration rights or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of the Company or any of its Subsidiaries.

(vii) The Rights Agreement has been amended so that the entering into of this Agreement and the Voting Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not, (A) result in any Person being deemed to have become an Acquiring Person (as defined in the Rights Agreement), (B) result in the ability of any Person to exercise any Rights (as defined in the Rights Agreement) under the Rights Agreement, (C) enable or require the Rights to separate from the Company Common Stock to which they are attached or to be triggered or become exercisable or (D) enable the Company to exchange any Rights for shares of the Company’s capital stock, pursuant to the Rights Agreement. No Distribution Date, Stock Acquisition Date, Triggering Event (as such terms are defined in the Rights Agreement) or similar event has occurred or will occur by reason of (x) the adoption, approval, execution or delivery of this Agreement and the Voting Agreements, (y) the public announcement of such adoption, approval, execution or delivery or (z) the consummation of the transactions contemplated hereby and thereby.

(d) Authority; Noncontravention.

(i) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of approving this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, to obtaining the Company Stockholder Approval. Assuming the accuracy of the representations and warranties of Parent set forth in Section 3.2(b)(ii), the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate authorizations or approvals on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated by this

Agreement, subject, in the case of approving this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, to obtaining the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to (A) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar Laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (B) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

(ii) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock as of the record date established for the Company Stockholders Meeting, voting as a single class, at the Company Stockholders Meeting in favor of adopting this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement or the Merger or any transaction contemplated hereby.

(iii) The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company who were present duly and unanimously adopted resolutions (the “Company Board Approval”) (A) approving this Agreement, the Merger and the other transactions contemplated hereby, (B) determining that it is advisable and in the best interests of the Company and its stockholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (C) directing that this Agreement be submitted to a vote for adoption at a meeting of the Company’s stockholders to be held as promptly as practicable as set forth in Section 5.1(b) and (D) recommending that the Company’s stockholders adopt this Agreement, which resolutions have not been rescinded, modified or withdrawn in any way except as permitted by Section 4.2.

(iv) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and compliance by the Company with the provisions hereof, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in termination, cancellation or acceleration of any material obligation of the Company or any of its Subsidiaries under, or give rise to a loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any material increased, additional, accelerated or guaranteed rights or entitlements under, (A) any provision of the Certificate of Incorporation or Bylaws of the Company or the Certificate of Incorporation or Bylaws (or similar organizational documents) of any of its Subsidiaries, (B) any Contract to which the Company or any of its Subsidiaries is a party or any of their respective properties or assets is subject or (C) subject to the governmental filings and other matters referred to in Section 3.1(d)(v), any Law or Order, in each case, applicable to the Company or any of its Subsidiaries or their respective properties or assets; other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, results, losses, Liens or entitlements that would not reasonably be expected to have a Material Adverse Effect on the Company.

(v) No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign (each, a “Governmental Entity”), is required to be made or obtained by the Company or any of its Subsidiaries at or prior to the Effective Time in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance by the Company with the provisions hereof, except for (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the adoption by the

Company’s stockholders of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and such other filings, notices or reports under the Exchange Act, as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (C) any filings or notifications required under the rules and regulations of the NASDAQ Stock Market, Inc. with respect to the transactions contemplated hereby, and (D) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states or other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, including such customary filings regarding any change of beneficial ownership or similar filings in foreign jurisdictions that would not reasonably be expected to preclude or materially impede the Company’s ability to consummate the transactions contemplated hereby.

(vi) Assuming the accuracy of the representations and warranties set forth in Section 3.2(c), the Company Board Approval constitutes approval of the Merger for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that the restrictions on business combinations (as such term is defined therein) set forth in Section 203 of the DGCL do not and will not apply to the execution or delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the Laws of the State of Delaware or the State of California (“Takeover Statutes”) (other than Section 203 of the DGCL) is applicable to the Company, the shares of Company Common Stock, the Merger or the consummation by the Company of any of the other transactions contemplated by this Agreement.

(e) SEC Documents; Financial Statements.

(i) The Company has filed with the SEC on a timely basis all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since June 1, 2002, as such documents since the time of filing may have been amended or supplemented with the SEC (the “Company SEC Documents”). No Subsidiary of the Company is required to file with the SEC any report, schedule, form, statement or other document. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents. The Company SEC Documents, including all forms, reports and documents to be filed by the Company with the SEC after the date of this Agreement and prior to the Effective Time, (A) were and, in the case of Company SEC Documents filed after the date of this Agreement, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (B) did not at the time they were filed (or if amended or superseded by a subsequent filing, then on the date of such filing), and in the case of such forms, reports and documents filed by the Company with the SEC after the date of this Agreement, will not as of the time they are filed (or if amended or superseded by a subsequent filing, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Documents or necessary in order to make the statements in such Company SEC Documents, in light of the circumstances under which they were and will be made, not misleading.

(ii) The financial statements of the Company for the fiscal year ended May 31, 2005 and the fiscal quarter ending August 31, 2005, in each case as filed with the SEC (the “Company Financial Statements”) and all other financial statements of the Company included in the Company SEC Documents, including in each case the notes thereto (collectively with the Company Financial Statements, the “SEC Financial Statements”), complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods covered (except as may be indicated therein or in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and fairly presented in accordance with GAAP the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and other adjustments described therein).

(iii) Except as set forth in the Company Financial Statements and except as arising under this Agreement, the Company and its Subsidiaries have no liabilities or obligations of any nature (whether absolute, accrued, asserted or unasserted, contingent or otherwise) that would be required to be reflected on or reserved against in any SEC Financial Statements that are not disclosed, reflected or reserved against in such SEC Financial Statements, except for such liabilities and obligations (A) that have been incurred since August 31, 2005 in the Ordinary Course of Business or that are set forth in Section 3.1(y)(ii) of the Disclosure Schedule, and (B) that would not reasonably be expected to have a Material Adverse Effect on the Company.

(iv) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured-finance, special-purpose or limited-purpose entity or Person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s Financial Statements, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(v) Except as disclosed in the financial statements contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ending August 31, 2005, (A) there is no material outstanding indebtedness for borrowed money of the Company and its Subsidiaries except as permitted by Section 4.1, and (B) there are no guarantees by the Company or any of its Subsidiaries of any material indebtedness of third parties for borrowed money.

(vi) The Company and, to the Knowledge of the Company, each of its officers and directors, is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated thereunder by the SEC (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ Stock Market, Inc.

(vii) To the Knowledge of the Company, there are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data. There is no fraud relating to the Company, any of its Subsidiaries, or their respective businesses that involves management or other employees who have a significant role in the Company’s internal controls.

(viii) To the Knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

(ix) As of the date of this Agreement, the Company has no intention to restate any of the SEC Financial Statements. As of the date of this Agreement, the Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full years or during the current fiscal year-to-date which was required to be reported to the Company’s Board of Directors. The books and records of the Company and each of its Subsidiaries have been, and are being maintained in all material respects in accordance with applicable Law and accounting requirements and the SEC Financial Statements are consistent with such books and records.

(f) Notes and Accounts Receivable. All notes and accounts receivable of the Company and its Subsidiaries shown on the balance sheet included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2005 as filed with the SEC, or thereafter acquired by the Company or any of its Subsidiaries, have been collected or are current and collectible in the ordinary course (in the case of any such note in accordance with its terms, and in the case of any such account within 90 days after billing) at the aggregate recorded amounts thereof on the Company’s books, less the allowance for uncollectible accounts provided on the above-referenced balance sheet, as such allowances may have been adjusted on the Company’s books in the Ordinary Course of Business to date, which adjustment, if material, is disclosed in Section 3.1(f) of the Disclosure Schedule. As of the date of this Agreement, no note or receivable of the Company or its Subsidiaries is subject to an asserted counterclaim or setoff that if successful would reasonably be expected to have a Material Adverse Effect on the Company.

(g) Absence of Certain Changes or Events. Except for the transactions contemplated by this Agreement, between August 31, 2005 and the date of this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (ii) there has been (A) no state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has caused or would reasonably be expected to have, a Material Adverse Effect on the Company; (B) no declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s or any of its Subsidiaries’ capital stock; (C) any purchase, redemption or other acquisition of any shares of capital stock or other securities of the Company or its Subsidiaries or the issuance of any options, warrants, calls, or rights to acquire such shares or securities; (D) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock or other securities of the Company or any of its Subsidiaries (other than shares of Company Common Stock issuable upon the exercise of outstanding Options or other awards under the Stock Plans or outstanding purchase rights under the ESPP); (E) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant of (1) any increase in compensation, bonus or other benefits (including grants of stock options, stock appreciation rights or other stock-based awards) or any such granting of any type of compensation or benefits to any current or former director, officer, employee or consultant not previously receiving or entitled to receive such type of compensation or benefit, or (2) the right to receive any severance or termination pay, or increases therein (other than in both instances (1) and (2) increases made as required by Law); (F) any material change in financial or Tax accounting methods, principles or practices by the Company or any of its Subsidiaries, except insofar as may have been required by a change in GAAP or applicable Law; (G) any material election with respect to Taxes by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability or refund; (H) any revaluation of the Company’s or any of its Subsidiaries’ material assets; or (I) any grants of material refunds, credits, rebates or other allowances by the Company to any end user, customer, reseller or distributor, in each case, other than in the Ordinary Course of Business.

(h) Absence of Litigation; Investigations. As of the date of this Agreement, there is no action, suit or proceeding, claim, arbitration, litigation or investigation by or before any Governmental Entity (each, an “Action”) pending or, to the Knowledge of the Company, threatened (A) against or specifically affecting the Company or any of its Subsidiaries or (B) that challenges or seeks to prevent, enjoin or otherwise delay the Merger. To the Knowledge of the Company, as of the date of this Agreement no event has occurred or circumstances exist that would reasonably be expected to give rise or serve as a valid basis for any material Action. As of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened against any current or, to the Knowledge of the Company, former director or employee of the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has or is reasonably likely to have an indemnification obligation. As of the date of this Agreement, there is no unsatisfied judgment, penalty or award against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets. As of the date of this Agreement, there is no Order to which the Company or any of its Subsidiaries or any of their respective properties or assets are subject. There has not been since January 1, 2000, and as of the date of this Agreement there are not, any internal investigations or inquiries being conducted by the Company, its Board of Directors or, to the Knowledge of the Company, any third party or Governmental Entity at the request of any of the foregoing concerning any conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

(i) Compliance with Applicable Laws. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, certificates, authorizations, Orders and approvals of all Governmental Entities (the “Permits”) that are necessary to the lawful operation of the respective business of the Company and its Subsidiaries, except where the failure to hold such Permits would not reasonably be expected to have a Material Adverse Effect on the Company. All such Permits are in full force and effect and the Company and its Subsidiaries are in compliance with the terms of all such Permits, except where the failure so to maintain such Permits or so to comply would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with all applicable Laws and Orders, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has not received any notice between June 1, 2003 and the date of this Agreement to the effect that the Company or any of its Subsidiaries is not in compliance with the terms of such Permits or any such Laws or Orders, except any such notice that has been withdrawn or with respect to which the noncompliance described therein has been cured in all material respects.

(j) Absence of Changes in Benefit Plans; Employment Matters.

(i) Except as expressly permitted or required by this Agreement, since May 31, 2005, there was no adoption or amendment in any material respect by the Company or any entity, trade or business that is required, together with the Company, to be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA (a “Controlled Group Member”) of:

(A) other than the termination of the ESPP, any stock ownership, stock purchase, stock appreciation, stock option or phantom stock benefit plan, program or arrangement (whether oral or written) not governed by ERISA (together, “Equity Benefit Plans”);

(B) any pension, profit and retirement savings, cafeteria, severance, disability, death, medical, welfare or other benefit plan, program or arrangement (whether oral or written), that is an “employee benefit plan,” as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (together, “ERISA Benefit Plans”); or

(C) any deferred compensation, cash bonus, stock bonus, performance or other incentive compensation, severance, vacation, paid time off or paid sick time benefit plan, program or arrangement (whether oral or written) that is not governed by ERISA (together, “Non-ERISA Benefit Plans”), providing any such benefits to any current or former employee, officer or director of the Company or any Controlled Group Member. Except as set forth in Section 3.1(j)(i) of the Disclosure Schedule, (i) each of the employees of the Company and any Controlled Group Member is employed at will, and (ii) there exist no employment (except employment-at-will), consulting, deferred compensation, post-termination payment or severance, change-in-control, termination or indemnification agreements or arrangements (whether oral or written) between the Company or any Controlled Group Member, on the one hand, and any current or former director, officer, employee or consultant of the Company or any Controlled Group Member, on the other hand that contain any continuing rights or obligations by any party thereto.

(ii) Section 3.1(j)(ii) of the Disclosure Schedule sets forth a list of all plans, programs, Contracts or arrangements to which the Company or any Subsidiary is a party, or to which either is subject, pursuant to which payments (or acceleration of benefits or vesting of Options or lapse of repurchase rights) may be required upon, or may become payable directly or indirectly as a result of, the transactions contemplated by this Agreement or any other change of control of the Company or the termination of any Person’s service or employment relationship with the Company or its Subsidiaries in connection therewith. Complete and accurate copies of the plans, programs, Contracts or arrangements listed in Section 3.1(j)(ii) of the Disclosure Schedule, including all amendments thereto, have been delivered or Made Available to Parent.

(k) Contracts.

(i) Section 3.1(k)(i) of the Disclosure Schedule sets forth, as of the date of this Agreement, a list of, and the Company has delivered or Made Available to Parent true and correct copies of:

(A) all Contracts of the Company or any of its Subsidiaries that would be required to be filed as an exhibit to an Annual Report on Form 10-K under the Exchange Act (if such report was filed by the Company with the SEC on the date of this Agreement);

(B) all Contracts of the Company, any of its Subsidiaries or any of its Affiliates that contain a covenant restricting the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would reasonably be expected to restrict the ability of Parent or any of its Subsidiaries) to compete or engage in any significant business practice with respect to the development, manufacturing, marketing or distribution of any of the Company’s current products or services in any material respect, including Contracts with “most favored customer” pricing provisions;

(C) all Contracts (including employment, consulting, bonus, compensation, severance, or retention Contracts) of the Company or any of its Subsidiaries with any Affiliate of the Company (other than any of its Subsidiaries) other than offer letters, employment agreements or consulting agreements providing solely for at will employment or services and containing no right to any pay or benefits after employment or services have been terminated;

(D) all Contracts of the Company or any of its Subsidiaries pursuant to which any third party is authorized to use, copy, market, distribute or in any other manner exploit any Intellectual Property of the Company or any of its Subsidiaries other than licenses granted to distributors, resellers and customers in the Ordinary Course of Business and non-exclusive immaterial Contracts;

(E) all Contracts of the Company or any of its Subsidiaries pursuant to which the Company or such Subsidiary is granted rights in Intellectual Property of any third Person that are embodied in or incorporated into any of the Company’s products (excluding any licenses for software that is “shrink-wrap” software or similar commercially available end-user licenses);

(F) all material joint venture, partnership or other similar Contracts to which the Company or any of its Subsidiaries is a party that result in the creation of a separate legal entity;

(G) all Contracts of the Company or any of its Subsidiaries involving the lease of real property with an annual payment of greater than $10,000;

(H) all loan agreements, credit agreements, letters of credit, notes, debentures, bonds, mortgages, indentures, promissory notes and other Contracts of the Company or any of its Subsidiaries relating to the borrowing of money or extension of credit other than standard invoice terms for payments of invoices in connection with sales of the Company’s products or services (collectively, “Debt Obligations”) pursuant to which any material indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of its Subsidiaries of any Debt Obligations of any other Person; and

(I) all powers of attorney and Contracts and arrangements of the Company or any of its Subsidiaries pursuant to which the Company or any Subsidiary of the Company has any material obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, or otherwise in respect of any obligation of any Person, or any material capital maintenance or similar agreements or arrangements.

(ii) Each Contract (x) referenced in Sections 3.1(k)(i)(A) through (I) above (notwithstanding any disclosures contained in Sections 3.1(k)(i)(A) through (I) of the Disclosure Schedule), and (y) that is a customer or supply Contract (excluding purchase orders given or received in the Ordinary Course of Business) under which the Company or any Subsidiary of the Company paid or received in excess of

$500,000 for the fiscal year ended May 31, 2005 or, based on information as of the date of this Agreement, is reasonably expected to pay or receive in excess of $500,000 for the fiscal year ended May 31, 2006 (collectively, “Material Contracts”), is in full force and effect as of the date of this Agreement (except for those Contracts that have expired in accordance with their terms) and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms (subject to (A) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar Laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (B) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law)), of the Company or the applicable Subsidiary, and the Company or the applicable Subsidiary has performed all of its material obligations under, and is not in violation or breach of or default under, any such Contract or agreement except for such violation or breach which would not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, the other parties to any such Contract or agreement have performed all of their obligations under, and are not in violation or breach of or default under, any such Contract or agreement except for such violations or breaches which would not reasonably be expected to have a Material Adverse Effect on the Company.

(iii) The Company has delivered or Made Available all Contracts of the Company or any of its Subsidiaries containing “standstill” or similar provisions that purport, after the Effective Time, to restrict any Affiliate of the Company that would include Parent or any of its Subsidiaries or Affiliates.

(l) Breach of Contract. The execution of this Agreement and the consummation of the transactions contemplated hereby will not cause a material breach in any of the Material Contracts and no approval or consent of any other party to any of the Material Contracts is required in order for those Material Contracts to continue in effect after the consummation of the Merger.

(m) Intellectual Property.

(i) Section 3.1(m)(i) of the Disclosure Schedule lists all registered and material unregistered trademarks and applications therefor, registered trade names, registered service marks, registered copyrights and applications therefor, patents and patent applications, and the jurisdictions in which each of the foregoing was or is filed or registered, if owned by or licensed to the Company or any of its Subsidiaries and indicating whether owned by or licensed to the Company or any of its Subsidiaries. All patents, registered trademarks, registered trade names, registered service marks and registered copyrights held by the Company or any of its Subsidiaries are valid and subsisting. All necessary registration, maintenance and renewal fees in connection with the foregoing have been paid and all necessary documents and certificates in connection with the foregoing have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining the foregoing. There are no actions that are required to be taken by Company within one hundred twenty (120) days of the date of this Agreement with respect to any of the foregoing.

(ii) Each of the Company and its Subsidiaries owns, or is validly licensed or otherwise has the right to use, and solely with respect to that which is owned by the Company or its Subsidiaries free and clear of any Liens (other than Permitted Liens), all Intellectual Property used by or necessary for the Company to carry on its business as currently conducted. Such Intellectual Property constitutes all the Intellectual Property necessary to the conduct of the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries, including the design, development, manufacture, use, import and sale of products and technology and the performance of services.

(iii) None of the Company or any of its Subsidiaries has infringed upon, misappropriated any Intellectual Property or other proprietary information of any other Person. None of the Company or any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging that the Company or any of its Subsidiaries has infringed or misappropriated any Intellectual Property of any other Person nor, to the Knowledge of the Company, is there a reasonable basis for any such claim. As of the date of this Agreement, none of the Company or any of its Subsidiaries is party to or the subject of any pending or, to the Knowledge of the Company, threatened, suit, claim, action, or proceeding with respect to any such infringement or misappropriation. To the Knowledge of the Company, as of the date of this Agreement no other Person has infringed upon or misappropriated any Intellectual Property owned by the Company or any of its Subsidiaries. Between June 1, 2000 and the date of this Agreement, none of the Company or any of its Subsidiaries has received any opinion of counsel that a third party patent applies to any product produced, marketed, licensed, sold or distributed by the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has brought any action, suit or proceeding for infringement of any Intellectual Property of the Company or any of its Subsidiaries, or for breach of any license or agreement involving any of such Intellectual Property, against any party that remains pending as of the date of this Agreement, and to the Knowledge of the Company as of the date of this Agreement, there is no unauthorized use, disclosure, infringement or misappropriation of any such Intellectual Property by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

(iv) Neither the Company nor any of its Subsidiaries has transferred title to, or granted any exclusive license with respect to, any material Intellectual Property that is used in the business of the Company or any Subsidiary as currently conducted.

(v) The Company has a policy of obtaining from each employee or consultant who is or was involved in the creation or development of any Intellectual Property of the Company an agreement containing an irrevocable assignment to the Company of the Intellectual Property created or developed by such employee, and, to the Knowledge of the Company, there are no material breaches of such policy. Each of the Company and its Subsidiaries has taken all reasonable steps (based on standard industry practices) to protect its Intellectual Property and rights thereunder and, to the Knowledge of the Company, no such rights to Intellectual Property have been lost or are in jeopardy of being lost as a result of any act or omission by the Company or any of its Subsidiaries. The Company does not believe it is or will be necessary to use any inventions of any of its employees, consultants or independent contractors made prior to their employment by, or performance of services for, the Company and its Subsidiaries.

(vi) “Intellectual Property” means all intellectual property, including but not limited to (A) inventions (whether patentable or unpatentable and whether or not reduced to practice), ideas, research and techniques, technical designs, discoveries and specifications, improvements, modifications, adaptations, and derivations thereto, models, and industrial designs, (B) marks, logos, trade dress, brand names and trade names, assumed names, corporate names and other indications of origin (whether registered or unregistered), (C) works of authorship, (D) trade secrets, know-how and confidential business information, (E) Software, (F) Internet domain names, (G) customer lists, and (H) documentation related to any of the foregoing, and includes all Intellectual Property Rights in and to the foregoing. “Intellectual Property Rights” means (i) patents, patent applications, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof (the “Patents”), (ii) trademarks, service marks, trade name rights and similar rights, (iii) rights associated with works of authorship, including copyrights (whether registered or unregistered and any applications for registration therefor, including any modifications, extensions, or renewals thereof) and moral rights, (iv) trade secrets, know-how and confidential business information and rights in any jurisdiction to limit the use or disclosure thereof by any Person, and (v) publicity rights.

(n) Software.

(i) “Software” means any and all (w) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (x) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (y) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (z) all documentation, including user manuals and training materials, relating to any of the foregoing.

(ii) The Company and its Subsidiaries use commercially available antivirus software with the intention of protecting Company’s software products from becoming infected by viruses and other harmful code. To the Company’s knowledge, the Company’s software products do not contain any computer code that is designed and has the ability to disrupt, disable, harm, distort or otherwise impede the legitimate operations of such software products by or for the Company or its authorized users.

(iii) The Company and its Subsidiaries own and possess source code for all Software owned by the Company or its Subsidiaries and own or have valid licenses for all Software incorporated in any Software of the Company or its Subsidiaries. Except for software development tools, development kits, bug fixes, error corrections and similar code licensed or otherwise provided in the Ordinary Course of Business, the source code of any of the Company’s Software and the data associated therewith have not been licensed or otherwise provided by the Company or its Subsidiaries to another Person (other than escrow arrangements in the Ordinary Course of Business), and have been safeguarded and protected as confidential and proprietary Company information.

(iv) “Open Source Materials” means any software or other material that is made generally available to the public, under license (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, and any other similar “free software” or “open source” licenses) without requiring the payment of any fees or royalties. Neither the Company nor any of its Subsidiaries have incorporated Open Source Materials into, or combined Open Source Materials with, the Software distributed or marketed by the Company or its Subsidiaries, which Open Source Materials require, as a condition of use, modification or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge.

(o) Labor Matters.

(i) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees and, to the Knowledge of the Company, there are no attempts to organize any of the Company’s or any of its Subsidiaries’ employees by any Person, unit or group seeking to act as their bargaining agent. The Company has complied with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal employment opportunity, collective bargaining, nondiscrimination, and the withholding and payment of social security and other Taxes, except for such failures to comply that would not reasonably be expected to have a Material Adverse Effect on the Company. There are no pending or, to the Knowledge of the Company, threatened material charges of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any Person employed or formerly employed by the Company or any of its Subsidiaries. To the Knowledge of the Company, no union representation elections relating to the Company’s employees have been scheduled by any Governmental Entity and no investigation of the employment policies or practices of the Company by any Governmental Entity is pending or threatened.

(ii) Set forth in Section 3.1(o)(ii) of the Disclosure Schedule is a list indicating the number of employees employed by the Company and each Subsidiary as of the date of this Agreement in each jurisdiction in which the Company or its Subsidiaries operates. Subject to the effect of any applicable employment Laws regarding notice pay and periods, no Person is employed by the Company or its Subsidiaries other than at the will of the Company or its Subsidiaries for an indefinite period of time.

(p) Employee Benefit Matters. Set forth in Section 3.1(p) of the Disclosure Schedule is a list of (i) each currently outstanding loan to any employee, officer or director, (ii) each ERISA Benefit Plan, (iii) each Equity Benefit Plan and (iv) each Non-ERISA Benefit Plan, sponsored or maintained by the Company or any Controlled Group Member or to which the Company or any Controlled Group Member is required to make material contributions (such plans, agreements, arrangements and related trusts and related agreements and arrangements being hereinafter referred to as the “Benefit Plans”). The Company has delivered or Made Available to Parent true and complete copies of all Benefit Plans, summary plan descriptions (if any), standard form agreements representing awards (including the standard form of stock option agreement) granted thereunder, and all annual reports and returns filed with the Internal Revenue Service or Department of Labor with respect to the three (3) most recent filings made for such Benefit Plans prior to the date of this Agreement. In addition:

(i) each Benefit Plan has been operated and administered in compliance with its terms in all material respects;

(ii) each Benefit Plan complies in all material respects, as applicable, with requirements of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable Laws;

(iii) each Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination opinion, advisory or notification letter from the Internal Revenue Service as to its qualification under Section 401(a) of the Code or has time remaining to apply for the same under applicable Treasury Regulations or IRS pronouncements, and nothing has occurred that could adversely affect such qualified status;

(iv) neither the Company nor any Controlled Group Member maintains, sponsors or contributes to, or has maintained, sponsored or contributed to, any “defined benefit plan” (within the meaning of Section 3(35) of ERISA), any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), or any “multiple employer plan” (within the meaning of Section 413 of the Code);

(v) no material “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any ERISA Benefit Plan;

(vi) each Benefit Plan can be amended, discontinued or terminated at any time (including after the Effective Time) in accordance with its terms, without material liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event, or (B) liabilities for which sufficient assets are set aside in a trust or insurance contract to satisfy such liabilities or which are accrued on the Company Financial Statements);

(vii) all contributions required to be made in connection with any Benefit Plan through the date of this Agreement have been timely made or, if not yet due, have been accrued on the Company Financial Statements;

(viii) other than claims in the ordinary course for benefits with respect to the Benefit Plans, there are no Actions pending against the Company or any of its Subsidiaries with respect to any Benefit Plan, or, to the Knowledge of the Company as of the date of this Agreement, any circumstances which would reasonably be expected to give rise to any valid Action;

(ix) all reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Governmental Entity have been timely filed;

(x) neither the Company nor any Controlled Group Member has any obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, and the Company and the Controlled Group Members have complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder;

(xi) except as set forth in Section 3.1(p)(xi) of the Disclosure Schedule, which specifies the payments which may in the Company’s best judgment constitute parachute payments under

Section 280G of the Code on the basis of the assumptions described therein, there is no agreement, plan, arrangement or other contract covering any current or former employee or other service provider of Company or any Controlled Group Member to which the Company or any Controlled Group Member is a party or by which Company or any Controlled Group Member is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or would reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent event, including termination of employee or other service status), give rise directly or indirectly to the payment of any amount that would reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G of the Code. Section 3.1(p)(xi) of the Disclosure Schedule lists each Person who Company reasonably believes is a “disqualified individual” (within the meaning of Section 280G of the Code and the U.S. Treasury Regulation thereunder). Except as otherwise set forth in Section 3.1(p)(xi) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereunder (whether alone or upon the occurrence of any additional or subsequent event, including termination of employee or other service status) will accelerate the time of payment or vesting of any compensation or benefits under any Benefit Plan, or increase the amount of compensation or benefits due any employee or former employee of Company. On the Closing Date, Company shall deliver a complete update to Section 3.1(p)(xi) of the Disclosure Schedule current as of that date;

(xii) Section 3.1(p)(xii) of the Disclosure Schedule sets forth a list of all Benefit Plans covering employees of the Company or any of its Subsidiaries and maintained by the Company or any of its Subsidiaries outside of the United States (the “Foreign Plans”). The Foreign Plans have been operated in accordance, and are in compliance, with their constituent documents and all applicable Laws in all material respects. There are no unfunded material liabilities under or in respect of the Foreign Plans, and all material contributions or other material payments required to be made to or in respect of the Foreign Plans prior to the Closing Date have been made or will be made prior to the Closing Date; and

(xiii) Section 3.1(p)(xiii) of the Disclosure Schedule sets forth a list of all plans, programs Contracts or arrangements to which the Company or any of its Subsidiaries is a party, or to which either is subject, which the Company believes in good faith after consultation with outside counsel provide for the payment of deferred compensation subject to Section 409A of the Code (each a “Section 409A Plan”).

(q) Taxes.

(i) Each of the Company and its Subsidiaries has filed or caused to be filed on a timely basis all federal, state, local, foreign and other Tax returns, reports and declarations (collectively, “Tax Returns”) required to be filed by it and has paid all federal, state, local, foreign and other taxes, including income, gross receipts, capital stock, profits, stamp, occupation, transfer, value added, excise, franchise, sales, use, property (whether real, personal or mixed), employment, unemployment, disability, withholding, social security and workers’ compensation taxes and estimated income and franchise tax payments, and interest, penalties, fines, costs and assessments (each, a “Tax” and collectively, “Taxes”) with respect to the periods covered by, and shown to be due on, such Tax Returns. All Tax Returns filed by or on behalf of the Company and its Subsidiaries have been prepared in compliance with all applicable Laws, except for such failures to comply that would not reasonably be expected to have a Material Adverse Effect on the Company. There are no Tax Liens on any of the properties or assets, real, personal or mixed, tangible or intangible, of the Company or any of its Subsidiaries, other than for Taxes not yet due and payable.

(ii) No material deficiency in Taxes of the Company or any of its Subsidiaries for any period has been asserted by any Governmental Entity which remains unpaid at the date of this Agreement. Since May 31, 1999, no material Tax Returns of the Company or any of its Subsidiaries have ever been audited. As of the date of this Agreement, no inquiries or notices have been received by the Company or any of its Subsidiaries from a Government Entity with respect to possible claims for Taxes in any material amount that have not been resolved (and paid, if applicable) prior to the date of this Agreement, and the Company has no Knowledge that any such inquiry or notice is pending or threatened, and to the Knowledge of the Company, as of the date of this Agreement there is no basis for any additional claims or assessments for a material amount of Taxes. Neither the Company nor any of its Subsidiaries has agreed to the extension of the statute of limitations with respect to any Tax Returns or Tax periods. There are no assessments relating to the Company’s or any of its Subsidiaries’ Tax Returns including Taxes in any material amount pending or, to the Knowledge of the Company, threatened in writing. The Company has delivered or Made Available to Parent true and complete copies of all material income (or franchise) Tax Returns filed by it and any of its Subsidiaries for the fiscal years 2002, 2003 and 2004. Neither the Company nor any of its Subsidiaries is, or has been, the common parent or a member of any affiliated group of corporations filing a consolidated income Tax Return (other than a group the common parent of which was the Company) and is not a party to any Tax sharing agreement or other arrangement pursuant to which it could be liable for the Taxes of any third party in any material amount.

(iii) Adequate accruals and reserves have been made in the Company Financial Statements and the books and records of the Company and its Subsidiaries for the payment of all unpaid Taxes of the Company and its Subsidiaries for all periods through the respective dates thereof in accordance with GAAP.

(iv) The Company has not been liable for the payment of interest, penalties, or fines in relation to Taxes in a material amount during the past five years.

(v) Neither the Company nor any of its Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Neither the Company nor any of its Subsidiaries is a party to any Contract, arrangement or plan with any employee or independent contractor that has resulted or would result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of Tax Law). Neither the Company nor any Subsidiary of the Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company and its Subsidiaries have disclosed on their Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of a material Federal income Tax liability within the meaning of Section 6662 of the Code.

(r) Environmental Matters.

(i) Each of the Company and its Subsidiaries possesses all material Environmental Permits necessary to conduct its businesses and operations as being conducted as of the date of this Agreement, and all such Environmental Permits are in full force and effect. None of the Company or its Subsidiaries has been notified by any Governmental Entity prior to the date of this Agreement that any Environmental Permits will be modified, suspended or revoked.

(ii) Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws and the terms and conditions of all Environmental Permits. None of the Company or its Subsidiaries has received any communication from any Governmental Entity or other Person that alleges that the Company or any of its Subsidiaries has violated or is, or may be, liable under any Environmental Law.

(iii) There are no pending or, to the Knowledge of the Company, past or threatened material Environmental Claims (A) against the Company or any of its Subsidiaries or (B) against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed, either by Contract or by operation of Law.

(iv) To the Knowledge of the Company, there have been no Releases of any Hazardous Materials at, from, in, to, on or under any real properties currently or previously owned, leased, or utilized by the Company or any of its Subsidiaries or predecessors that would reasonably be expected to form the bases of any material Environmental Claim against the Company or any of its Subsidiaries.

(v) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries or predecessors transported or arranged for the transportation, treatment, storage, handling or disposal of any Hazardous Materials to any off-site location that could reasonably be anticipated to result in a material Environmental Claim against the Company or any of its Subsidiaries.

(vi) To the Knowledge of the Company, there are no (A) underground storage tanks, active or abandoned, (B) polychlorinated-biphenyl-containing equipment or (C) asbestos-containing material, within the leasehold of any site or building utilized by the Company or any of its Subsidiaries.

(vii) There have been no environmental investigations, studies, tests, audits, reviews or other analyses conducted by or on behalf of, or that are in the possession of, the Company or any of its Subsidiaries which have not been delivered or Made Available to Parent.

(viii) For purposes of this Agreement, the following defined terms shall apply:

(A) “Environmental Claims” means any and all actions, Orders, decrees, suits, demands, directives, claims, Liens, investigations, proceedings or notices of violation by any Governmental Entity or other Person alleging potential responsibility or liability arising out of, based on or related to (1) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location or (2) circumstances forming the basis of any violation or alleged violation of any Environmental Law;

(B) “Environmental Laws” means all Laws, Orders, decrees, common law, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity with applicable authority over such matters relating to pollution or protection of the environment or human health;

(C) “Environmental Permits” means all permits, licenses, registrations and other authorizations required under applicable Environmental Laws;

(D) “Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law; and

(E) “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment or within any building, structure, facility or fixture.

(s) Assets in Good Condition. All physical assets of the Company and its Subsidiaries carried for value on the SEC Financial Statements are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted.

(t) Insurance.

(i) Section 3.1(t) of the Disclosure Schedule sets forth as of the date of this Agreement (A) a list of all insurance policies, binders of insurance and fidelity bonds that cover the Company or any of its Subsidiaries or their respective businesses, properties, assets, directors or employees (the “Policies”) and (B) a list of all pending material claims and the claims history of material claims for the Company and each Subsidiary during the current year and the preceding three years (including with respect to insurance obtained but not maintained as of the date of this Agreement). There are no pending material claims under any of such Policies as to which to the Knowledge of the Company as of the date of this Agreement, coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

(ii) Section 3.1(t)(ii) of the Disclosure Schedule describes any self-insurance arrangement by or affecting the Company or any of its Subsidiaries, including any reserves thereunder, and describes the loss experience for all material claims that were self-insured in the current year and the preceding three years.

(iii) As of the date of this Agreement, all material Policies are in full force and effect and are enforceable in accordance with their terms, and the consummation of the Merger will not, pursuant to the terms of such material Policy, give any party thereto a right to terminate such Policy.

(iv) All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued. Neither the Company nor any of its Subsidiaries has received prior to the date of this Agreement a notice of cancellation of any current Policy or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any such current Policy. To the Knowledge of the Company, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any material Policy or entitle any insurer to terminate or cancel any material Policy. To the Knowledge of the Company, as of the date of this Agreement there is no threatened termination of, or material premium increase with respect to, any material Policy and none of such Policies provides for retroactive material premium adjustments.

(u) Title to Properties.

(i) Each of the Company and its Subsidiaries has marketable and legal title to, or valid leasehold interests in, all of its properties and assets except for such as are no longer used in the conduct of its respective businesses and except for defects in title, easements, restrictive covenants and similar Liens and encumbrances that would not reasonably be expected to have a Material Adverse Effect on the Company. All such properties and assets, other than properties and assets in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, other than Permitted Liens.

(ii) Each of the Company and its Subsidiaries has complied with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such noncompliances or failures to be in full force and effect that would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all such leases.

(v) Non-Arm’s Length Transactions. Except as disclosed in the Company SEC Documents:

(i) neither the Company nor any of its Subsidiaries has made any payment or loan (that is currently outstanding) to, or borrowed any monies from or is or has become otherwise indebted to, any officer, director, employee, stockholder or any other Person with whom the Company or any of its Subsidiaries is not dealing at arm’s length or, to the Knowledge of the Company, any Affiliate of any of the foregoing, except for (A) usual compensation paid in the Ordinary Course of Business, and (B) arrangements or obligations that have been terminated or fulfilled in full and are no longer outstanding or in effect;

(ii) except for Contracts made solely between the Company and any of its wholly-owned Subsidiaries or between any of the wholly-owned Subsidiaries of the Company, and except for Contracts of employment or relating to Options, benefits, severance or change of control payments (all of which change of control payments are set forth in the Disclosure Schedule), neither the Company nor any of its Subsidiaries is a party to any Contract with any officer, director, employee, stockholder or any other Person with whom the Company or any of its Subsidiaries is not dealing at arm’s length or, to the Knowledge of the Company, any Affiliate of any of the foregoing; and

(iii) no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57.

(w) No Restrictions on Business. As of the date of this Agreement, there is no Order that has been entered against or is binding by its terms upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any significant business practice of the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted.

(x) Opinion of Financial Advisor. The financial advisor to the Company, Morgan Stanley & Co. Incorporated, has delivered to the Company an opinion to the effect that as of the date of such opinion, and subject to the assumptions, qualifications and limitations set forth therein, the Per Share Amount is fair, from a financial point of view, to the stockholders of the Company. The Company has provided a copy of such opinion to Parent for informational purposes only.

(y) Brokers; Schedule of Fees.

(i) No broker, investment banker, finder or financial advisor or other Person has been retained by, or is authorized to act on behalf of, the Company or any of its Subsidiaries, and is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement (other than Morgan Stanley & Co. Incorporated, whose brokerage, investment banking, finders and financial advisory fees shall be paid by the Company). The Company has heretofore delivered or Made Available to Parent a complete and correct copy of all agreements between the Company and Morgan Stanley pursuant to which such firm could be entitled to any payment relating to the transactions contemplated hereby.

(ii) Section 3.1(y)(ii) of the Disclosure Schedule sets forth the Company’s good faith estimate, as of the date of this Agreement, of the estimated fees and expenses incurred and to be incurred by the Company and its Subsidiaries in connection with the negotiation, execution and delivery of this Agreement and the other agreements and documents (including the Proxy Statement) contemplated hereby, and the performance of its obligations hereby and thereby (including the fees and expenses of Morgan Stanley & Co. Incorporated and of the Company’s legal counsel and accountants) (assuming for the purposes of making such estimates that Parent and the Company receive early termination of the waiting period applicable to the Merger under the HSR Act).

(z) Suppliers and Customers. Between May 31, 2005 and the date of this Agreement, other than with regard to expiration of Contracts according to their terms or completion of performance of work, services, or other obligations according to the terms of any Contract, no material supplier or customer has canceled or otherwise terminated its relationship with the Company or any of its Subsidiaries. Between May 31, 2005 and the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice that any such supplier or customer intends to cancel or terminate its relationship with the Company or any of its Subsidiaries, and no such supplier or customer will be entitled to any material refund as a result of the consummation of the transactions contemplated by this Agreement.

(aa) Corporate Records and Designations. Section 3.1(aa) of the Disclosure Schedule sets forth as of the date of this Agreement (i) a list of all banks or financial institutions with which the Company or its Subsidiaries have an account, deposit, certificate of deposit or safe-deposit box along with identifying numbers and the names of all Persons authorized to draw thereon or have access thereto; (ii) the names of all incumbent directors and officers of the Company and its Subsidiaries and of all incumbent trustees and committee members under any of the employee Benefit Plans or related trusts; (iii) the names of all Persons having powers of attorney from the Company or its Subsidiaries and a statement of the terms thereof; and (iv) a description and identification of any insurance policies held or paid for by the Company or its Subsidiaries on the lives of any of its key management, officers or directors.

(bb) Immigration Matters. The Company and its Subsidiaries have complied in all material respects with all relevant provisions of Section 274(A) of the Immigration and Nationality Act, as amended (the “Immigration Act”). Without limiting the foregoing, (a) each “employee” (as that term is defined in the Immigration Act) of the Company or its Subsidiaries is permitted to be so employed in the United States under the Immigration Act; (b) the Company and its Subsidiaries have examined (and made copies of, if applicable) the documents presented by such employee to establish appropriate employment eligibility under the Immigration Act; (c) the Company and its Subsidiaries have completed and required each employee hired on or since November 11, 1986 to complete a Form I-9 verifying employment eligibility under the Immigration Act; (d) the Company and its Subsidiaries have retained each such completed Form I-9 for the length of time required under the Immigration Act; and (e) no monetary penalties have been assessed against the Company or its Subsidiaries for violation of Section 274(A) of the Immigration Act.

(cc) Solvency. Neither the Company nor any of its Subsidiaries is unable to pay its debts as they become due, has suspended making payments on any of its debts by reason of actual or anticipated financial difficulties or, by reason of actual or anticipated financial difficulties, commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness. The value of the assets of the Company and its Subsidiaries, taken as a whole, is not less than the liabilities of the Company and its Subsidiaries, taken as a whole (taking into account contingent and prospective liabilities). No Action, Order or Law is current in effect or binding upon the Company or any of its Subsidiaries requiring or permitting the Company or any of its Subsidiaries to postpone or not fulfill its obligations with respect to indebtedness.

3.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where (i) the concept of qualification to do business or good standing is not recognized, and (ii) the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on Parent.

(b) Authority; Noncontravention.

(i) The Board of Directors of Parent, at a meeting duly called and held, duly resolved (A) to approve this Agreement, the Merger, the Financing Agreements and the other transactions contemplated hereby and thereby (“Parent Board Approval”), (B) that it is in the best interests of Parent and its shareholders that Parent and Merger Sub enter into this Agreement, and that Parent enter into the Financing Agreements, and that Parent and Merger Sub consummate the Merger on the terms and subject to the conditions set forth herein and therein, (C) to convene an extraordinary general meeting of Parent (the “Parent General Meeting”) to approve, inter alia, the consummation of the Merger upon the terms of this Agreement and the allotment of ordinary shares of Parent by the Board of Directors of Parent pursuant to the rights issue of Parent, to be held as promptly as practicable after the date of this Agreement (the “Parent Board Recommendation”). The affirmative vote of a simple majority of those shareholders present at the Parent General Meeting or, if a poll is called, the affirmative vote of the holders of a majority of the votes cast at the Parent General Meeting (whether in person or by proxy) for such approval (together, the “Parent Shareholder Approval”) are the only votes of the holders of any class or series of share capital of Parent necessary to enable Parent to consummate the transactions contemplated by this Agreement and the Financing Agreements. No vote, other than the Parent Shareholder Approval, is required by Law, the memorandum and articles of association of Parent or otherwise in order for Parent to approve this Agreement or the Financing Agreements or to consummate the transactions contemplated hereby or thereby.

(ii) Parent and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement (and, with respect to Parent, the Financing Agreements) and to consummate the transactions contemplated by this Agreement (and, with respect to Parent, by the Financing Agreements). Assuming the accuracy of the representations and warranties of the Company set forth in

Section 3.1(d)(i), the execution and delivery of (x) this Agreement by Parent and Merger Sub, and (y) the Financing Agreements by Parent, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement (and, with respect to Parent, by the Financing Agreements) have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub (except for the approval by the sole stockholder of Merger Sub, which approval Parent shall cause to be obtained immediately following the execution and delivery of this Agreement) and, subject to obtaining the Parent Shareholder Approval, no other board, shareholder or stockholder approvals on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement or either of the Financing Agreements. This Agreement has been duly executed and delivered by Parent and Merger Sub, and the Financing Agreements have been duly executed and delivered by Parent, and each constitutes a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms subject to (A) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar Laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (B) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

(iii) The execution and delivery of (x) this Agreement by Parent and Merger Sub, and (y) the Financing Agreements by Parent, and the consummation of the transactions contemplated by this Agreement (and, with respect to Parent, the Financing Agreements) and compliance by Parent and Merger Sub with the provisions of this Agreement (and, with respect to Parent, of the Financing Agreements), do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in termination, cancellation or acceleration of any obligation, or give rise to a loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties or assets of Parent or Merger Sub under any provision of (A) the Memorandum and Articles of Association of Parent or the Certificate of Incorporation or Bylaws of Merger Sub, (B) any Contract to which Parent or Merger Sub is a party or any of their respective properties or assets is subject or (C) subject to the governmental filings and other matters referred to in the following paragraph, any Law or Order, in each case, applicable to Parent or Merger Sub or their respective properties or assets; other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, results, losses, or Liens that would not reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement or either of the Financing Agreements.

(iv) No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of (x) this Agreement by Parent and Merger Sub, and (y) the Financing Agreements by Parent, or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement (and, with respect to Parent, by the Financing Agreements) or the compliance with the provisions of this Agreement (and, with respect to Parent, of the Financing Agreements), except for (A) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act, (B) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (C) approval by the Financial Services Authority of the UK Prospectus, (D) approval of the United Kingdom Listing Authority for the listing of additional ordinary shares of Parent required to be allotted and issued by Parent pursuant to a rights issue of the Parent which is being undertaken to finance a portion of the consideration payable pursuant to Section 2.1(c) and the admission of such shares to the Official List of the United Kingdom Listing Authority, (E) approval by the London Stock Exchange plc for the admission to trading of such shares on the London Stock Exchange plc’s market for listed securities, and (F) such other consents, approvals, Orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made would not reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement or either of the Financing Agreements.

(c) Interested Stockholder. Neither Parent nor Merger Sub, nor any of their “affiliates” or “associates” has been an “interested stockholder” of the Company at any time within three years of the date of this Agreement, as those terms are used in Section 203 of the DGCL.

(d) Litigation. As of the date of this Agreement, there is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of Parent or Merger Sub, overtly threatened against or affecting Parent or Merger Sub or any of their respective assets or properties before or by any Governmental Entity that, individually or in the aggregate, would reasonably be expected to prevent or materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement, nor is there any Order of any Governmental Entity or arbitrator outstanding against Parent or Merger Sub that, individually or in the aggregate, would reasonably be expected to prevent or materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement.

(e) Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has not engaged in any other business activities other than in connection with the transactions contemplated by this Agreement and the Financing Agreements.

(f) Brokers. No broker, investment banker, finder or financial advisor or other Person has been retained by, or is authorized to act on behalf of, Parent or any of its Subsidiaries, and is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement (other than Deutsche Bank Securities, whose brokerage, investment banking, finders and financial advisory fees shall be paid by Parent).

(g) Financing Agreements. Parent has provided to the Company true and correct copies of the Financing Agreements as of the date of this Agreement. As of the date of this Agreement, there is no breach or default on the part of any party to either of the Financing Agreements, and as of the date of this Agreement Parent has no Knowledge that the financing contemplated by either of the Financing Agreements will not be obtained prior to the Effective Time. To Parent’s Knowledge, as of the date of this Agreement no fact, event or circumstance has occurred or otherwise exists that would reasonably be expected to entitle any of the parties to the Financing Agreements to terminate the applicable Financing Agreement or preclude or materially impede the performance by Parent of any of its covenants or agreements in the Financing Agreements or the satisfaction by Parent of any the conditions set forth in the Financing Agreements in any material respect.

ARTICLE 4

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1 Conduct of Business. Except (i) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld with respect to the matters described in clauses (j), (k), (l), (n), (o), (p), (q) and (s) of this Section 4.1), (ii) as set forth in Section 4.1 of the Disclosure Schedule, (iii) as expressly permitted or required by this Agreement, or (iv) as may be required to comply with applicable Law or any Contract of the Company or any of its Subsidiaries that has been disclosed in the Disclosure Schedule, between the date of this Agreement and the earlier of the termination of this Agreement or the Effective Time (the “Pre-Closing Period”), (A) the Company shall, and shall cause its Subsidiaries to use commercially reasonable efforts to (x) operate their respective businesses in the Ordinary Course of Business, (y) comply with applicable Laws in all material respects, and (z) preserve intact the assets, properties, Contracts and licenses of their current business organization, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, employees, contractors and others having business dealings with them, and (B) the Company shall not, and shall not permit any of its Subsidiaries to:

(a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock;

(b) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, or take any action to accelerate any vesting provisions of any such shares or securities, other than (i) the acceleration of Options in accordance with their terms, (ii) the acceleration of the final purchase date of the Offering Period under the ESPP, (iii) shares repurchased from employees or former employees of the Company or any of its Subsidiaries pursuant to elections made by employees or former employees to sell or otherwise transfer shares of Company Common Stock to the Company to satisfy withholding obligations, and (iv) unvested shares repurchased by the Company, at a price per share not greater than the purchase price originally paid for those shares, from employees or service providers of the Company or any of its Subsidiaries in connection with the termination of their employment with or service to the Company or its Subsidiaries;

(c) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or any of its other securities;

(d) (i) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or similar rights to acquire, any such shares, voting securities or convertible or exchangeable securities or any stock appreciation rights or similar rights that are linked in any way to the price of Company Common Stock or in any way alter the capitalization structure of the Company existing on the date of this Agreement, or (ii) issue any unvested shares of Company Common Stock or other securities subject to repurchase by the Company or other forfeiture provision unless permitted by the terms of the applicable agreement for such Option as in effect on the date of this Agreement, other than, in the case of (i) and (ii), (A) the issuance of Options under one or more of the Stock Plans in the Ordinary Course of Business to purchase up to an aggregate of 250,000 additional shares of Company Common Stock during the Pre-Closing Period and the issuance of shares of Company Common Stock pursuant to the exercise of those Options, provided that such Options are granted with an exercise price per share not less than the fair market value per share of Company Common Stock on the grant date, become exercisable and vest on a schedule of monthly over 48 months and do not provide for any accelerated vesting in connection with the transactions contemplated by this Agreement, (B) the issuance of shares of Company Common Stock upon the exercise of outstanding Options pursuant to their terms, (C) as a result of the exercise of outstanding purchase rights under the ESPP or (D) as a result of the transactions contemplated hereby);

(e) amend or propose to amend its Certificate of Incorporation or Bylaws (or similar organizational documents);

(f) directly or indirectly acquire or agree to acquire, or obtain any direct or indirect interest in, all or substantially all of the assets constituting a business or any Person or division thereof, whether by merger, consolidation, purchasing of assets or capital stock, or pursuant to any other form of transaction;

(g) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or otherwise permit the corporate existence of the Company or any of its Subsidiaries to be suspended, lapsed or revoked;

(h) directly or indirectly sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its properties or assets or any interest therein, except in the Ordinary Course of Business;

(i) (i) repurchase, prepay or incur any indebtedness or assume, guarantee or endorse any indebtedness of another Person, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, except for borrowings in the Ordinary Course of Business or transactions between the Company and Parent or between the Company and any of its wholly-owned subsidiaries, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly-owned Subsidiary of the Company and other than Eligible Investments;

(j) make any capital expenditures that, when added to all other capital expenditures made on behalf of the Company and its Subsidiaries during the Pre-Closing Period exceed the total amount budgeted for capital expenditures by the Company during the Pre-Closing Period through the date of the proposed capital expenditure as set forth in the capital expense budget Made Available to Parent;

(k) pay, discharge, settle or satisfy any material claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business as required by applicable Law, Order or decision or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the Company Financial Statements (for amounts not in excess of such reserves) or incurred since the date of such Company Financial Statements in the Ordinary Course of Business, or waive, release, grant or transfer any right of material value, other than in the Ordinary Course of Business;

(l) enter into, modify, amend or terminate (i) any Contract which if so entered into, modified, amended or terminated could be reasonably likely to (x) have a Material Adverse Effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (ii) except in the Ordinary Course of Business, any material Contract to which the Company or any Subsidiary thereof is a party;

(m) (i) except as otherwise required to comply with any Benefit Plans existing on the date of this Agreement that have been disclosed in Section 3.1(p) of the Disclosure Schedule in the amount required thereunder, (A) modify the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any of its current or former directors, employees, contractors or consultants, or (B) modify any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of the Company or any of its Subsidiaries or (ii) enter into any employment (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at-will”), severance or termination agreement; provided, however, that the Company may make its regular and scheduled increases to compensation, bonus and benefit plans, payments and arrangements with current employees and employees hired in accordance with this Section 4.1, in the Ordinary Course of Business on substantially the same schedule as previously implemented by the Company;

(n) hire any additional employees or retain any additional consultants other than in the Ordinary Course of Business;

(o) maintain insurance in a manner or coverage amount materially inconsistent with past practice;

(p) except as required by GAAP, revalue any of its material assets or make any changes in accounting methods, principles or practices;

(q) make or revoke or otherwise modify any material Tax election (including any election pertaining to net operating losses) or settle or compromise any material Tax liability, or change or make a request to any Governmental Entity to change in any adverse manner any material aspect of its method of accounting for Tax purposes;

(r) engage in any transaction with, or enter into any agreement, arrangement or understanding with, directly or indirectly, any Affiliate of the Company or any Subsidiary, including any transactions, agreements, arrangements or understandings with any Affiliate or other Person covered by Item 404 of SEC Regulation S-K that would be required to be disclosed under such Item 404;

(s) compromise or settle any pending material Action;

(t) effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries;

(u) grant any material refunds, credits, rebates or other allowances by the Company to any end user, customer, reseller or distributor, in each case, other than in the Ordinary Course of Business; or

(v) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Notwithstanding anything to the contrary in Section 4.1, during the Pre-Closing Period the Company may, after providing notice to Parent in the Company’s sole discretion and without the consent of Parent, comply with its legally binding obligations under any Contracts in effect as of the date of this Agreement that have been either Made Available to Parent or disclosed in the Company SEC Documents in accordance with the terms of such Contracts.

4.2 No Solicitation by the Company.

(a) Subject to Sections 4.2(b) and 4.2(c), except with respect to this Agreement and the transactions contemplated hereby, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their respective directors, officers, employees and other agents and representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) (each, a “Representative”) to: (i) initiate, solicit, knowingly encourage or seek, directly or indirectly, the submission of any Third Party Proposal to the Company, any of its Subsidiaries or any of their respective Representatives; (ii) engage in any negotiations concerning, or provide any nonpublic information relating to the Company or any of its Subsidiaries to, or have any substantive discussions with, any Person relating to a Third Party Proposal; (iii) otherwise cooperate in or knowingly facilitate any effort or attempt to make, implement or accept a Third Party Proposal; (iv) enter into a Contract with any Person (other than the Company’s investment banking, legal or accounting firms or other advisors or consultants) relating to a Third Party Proposal or (v) release any Person from, or waive any provision of, any confidentiality or standstill agreement to which it is a party in connection with any Third Party Proposal. “Third Party Proposal” means any proposal or offer (including any proposal or offer to the stockholders of the Company) with respect to a proposed or potential Acquisition Transaction from a Person other than Parent or its Affiliates or their respective Representatives (in their capacities as such). “Acquisition Transaction” means: (A) any sale, lease or other disposition, direct or indirect (and however structured), of any business or assets of the Company or any of its Subsidiaries (which business or assets represent 15% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole); (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a Person (other than Parent or its Affiliates) acquiring beneficial ownership of 15% or more of the outstanding Company Common Stock; (C) a merger, consolidation, share exchange, business combination, reorganization, joint venture, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries (which Subsidiaries represent 15% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole), in each such case in this clause (C) which would result in a Person (other than Parent or its Affiliates) acquiring beneficial ownership of (i) 15% or more of the outstanding Company Common Stock or (ii) 15% or more of the consolidated assets of the Company and its Subsidiaries; or (D) the issuance, sale or other disposition, direct or indirect (and however structured), of securities (or securities or other rights convertible into, or exercisable or exchangeable for, such securities) representing 15% or more of the voting power of the outstanding Company Common Stock.

(b) Notwithstanding anything to the contrary in this Agreement, the Board of Directors of the Company may furnish information to, enter into discussions or negotiations with and cooperate in or facilitate any effort or attempt to make, implement or accept a Third Party Proposal from, a Person (or a Representative of a Person) who has made a written bona fide Third Party Proposal not solicited in violation of Section 4.2(a) if, and only if, the Board of Directors of the Company has (i) determined (after receiving the advice of a financial advisor of nationally recognized reputation) that such Third Party Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, (ii) determined (after receiving the advice of the Company’s outside legal counsel) that, in light of such Third Party Proposal, the failure to take such actions would be reasonably likely to result in a breach of its fiduciary obligations to the Company or the Company’s stockholders under applicable Law, (iii) provided written notice to Parent of its intent to furnish information or enter into discussions or negotiations with such Person at least 24 hours prior to taking any such action and (iv) obtained from such Person an executed confidentiality agreement containing terms relating to confidentiality that are no less favorable to the Company than those contained in the

Confidentiality Agreement. The Company shall furnish contemporaneously to Parent all nonpublic information provided to the Person who has made the Third Party Proposal to the extent that such information has not been previously provided to Parent and shall keep Parent reasonably informed as to the status of any discussions with the Person that made the Third Party Proposal and its Representatives regarding such Third Party Proposal. Notwithstanding the foregoing, no information may be furnished and no discussions may be entered into in connection with any Third Party Proposal that has resulted, directly or indirectly, from a breach of Section 4.2(a) or Section 4.2(e). “Superior Proposal” means a written bona fide Third Party Proposal not solicited in violation of Section 4.2(a) pursuant to which a Person (or its stockholders) would own, if consummated, at least 75% of the outstanding capital stock of the Company (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or at least 75% of all the assets of the Company and its Subsidiaries taken as a whole on terms that the Board of Directors of the Company determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company’s stockholders from a financial point of view than the terms of the Merger, and taking into account the terms and conditions of the Third Party Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation. In addition to the obligations of the Company set forth in this Section 4.2(b), the Company shall promptly, but in no event later than 24 hours after any officer or director of the Company becomes aware that any Third Party Proposal has been received by the Company, or any inquiry or request for information that the Company believes would reasonably be expected to lead to a Third Party Proposal has been received by the Company, advise Parent in writing of (i) any such Third Party Proposal, (ii) any inquiry or request for information that the Company reasonably believes could lead to a Third Party Proposal, and (iii) the terms and conditions of any such Third Party Proposal, request or inquiry and the identity of the Person making the Third Party Proposal, inquiry or request. The Company shall keep Parent informed in all material respects on a timely basis of any material change in the status of, or any material modification or material amendment to, any Third Party Proposal. Notwithstanding anything to the contrary in this Agreement, the Board of Directors of the Company may provide any nonpublic information relating to the Company or any of its Subsidiaries to, and engage in substantive discussions with, any of its Representatives relating to any Third Party Proposal (other than, except as otherwise expressly permitted by this Section 4.2, any individual Representative who, to the Knowledge of the Company, has a direct or indirect material interest in such Third Party Proposal other than as a result of being a Representative or security holder of the Company).

(c) Nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending, modifying or changing its recommendation in favor of the Company Stockholder Approval (such recommendation being referred as the “Company Board Recommendation“) and, in the case of a tender or exchange offer by a Person other than Parent and its Affiliates made directly to the Company’s stockholders, recommending that the Company’s stockholders accept the tender or exchange offer (each, a “Change of Company Recommendation”) if, prior to the Company Stockholders Meeting, the Board of Directors of the Company determines in good faith (after receiving the advice of its outside legal counsel) that the failure of the Board of Directors to effect a Change of Company Recommendation would be reasonably likely to result in a breach of its fiduciary obligations to the Company’s stockholders under applicable Law.

(d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the Company shall not take a position that effects, or otherwise make any public statement that constitutes, a Change of Company Recommendation unless specifically permitted pursuant to the terms of Section 4.2(c).

(e) The Company (i) shall, and shall cause its Subsidiaries and Representatives to, cease existing discussions or negotiations with any Persons with respect to a Third Party Proposal made by such Person as of the date of this Agreement, and (ii) shall instruct any third party in possession of confidential information about the Company that was furnished by or on behalf of the Company with respect to any Third Party Proposal within the twelve months prior to the date of this Agreement to return or destroy all such information unless such third party (and its Representatives) has already been so instructed, subject to the terms of any existing confidentiality or nondisclosure agreement between the Company and such third party.

4.3 ESPP. All purchase rights under the ESPP outstanding on the earlier of (a) March 31, 2006 and (b) the day immediately prior to the Effective Time (such earlier date, the “ESPP Purchase Date”), shall automatically be exercised, in accordance with the terms of the ESPP and resolutions of the Board relating thereto, on the ESPP Purchase Date, and the shares of Company Common Stock purchased under those exercised rights shall at the Effective Time be cancelled and converted into the right to receive the consideration payable pursuant to Section 2.1(c). No further purchase rights shall be granted or exercised under the ESPP thereafter.

4.4 Rights Agreement. Except as provided in this Agreement, the Company shall not (i) amend, modify or waive any provision of the Rights Agreement or (ii) take any action to redeem the Rights or render the Rights inapplicable to any transaction.

4.5 Employee Benefit Matters.

(a) Unless Parent delivers written notice to the Company no later than five Business Days prior to the Effective Time providing otherwise, the Company shall take all action necessary to terminate, or cause to be terminated, before the Effective Time, any Benefit Plan that is a 401(k) plan or other defined contribution retirement plan.

(b) As soon as reasonably practicable after the Effective Time, Parent shall provide the employees of the Company and its Subsidiaries who remain employed after the Effective Time (“Continuing Employees”) with substantially similar types and levels of ERISA Benefit Plans as those provided to similarly situated employees of Parent. With regard to any Equity Benefit Plan and any ERISA Benefit Plan for which service with Parent or any affiliate of Parent is relevant for purposes of eligibility to participate and vesting, including applicability of minimum waiting periods for participation, but not for benefit accrual or accrual rates, Parent shall treat and cause its Equity Benefit Plans and ERISA Benefit Plan to treat the service of the Continuing Employees with the Company or any Subsidiary of the Company prior to the Effective Time as service rendered to Parent or any affiliate of Parent for purposes of eligibility to participate and vesting, including applicability of minimum waiting periods for participation, but not for benefit accrual or accrual rates. Promptly following the date of this Agreement, the Company shall deliver to Parent a true and correct schedule setting forth such service for each employee of the Company. Parent shall use commercially reasonable efforts to ensure that no Continuing Employee, nor any eligible dependents of a Continuing Employee who, at the Effective Time, are participating in the Company group health plans, shall be excluded from Parent’s group health plans, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation. Parent shall use commercially reasonable efforts to ensure that Continuing Employees are given credit for amounts paid under a Benefit Plan during the plan year that includes the Effective Time for purposes of applying deductibles, co-payments, and out-of-pocket maximums, as though such amounts had been paid in accordance with the terms and conditions of a similar Benefit Plan maintained by Parent for the plan year in which the Effective Time occurs. Notwithstanding the foregoing, Parent shall not be required to provide any coverage, benefits, or credit that is not permitted under the terms of Parent’s Equity Benefit Plans and ERISA Benefit Plans.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1 Preparation of the Proxy Statement; Company Stockholders Meeting; Other Board Actions.

(a) As promptly as practicable, but using its commercially reasonable efforts to do so within seven days following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. Parent agrees to provide the Company with such cooperation in connection with the preparation of the Proxy Statement as may be reasonably requested in writing by the Company. The Company shall promptly notify Parent of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall promptly provide to Parent copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. Each of the Company and Parent shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after all such SEC comments have been resolved and the Proxy Statement has been cleared by the SEC. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent with a reasonable opportunity to review and comment on such document or response, (ii) shall consider the reasonable comments of Parent and its advisors with respect to such document or response, and (iii) shall consult with Parent as to the timing of the filing and mailing of the Proxy Statement or any related responses to the SEC.

(b) The Company shall, as promptly as practicable following the clearance of the Proxy Statement by the SEC, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval, subject to its rights under Section 4.2. Subject to the Company’s rights under Section 4.2, the Board of Directors of the Company shall recommend to the stockholders of the Company that they adopt this Agreement and include the Company Board Recommendation in the Proxy Statement. The Company shall cause the Company Stockholders Meeting to be held as promptly as practicable following the clearance of the Proxy Statement by the SEC.

(c) The Company agrees that none of the information included or incorporated by reference in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied by Parent or Merger Sub in writing expressly for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

(d) The Company may retain an agent, on terms or conditions reasonably acceptable to Parent, for the purpose of soliciting proxies on behalf of the Company for the Company Stockholders Meeting; provided, however, that in the event of termination of this Agreement (other than a termination pursuant to Section 7.1(c) or any termination pursuant to which a Company Termination Fee may be payable), any and all fees and expenses of such agent shall be reimbursed to the Company by Parent within five days of a written request by the Company for reimbursement.

(e) The Board of Directors of the Company, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time authorizing the disposition by the Company Insiders of their shares of Company Common Stock for cash and the disposition of their outstanding Options, in each case pursuant to the transactions contemplated hereby, for purposes of qualifying those dispositions for the exemption provided pursuant to Rule 16b-3(e) under the Exchange Act. For purposes of this Agreement, “Company Insiders” means those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

5.2 Parent General Meeting; Other Actions.

(a) Subject to any applicable Laws and regulations, Parent shall promptly prepare and use its commercially reasonable efforts to post, as soon as practicable following the date of this Agreement, the UK Prospectus. The Company agrees to provide Parent with such cooperation in connection with the preparation of the UK Prospectus as may be reasonably requested in writing by Parent. Without limiting the generality of the foregoing, Parent shall use its commercially reasonable efforts to accomplish the foregoing within seven days following the date of this Agreement, and Parent agrees that it will:

(i) consult with the Company in a reasonably timely manner as to the form and content of the UK Prospectus;

(ii) use its commercially reasonable efforts to ensure that in each case the relevant draft(s) or redraft(s) of the UK Prospectus shall be provided as soon as practicable to the Company so that the Company and its advisors can review and comment upon the relevant draft(s) and redraft(s) to the extent related to the Company or the Merger;

(iii) consider the reasonable comments of Company and its advisors related to the Company or the Merger on the draft(s) and redraft(s) referred to in Section 5.2(a)(ii); and

(iv) convene the Parent Shareholder Meeting and conduct the vote to approve this Agreement, the Merger, the Financing Agreements and the other transactions contemplated hereby and thereby as soon as reasonably practicable following the posting of the UK Prospectus.

(b) Subject to Section 5.2(c), Parent agrees that the UK Prospectus shall incorporate a unanimous recommendation from Parent’s Directors to Parent’s shareholders to vote in favor of the shareholder resolutions necessary to effect the Merger.

(c) Nothing in this Agreement shall prevent the Parent Directors from withdrawing or modifying or proposing to withdraw or modify their recommendation in favor the Parent Shareholder Approval (a “Change of Parent Recommendation”) if, in the exercise of their fiduciary obligations (as determined in good faith by the Parent Directors) the failure to take such actions would be reasonably likely to result in a breach of the Parent Directors’ fiduciary obligations.

(d) If Parent is required to issue any supplementary prospectus pursuant to section 87G of the Financial Services and Markets Act 2000 (the “Supplementary Prospectus”), Parent shall notify the Company as soon as reasonably practicable of such requirement and shall:

(i) consult with the Company as to the form and content of all the documentation relating to the supplementary prospectus relating to the Merger;

(ii) use its commercially reasonable efforts to ensure that in each case the relevant draft(s) or redraft(s) of the Supplementary Prospectus shall be provided as soon as practicable to the Company so that the Company and its advisors can review and comment upon the relevant draft(s) and redraft(s) to the extent related to the Company or the Merger; and

(iii) consider the reasonable comments of Company and its advisors related to the Company or the Merger on the draft(s) and redraft(s) referred to in Section 5.2(d)(ii).

(e) Parent agrees that none of the information included or incorporated by reference in the UK Prospectus or any Supplementary Prospectus will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the UK Prospectus or any Supplementary Prospectus is filed with the United Kingdom’s Financial Services Authority or mailed to Parent’s shareholders or at the time of the Parent General Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by Parent with respect to statements made in the UK Prospectus or any Supplementary Prospectus based on information supplied by the Company in writing expressly for inclusion in the UK Prospectus or any Supplementary Prospectus. The UK Prospectus and any Supplementary Prospectus will comply as to form in all material respects with the requirements of the Prospectus Rules and the Listing Rules of the United Kingdom Listing Authority made pursuant to the Financial Services and Markets Act.

5.3 Access to Information; Confidentiality; Cooperation with Financing.

(a) During the Pre-Closing Period, the Company shall provide, and shall cause its Subsidiaries and their respective Representatives, to provide, to Parent and to the Representatives of Parent, reasonable access during normal business hours without undue disruption of their respective businesses, to all their respective properties, books, contracts, commitments, personnel and records (to the extent reasonably available) and, during such period, the Company shall, and shall cause each of its Subsidiaries to, promptly deliver or make available to Parent (i) a copy of each report, schedule, form, statement and other document filed by it, or correspondence or other written communications received by it, from a Governmental Entity during such period pursuant to the requirements of federal or state securities Laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company shall not be required to permit any access, or to deliver or make available to Parent any information, to the extent that in the reasonable judgment of the Company, such action would (a) result in the disclosure of any trade secrets of third parties, (b) violate any contractual obligation of the Company with respect to confidentiality, (c) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine, or (d) violate any Law. Parent will hold, and will cause its respective officers, employees, attorneys, accountants and other representatives to hold, any nonpublic information in accordance with the terms of that certain letter agreement dated October 3, 2005 (the “Confidentiality Agreement”).

(b) During the Pre-Closing Period, the Company shall provide, and shall cause its Subsidiaries and their respective officers, employees, representatives and advisors, including legal and accounting, to provide, to Parent and to the officers, employees, attorneys, accountants and other representatives of Parent, all cooperation that may be reasonably requested by Parent in connection with Parent’s financing of the consideration payable pursuant to Section 2.1(c), including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, and (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, prospectuses and similar documents required in connection with Parent’s financing of the consideration payable pursuant to Section 2.1(c); provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties.

5.4 Regulatory Approvals; Further Actions.

(a) Each of Parent, Merger Sub and the Company shall promptly apply for, and use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things that are necessary or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the use of commercially reasonable efforts to cause the conditions in Article 6 to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations, filings and notices and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Without limiting the generality of the foregoing, each of Parent and the Company shall, as promptly as practicable and before the expiration of any relevant legal deadline file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act. Each of the Company and Parent shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that may be necessary under the HSR Act.

(c) Each of Parent and the Company shall use its commercially reasonable efforts to obtain promptly any clearance required under the HSR Act for the consummation of the Merger and the transactions contemplated hereby. Each of Parent and the Company shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall use its commercially reasonable efforts to comply promptly with any such inquiry or request. No Party hereto shall independently participate in any meeting or discussion with any Governmental Entity in respect of any filings, applications, investigations, or other inquiry without giving the other Parties hereto prior notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which shall be limited to outside antitrust counsel only). Parent will consult with the Company in connection with the preparation of all written presentations, memoranda, briefs, arguments, opinions, proposals, or other written submissions to any Government Entity that are prepared in connection with obtaining the clearance required under the HSR Act for the consummation of the Merger and the transactions contemplated hereby. Notwithstanding the foregoing, (i) if the taking of the particular action would have (or would reasonably be expected to have) a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Surviving Corporation or Parent, after the Merger, Parent shall not be required to (A) consent to the divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any of its or its Affiliates’ assets or any assets of the Surviving Corporation or any of its Subsidiaries or (B) consent to any other structural or conduct remedy or enter into any settlement or agree to any Order regarding antitrust matters respecting the transactions contemplated by this Agreement and (ii) Parent and its Affiliates shall have no obligation to contest, in an administrative proceeding or in court, any ruling, Order or other action of any Governmental Entity or any other Person respecting the transactions contemplated by this Agreement.

(d) Parent and the Company shall instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and the expiration of the applicable HSR Act waiting period at the earliest practicable date. Such commercially reasonable efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Entity and (ii) to confer with each other regarding appropriate contacts with and response to personnel of any Governmental Entity.

5.5 Takeover Statutes. Notwithstanding any other provision of this Agreement, in no event shall the approval of the Merger and this Agreement by the Board of Directors of the Company under Section 203 of the DGCL be withdrawn, revoked or modified by the Board of Directors of the Company. If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, each Party and their respective Board of Directors shall use reasonable efforts to promptly grant such approvals and take such lawful actions as are necessary so that the Merger and such other transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise use reasonable efforts to take such lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.

5.6 Public Announcements. Unless otherwise required by applicable Law, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby; provided, however, that the Company need not consult with Parent in connection with any press release or public statement to be issued or made with respect to any Third Party Proposal or with respect to any withholding, withdrawal, amendment, modification or change of the Company Board Recommendation. The Parties agree that the initial press release to be issued with respect to the entering into of this Agreement shall be in a form mutually agreeable to the Parties.

5.7 Directors’ and Officers’ Insurance and Indemnification.

(a) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor in all respects all rights to indemnification, advancement of litigation expenses and limitation of personal liability or exculpation existing in favor of the current and former directors, officers and employees of the Company and its Subsidiaries under the provisions existing on the date of this Agreement in the Company’s Certificate of Incorporation or Bylaws or the organizational documents of any of the Company’s Subsidiaries, or in any other indemnification agreements between such individuals and either the Company or any of its Subsidiaries, that are in effect prior to the date of this Agreement, and all such provisions shall, with respect to any matter existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), survive the Effective Time.

(b) For a period of six years after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to former officers and directors of the Company) only with respect to claims arising from facts existing or events which occurred at or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.7(b) more than an aggregate amount as set forth on Schedule 5.7(b), which amount equals 250% of the current aggregate annual premiums paid by the Company for such insurance, and if the amount of the aggregate annual premiums necessary to maintain or procure such insurance coverage exceeds such maximum amount, the Surviving Corporation during such six-year period shall maintain or procure as much coverage as possible for aggregate annual premiums not to exceed such maximum amount. In lieu of the foregoing, Parent shall be entitled to purchase a tail policy providing at least the same coverage and amounts and containing terms and conditions that are no less advantageous to former officers and directors of the Company as the current policies of directors’ and officers’ and fiduciary liability insurance maintained by the Company, covering the period of six years after the Effective Time.

(c) The provisions of this Section 5.7 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

5.8 Stock Plans.

(a) At the Effective Time, each Lower Priced Option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) shall be assumed by Parent in accordance with the following provisions:

(i) Each such Lower Priced Option so assumed by Parent under this Agreement (an “Assumed Option”) shall continue to have, and be subject to, the same terms and conditions (including the terms and conditions set forth in the Stock Plan under which it was granted and the applicable stock option agreement) as are in effect immediately prior to the Effective Time, except that (i) such Assumed Option shall be exercisable for that number of whole Parent Ordinary Shares equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio and rounded down to the nearest whole number of Parent Ordinary Shares, and (ii) the per share exercise price for the Parent Ordinary Shares issuable upon exercise of such Assumed Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. Except as set forth in Section 5.8 of the Disclosure Schedule, neither the Merger nor the transactions contemplated by this Agreement will terminate any of the outstanding Lower Priced Options under the Stock Plans which are to be assumed hereunder or accelerate the exercisability or vesting of those Options or the Parent Ordinary Shares which will be subject to those Assumed Options upon Parent’s assumption of the Lower Priced Options in the Merger. It is the intention of the Parties that the Options assumed by Parent hereunder qualify, to the maximum extent permissible, following the Effective Time as “incentive stock options” as defined in Section 422 of the Code to the extent those Assumed Options qualified as incentive stock options prior to the Effective Time.

(ii) None of the Higher Priced Options outstanding immediately prior to the Effective Time shall be assumed by Parent. Accordingly, each such Higher Priced Option, whether or not then vested or exercisable, shall automatically terminate at the Effective Time without any required action of the Company or any Subsidiary or any required consent or approval of the holder of the terminated Option and without any cash or other consideration payable to the holder of the cancelled Option in connection with the cancellation of that Option (subject to any right of the holder of such Option to exercise such Option prior to the Effective Time), and the holder shall thereupon cease to have any further right to acquire any shares of Company Common Stock (and shall not obtain any right to acquire any Parent Ordinary Shares) under such terminated Option.

(b) For purposes of this Agreement, (i) “Option Exchange Ratio” shall be equal to the quotient obtained by dividing the Per Share Amount by the Parent Fair Market Value, and (ii) “Parent Fair Market Value” means the volume weighted average selling price per share of Parent Ordinary Shares as quoted on the London Stock Exchange on the last trading day preceding the Closing Date (as converted to U.S. Dollars at the Currency Exchange Rate as quoted in the New York edition of The Wall Street Journal on the Effective Time).

(c) For so long as Parent Ordinary Shares are listed for trading on the London Stock Exchange or any other listing exchange, Parent shall cause all Parent Ordinary Shares issued with respect to each Option so assumed to be admitted to the Official List of the United Kingdom Listing Authority and to trading on the London Stock Exchange or such other listing exchange prior to or upon issuance of any such Parent Ordinary Shares.

5.9 Notification of Certain Matters.

(a) During the Pre-Closing Period, the Company shall give prompt notice to Parent of (i) any fact, event or circumstance occurring after the date of this Agreement that, individually or in the aggregate, (A) has caused or would reasonably be expected to have, a Material Adverse Effect on the Company, or (B) would cause or constitute a material breach of any of the Company’s representations, warranties, covenants or agreements contained in this Agreement, (ii) any written notice (or other communication to any officer of the Company or any of its Subsidiaries) from any third party alleging that the consent of such third party is or may be required in connection with the Merger, (iii) any written notice (or other communication of which any officer of the Company or any of its Subsidiaries becomes aware) from any Governmental Entity in connection with the Merger, or (iv) the pendency or existence of any fact, event or circumstance that, if pending or in existence on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.1(h); provided, however, that (x) the delivery of any notice pursuant to this Section 5.9(a) shall not limit or otherwise affect any remedies available to Parent or prevent or cure any misrepresentations, breach of warranty or breach of covenant, and (y) the delivery of any notice pursuant to this Section 5.9(a) shall not be deemed to amend or supplement the Disclosure Schedule or constitute an exception to any representation or warranty of the Company; provided, further, that the failure to deliver any notice pursuant to this Section 5.9(b) shall not be considered in determining whether the condition set forth in Section 6.2(b) has been satisfied (and consequently whether Parent may terminate this Agreement pursuant to Section 7.1(c)).

(b) During the Pre-Closing Period, Parent shall give prompt notice to the Company of (i) any fact, event or circumstance occurring after the date of this Agreement that, individually or in the aggregate, would cause or constitute a material breach of any of Parent’s or Merger Sub’s representations, warranties, covenants or agreements contained in this Agreement, (ii) any written notice (or other communication of which any officer of Parent becomes aware) from any third party alleging that the consent of such third party is or may be required in connection with the Merger, or (iii) any written notice (or other communication to any officer of Parent or any of its Subsidiaries) from any Governmental Entity in connection with the Merger or the transactions contemplated by the Financing Agreements; provided, however, that (x) the delivery of any notice pursuant to this Section 5.9(b) shall not limit or otherwise affect any remedies available to the Company or prevent or cure any misrepresentations, breach of warranty or breach of covenant, and (y) the delivery of any notice pursuant to this Section 5.9(b) shall not be deemed to constitute an exception to any representation or warranty of Parent or Merger Sub; provided, further, that the failure to deliver any notice pursuant to this Section 5.9(b) shall not be considered in determining whether the condition set forth in Section 6.3(b) has been satisfied (and consequently whether the Company may terminate this Agreement pursuant to Section 7.1(e)).

5.10 Operations of Merger Sub. During the Pre-Closing Period, Merger Sub shall not, and Parent shall not permit Merger Sub to, engage in any other business activities other than in connection with the transactions contemplated hereby and the obtaining of financing for the consideration payable pursuant to Section 2.1(c).

5.11 Financing Agreements. Without the prior written consent of the Company, which shall not be unreasonably withheld or delayed in situations where the matter for which consent is sought would not reasonably be expected to preclude or materially impede the consummation of the transactions contemplated by this Agreement, Parent shall not terminate the Underwriting Agreement or amend or modify any term of the Underwriting Agreement or agree to or permit any termination of the Underwriting Agreement or any amendment or modification to any term of the Underwriting Agreement, waive any provision or remedy under the Underwriting Agreement, or fail to enforce any of its rights or remedies under the Underwriting Agreement. Without the prior written consent of the Company, which shall not be unreasonably withheld or delayed in situations where the matter for which consent is sought would not reasonably be expected to preclude or materially impede the consummation of the transactions contemplated by this Agreement, Parent shall not terminate the Loan Agreement or amend or modify any term of the Loan Agreement or agree to or permit any termination of the Loan Agreement or any amendment or modification to any material term of the Loan Agreement, waive any material provision or material remedy under the Loan Agreement, or fail to enforce any of its material rights or material remedies under the Loan Agreement if any such action or failure to take action would preclude or materially impede the consummation of the transactions contemplated by this Agreement. Parent shall keep the Company informed in all material respects on a timely basis of any material modification or material amendment to either of the Financing Agreements. Parent shall notify the Company promptly (and in any event within two Business Days) of Parent having Knowledge of (i) any inaccuracy in any representation or warranty in the Financing Agreements of Parent or any other party to the Financing Agreements, (ii) any breach of any covenant or agreement in either of the Financing Agreements by Parent or any other party to either of the Financing Agreements, (iii) the expiration, termination, modification or amendment of the Financing Agreements, (iv) the existence of any fact, event or circumstance that, individually or in the aggregate with all other facts, events or circumstances, has had or would reasonably be expected to have an adverse effect on Parent’s ability to obtain the financing contemplated by the Financing Agreements, and (v) any proposal by any party to a Financing Agreement to terminate, modify or amend such Financing Agreement in any material respect. Parent shall use its reasonable best efforts to (i) satisfy all funding conditions set forth in the Financing Agreements, (ii) consummate the financings contemplated by the Financing Agreements, including by complying with all reasonable requests or requirements of the other parties to the Financing Agreements, (iii) perform all of its obligations under the Financing Agreements, and (iv) not commit any breach of or otherwise cause or permit any default under the Financing Agreements.

ARTICLE 6

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger is subject to the satisfaction or written waiver by the Parties, on or prior to the Closing Date, of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Parent Shareholder Approval. The Parent Shareholder Approval shall have been obtained.

(c) Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(d) No Legal Restraints. No temporary restraining Order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) that has the effect of preventing the consummation of the Merger shall be in effect, where the violation of such Order or injunction that would occur if the Merger were consummated would reasonably be expected to have a Material Adverse Effect on the Company or Parent.

(e) Admission. If Admission (defined as admission to both listing and trading (as referred to in Section 3.2(b)(iv)(C) and (D) hereof)) shall have occurred, at least 30 days shall have elapsed since the date of Admission.

6.2 Conditions to Obligation of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or written waiver by Parent, on or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. (i) The Company Specified Representations shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except to the extent that any Company Specified Representation is expressly made as of an earlier date, in which case such Company Specified Representation shall have been accurate in all material respects as of such earlier date); (ii) the Company Other Representations, disregarding the phrase “in all material respects” or any Material Adverse Effect qualifications contained in the Company Other Representations, shall be accurate in all respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any Company Other Representation is expressly made as of an earlier date, in which case such Company Other Representation shall have been accurate in all respects as of such earlier date); provided, however, that any inaccuracies in the Company Other Representations shall be disregarded unless all such inaccuracies, considered collectively, shall have had, and shall continue to have, a Material Adverse Effect on the Company; and (iii) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed any covenants or obligations required to be performed by it under this Agreement at or prior to the Closing in all material respects, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c) No Material Adverse Effect. There shall not have been any fact, event or circumstance occurring after the date of this Agreement that, individually or in the aggregate, has caused or would reasonably be expected to have, a Material Adverse Effect on the Company.

(d) Maintenance of Cash Position. If the Closing occurs before February 1, 2006, Parent shall have received (i) evidence, in form and substance reasonably satisfactory to it that the Company and its Subsidiaries collectively hold at least $175,000,000 in cash, marketable securities and other Eligible Investments, and (ii) a certificate signed on behalf of the Company by the Chief Financial Officer of the Company as to the matters referenced in (i).

(e) Other Deliveries. The Company shall have delivered or caused to be delivered to Parent:

(i) a true and correct copy of the Certificate of Merger, duly executed by the Company; and

(ii) a certificate of the Secretary of the Company certifying as of the Closing Date (A) a true and correct copy of the organizational documents of the Company, including the Company’s Certificate of Incorporation certified as of a recent date by the Office of the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), (B) a certificate of the Delaware Secretary of State certifying the good standing of the Company in Delaware as of a recent date, (C) a true and correct copy of the resolutions constituting the Company Board Approval and the Company Stockholder Approval and (D) as to incumbency matters.

6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or written waiver by the Company, on or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. (i) The Parent Specified Representations shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except to the extent that any Parent Specified Representation is expressly made as of an earlier date, in which case such Parent Specified Representation shall have been accurate in all material respects as of such earlier date); (ii) the Parent Other Representations, disregarding the phrase “in all material respects” or any Material Adverse Effect qualifications contained in the Parent Other Representations, shall be accurate in all respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any Parent Other Representation is expressly made as of an earlier date, in which case such Parent Other Representation shall have been accurate in all respects as of such earlier date); provided, however, that any inaccuracies in the Parent Other Representations shall be disregarded unless all such inaccuracies, considered collectively, shall have had, and shall continue to have, a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or any of the transactions contemplated hereby; and (iii) the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have duly performed any covenants or obligations required to be performed by them under this Agreement at or prior to the Closing in all material respects, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer, Chief Financial Officer or Senior Vice President of Parent to such effect.

6.4 Financing Agreements. Parent and Merger Sub agree and acknowledge that, notwithstanding anything in this Agreement or the Financing Agreements to the contrary, following the time at which Parent obtains the Parent Shareholder Approval (the “Specified Time”), (a) the respective obligations of Parent and Merger Sub to effect the Merger will not be subject to the consummation of any of the transactions contemplated by either of the Financing Agreements or to Parent obtaining any of the financing contemplated thereby, and (b) neither Parent nor Merger Sub shall have any right to terminate this Agreement on account of the termination of either of the Financing Agreements or the failure of Parent to obtain any of the financing contemplated thereby or any other financing necessary to enable Parent to pay the consideration payable pursuant to Section 2.1(c).

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after Company Stockholder Approval or the Parent Shareholder Approval has been obtained and notwithstanding adoption of this Agreement by the stockholder of Merger Sub:

(a) by mutual written consent of Parent and the Company duly authorized by each of their respective Boards of Directors;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated by April 15, 2006; provided, however, that (A) if on April 15, 2006 the condition set forth in Sections 6.1(c) shall not have been satisfied, either Parent or the Company shall have the right, in its sole discretion by providing notice to the other, to extend the date referred to above in this clause (i) to June 30, 2006 (the date first referred to in this clause (i), as it may be extended pursuant to this clause (i), shall be referred to in this Agreement as the “End Date”), and (B) the right to terminate this Agreement under this Section 7.1(b)(i) and the right to extend the End Date under this Section 7.1(b)(i) shall not be available to a Party if the failure of the Merger to have been consummated on or before the End Date was attributable to the failure of such Party (or, in the case of Parent, the failure of Merger Sub) to perform any of its obligations under this Agreement;

(ii) if any Legal Restraint the existence of which would cause the condition set forth in Section 6.1(d) not to be satisfied shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a Party if the imposition of such Legal Restraint was attributable to the failure of such Party or any Affiliate of such Party to perform any of its obligations under this Agreement;

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to any Party if the failure to obtain the Company Stockholder Approval is caused by the failure of such Party or any Affiliate of such Party to perform any of its obligations under this Agreement; or

(iv) if the Parent Shareholder Approval shall not have been obtained at the Parent General Meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iv) shall not be available to any Party if the failure to obtain the Parent Shareholder Approval is caused by the failure of such Party or any Affiliate of such Party to perform any of its obligations under this Agreement;

(c) by Parent if the Company shall have breached any of its covenants or other agreements set forth in this Agreement, or if any representations or warranties of the Company shall have become inaccurate and in each case is incapable of being cured, or has not been cured, within 20 days after Parent’s giving written notice to the Company of such breach or inaccuracy, which breach or inaccurate representation or warranty would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) (a “Company Material Breach”) (provided that there is not then pending any Parent Material Breach);

(d) by Parent if (a) any director or officer of the Company shall have materially breached, or shall have directly or indirectly induced or knowingly encouraged any other Representative of the Company to materially breach, any of the provisions set forth in Section 4.2(a) or Section 4.2(e), or (b) there shall have occurred a Company Triggering Event (for purposes of this Agreement, “Company Triggering Event” means: (i) the failure of the Board of Directors of the Company to recommend that the Company’s stockholders vote to adopt this Agreement, or any Change of Company Recommendation by the Company; (ii) the failure of the Company to include in the Proxy Statement the Company Board Approval or a statement to the effect that the Board of Directors of the Company has determined and believes that the Merger is in the best interests of the Company and the Company’s stockholders; (iii) the Board of Directors of the Company shall have adopted a resolution approving, endorsing or recommending any Third Party Proposal; (iv) a tender or exchange offer relating to an Acquisition Transaction shall have been commenced and the Company shall not have sent to its stockholders, within 10 Business Days after such tender or exchange offer is publicly announced, a statement disclosing that the Board of Directors recommends rejection of such tender or exchange offer; (v) a Third Party Proposal is publicly announced, and the Company fails to publicly announce its opposition to such Third Party Proposal within 10 Business Days after such Third Party Proposal is publicly announced, provided that any right to terminate pursuant to this clause (v) must be exercised, if at all, by Parent within 30 days of the expiration of such 10-Business Day period; or (vi) the Company resolves (by resolution of its Board of Directors) or proposes publicly to take any actions described in clauses (i) through (v) above in response to such Third Party Proposal);

(e) by the Company, if Parent or Merger Sub shall have breached any of its covenants or other agreements set forth in this Agreement or if any representations or warranties of Parent or Merger Sub shall have become inaccurate and in each case is incapable of being cured, or has not been cured, within 20 days after the Company’s giving written notice to Parent of such breach or inaccuracy, which breach or inaccuracy would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) (a “Parent Material Breach”) (provided that there is not then pending any Company Material Breach);

(f) by the Company, prior to obtaining the Company Stockholder Approval, if the Board of Directors of the Company authorizes the Company, to the extent permitted by the terms of this Agreement, to accept (or to enter into a binding, written agreement for an Acquisition Transaction constituting) a Superior Proposal; provided, however, that the Company shall have paid the Company Termination Fee to Parent pursuant to Section 7.3(b); provided, further, that (i) such Superior Proposal did not result, directly or indirectly, from a breach of Section 4.2(a) or Section 4.2(e), (ii) the Company notifies Parent, in writing and at least 72 hours prior to such termination, of its intention to terminate this Agreement to accept (or to enter into a binding, written agreement for an Acquisition Transaction constituting) a Superior Proposal, attaching the most current version of such agreement executed on behalf of the Person proposing such Acquisition Transaction and all exhibits and other attachments thereto, subject only to acceptance by the Company by countersignature on behalf of the Company, and subject to no additional conditions to execution other than the condition that this Agreement be terminated, (iii) Parent does not make prior to such termination (and keep open for the remaining period referred to in clause (ii) above) a binding, unconditional offer (including the complete form of definitive acquisition agreement executed on behalf of Parent and all exhibits and other attachments thereto, subject only to acceptance by the Company by countersignature on behalf of the Company, and subject to no other conditions to execution) that the Board of Directors of the Company determines in its good faith judgment (after receiving the advice of the Company’s financial advisor) is at least as favorable to the stockholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such 72-hour period;

(g) by the Company if there shall have occurred (i) the failure of the Board of Directors of Parent to recommend that Parent’s shareholders vote to approve this Agreement, the Merger, the Financing Agreements and the other transactions contemplated hereby and thereby, or any Change of Parent Recommendation by Parent; or (ii) the failure of Parent to include in the UK Prospectus the Parent Board Approval or the Parent Board Recommendation; or

(h) by Parent or the Company, prior to the Specified Time, if either (i) the Underwriting Agreement shall have been terminated for any reason (provided that Parent shall not be entitled to terminate this Agreement pursuant to this Section 7.1(h)(i) if such termination of the Underwriting Agreement occurred with the consent, approval or concurrence of Parent), or (ii) UBS Limited shall have breached its obligations under the Underwriting Agreement in a manner that has prevented Parent from obtaining, or would reasonably be expected to have a material adverse effect on the likelihood of Parent obtaining, the financing contemplated by the Underwriting Agreement.

7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than this Section 7.2, Section 7.3 and Article 8; provided, however, that no such termination shall relieve any Party from any liability or damages resulting from (a) any breach of any covenant contained in this Agreement by such Party prior to such termination or (b) any willful breach of such Party’s representations and warranties in this Agreement.

7.3 Fees and Expenses.

(a) Subject to Sections 7.3(b) and 7.3(c), all fees, costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that Parent and the

Company shall share equally all fees and expenses (other than the fees and expenses of attorneys and accountants) incurred in connection with the printing and filing the Proxy Statement with the SEC and any amendments or supplements thereto and the premerger notification and report forms under the HSR Act.

(b) The Company shall pay Parent, by wire transfer of immediately available funds to an account designated by Parent, a fee of $12,000,000 (the “Company Termination Fee”) if this Agreement is terminated as follows:

(i) if Parent terminates this Agreement pursuant to Section 7.1(d), the Company shall pay Parent the Company Termination Fee in full on the first Business Day following the date of such termination;

(ii) if (A) Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(iii) (B) prior to any such termination but following the date of this Agreement any Person shall have publicly announced a Third Party Proposal, and such Third Party Proposal shall not have been withdrawn, and (C) within twelve months following the termination of this Agreement an Acquisition Transaction is consummated (provided that for this purpose, all references to “15%” in the definition of Acquisition Transaction shall be deemed to refer to “50%), the Company shall pay Parent the Company Termination Fee prior to (or contemporaneously with) the consummation of such Acquisition Transaction; or

(iii) if the Company terminates this Agreement pursuant to Section 7.1(f), the Company shall pay Parent the Company Termination Fee prior to such termination.

(c) Parent shall pay the Company, by wire transfer of immediately available funds to an account designated by the Company, a fee equal to $6,740,589 (the “Parent Termination Fee”) as follows:

(i) if this Agreement is terminated pursuant to Section 7.1(h); provided, however, that no Parent Termination Fee shall be payable pursuant to this Section 7.3(c)(i) in the case of a termination of this Agreement pursuant to Section 7.1(h)(i) based on a termination of the Underwriting Agreement by UBS Limited if such termination of the Underwriting Agreement results from a breach of any representation, warranty, covenant or agreement of Parent made in the Underwriting Agreement that is related to the business, assets or operations of the Company or any of its Subsidiaries and is based upon a breach by the Company of any representation, warranty, covenant or agreement made in this Agreement; or

(ii) if the Company terminates this Agreement pursuant to Section 7.1(g) and if, at the time of such termination, either UBS Limited or Parent shall have been entitled to terminate the Underwriting Agreement pursuant to the terms thereof; provided, however, that no Parent Termination Fee shall be payable pursuant to this 7.3(c)(ii) if UBS Limited was the sole party that had the right to terminate the Underwriting Agreement and such termination right resulted from a breach of any representation, warranty, covenant or agreement of Parent made in the Underwriting Agreement that is related to the business, assets or operations of the Company or any of its Subsidiaries and is based upon a breach by the Company of any representation, warranty, covenant or agreement made in this Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, no Parent Termination Fee shall be payable if payment of the Parent Termination Fee would violate the Laws of England and Wales or the London Stock Exchange plc.

(e) In the event that the Company fails to pay the Company Termination Fee when due, the Company will also pay the costs and expenses of Parent or Merger Sub in connection with a legal action to enforce this Agreement. In the event that Parent fails to pay the Parent Termination Fee when due, Parent will also pay the costs and expenses of the Company in connection with a legal action to enforce this Agreement.

7.4 Amendment. This Agreement may be amended by the Parties at any time before or after Company Stockholder Approval or the Parent Shareholder Approval is obtained and before or after adoption of this Agreement by the stockholder of Merger Sub; provided, however, that after the Company Stockholder Approval is obtained, there shall not be made any amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders; provided, further, that after the Parent

Shareholder Approval is obtained, there shall not be made any amendment that by Law requires further approval by the shareholders of Parent without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

7.5 Extension; Waiver. At any time prior to the Effective Time, a Party may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance by the other Party with any of the agreements or conditions set forth in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement, provision, term or condition of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE 8

GENERAL PROVISIONS

8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the Parties which by its express terms contemplates performance, in whole or in part, after the Effective Time.

8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Autonomy Corporation plc
Cambridge Business Park
Cowley Rd
Cambridge, CB4 0WS
United Kingdom
Facsimile: +44 (0) 1223 448041
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
One Market Street, Spear Tower
San Francisco, California 94105
Facsimile: (415) 442-1001
Attention: William A. Myers, Esq.

(b)	if to the Company, to:

Verity, Inc.
894 Ross Drive
Sunnyvale, CA 94089
Facsimile: (408) 542-2079
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, California 94306
Facsimile: (650) 849-7400
Attention: Timothy J. Moore, Esq.

8.3 Certain Definitions.

(a) For purposes of this Agreement the following definitions shall apply:

(i) An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(ii) “Business Day” means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in San Francisco, United States or London, United Kingdom.

(iii) “Company Other Representations” means the representations and warranties of the Company other than the Company Specified Representations.

(iv) “Company Specified Representations” means the representations and warranties contained in the first sentence of Section 3.1(a)(i) (as such sentence relates to the Company), Sections 3.1(b), 3.1(c)(i), 3.1(c)(ii), 3.1(c)(iii) and 3.1(c)(vi) (taken as a whole), and Sections 3.1(d)(i), 3.1(d)(ii), 3.1(d)(iv)(A), 3.1(d)(iv)(C) and the first sentence of Section 3.1(y).

(v) “Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, license, guarantee, lease or other contract, binding commitment, agreement, instrument, obligation, binding arrangement, binding understanding, binding undertaking, in each case (A) whether oral or written, (B) that has not been terminated or which contains any continuing obligation or liability of any party thereto, and (C) including all amendments, modifications and waivers thereto.

(vi) “Eligible Investments” means any or all of the following: (A) direct obligations of, or obligations the timely payment of principal and interest on which are unconditionally guaranteed by, the United States of America; (B) money market funds rated in the highest applicable category by Standard & Poors Ratings Group and Moody’s Investors Service; (C) demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States of America or any State, or any domestic branch of a foreign bank and subject to supervision and examination by federal or state banking or depository institution authorities; and (D) any other eligible investments as set forth in the Company’s Investment Policy Made Available to Parent.

(vii) “Knowledge” of (A) the Company means the actual knowledge of the executive officers of the Company; and (B) Parent means the actual knowledge of the executive officers of Parent.

(viii) “Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

(ix) “Made Available” means that the subject documents were located in the electronic on-line data room organized by the Company in connection with the diligence investigation conducted by Parent.

(x) “Material Adverse Effect” means, when used in connection with the Company or Parent, as the case may be, a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries, taken as a whole, or to the ability of the Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, however, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any change in the market price or trading volume of the outstanding securities of such Party; (ii) any failure by such Party to meet internal projections or forecasts or published revenue or earnings predictions; (iii) any adverse effect to the extent attributable to the announcement or pendency of the Merger (including cancellations in customer orders, reduction in sales, disruption in relationships with suppliers, distributors, partners or similar relationships or loss of employees); (iv) any adverse effect that results from changes attributable to conditions affecting the industries in which such Party participates, the United States or United Kingdom economy as a whole, or foreign economies in any locations where such Party or any of such Party’s Subsidiaries has material operations or sales (to the extent that such changes in each case do not disproportionately adversely affect such Party and its Subsidiaries taken as a whole); (v) any adverse effect that results from (A) any Party taking any action at the written request of the other Party, or (B) any Party taking any action required by this Agreement; or (vi) any adverse effect that results from any act of God, any act of terrorism, war or other armed hostilities, any regional, national or international calamity or any other similar event.

(xi) “Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision entered, issued or rendered by any Governmental Entity.

(xii) “Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries, consistent with their past practices, existing prior to the date of this Agreement; provided, however, that the failure of the Company or its Subsidiaries to have taken a particular action prior to the date of this Agreement shall not necessarily mean that such action, if taken during the Pre-Closing Period, is not consistent with the past practice of the Company and its Subsidiaries.

(xiii) “Parent Other Representations” means the representations and warranties of Parent other than the Parent Specified Representations.

(xiv) “Parent Specified Representations” means the representations and warranties contained in the first sentence of Section 3.2(a), and Sections 3.2(b)(ii), 3.2(b)(iii)(A), 3.2(b)(iii)(C), 3.2(e) and 3.2(f).

(xv) “Parties” means the Company, Parent and Merger Sub, and each shall be considered a “Party.”

(xvi) “Permitted Liens” means (a) mechanics’, carriers’, workmen’s, repairmen’s or other like liens or other encumbrances arising or incurred in the Ordinary Course of Business relating to obligations that are not delinquent or that are being contested in good faith by the Company and for which the Company has established adequate reserves, (b) liens or other encumbrances for Taxes that are not due and payable, that are being contested in good faith by appropriate proceedings or that may thereafter be paid without interest or penalty or (c) Liens that, in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the value or the continued use and operation of the assets to which they relate.

(xvii) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(xviii) “Subsidiary” of a particular Person means another Person where the first Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other voting interests in such other Person that is sufficient to enable such first Person to elect at least a majority of the members of such other Person’s board of directors or comparable governing body, or (b) if there are no such voting interests, at least 50% of the outstanding equity interests issued by such other Person.

(xix) “UK Prospectus” means the document which comprises (A) a circular prepared in compliance with the Listing Rules of the UK Listing Authority made under section 73A of the Financial Services and Markets Act 2000; and (B) a prospectus prepared in accordance with the

Prospectus Rules to be issued by the Parent in connection with the acquisition of the Company and in connection with the rights issue of the Parent which is required to finance a portion of the consideration payable pursuant to Section 2.1(c).

(xx) “$” means United States dollars.

(b) In addition to the defined terms listed above, the following capitalized terms are defined in the following Sections of this Agreement:

1997 Stock Plan	3.1(c)(ii)(A)
1996 Stock Plan	3.1(c)(ii)(C)
1997 Stock Plan	3.1(c)(ii)(D)
Acquisition Transaction	4.2(a)
Action	3.1(h)
Agreement	First Paragraph
Assumed Option	5.8(a)
Benefit Plans	3.1(p)(iv)
Certificate of Merger	1.2
Certificates	2.2(b)
Change of Company Recommendation	4.2(c)
Change of Parent Recommendation	5.2(c)
Closing	1.2
Closing Date	1.2
Code	3.1(p)(ii)
Company	First Paragraph
Company Board Approval	3.1(d)(iii)
Company Board Recommendation	4.2(c)
Company Common Stock	2.1(a)
Company Financial Statements	3.1(e)(ii)
Company Insiders	5.1(e)
Company Material Breach	7.1(c)
Company Preferred Stock	3.1(c)(i)
Company SEC Documents	3.1(e)(i)
Company Stockholder Approval	3.1(d)(ii)
Company Stockholders Meeting	5.1(b)
Company Termination Fee	7.3(b)
Company Triggering Event	7.1(d)
Confidentiality Agreement	5.3(a)
Continuing Employees	4.5(b)
Controlled Group Member	3.1(j)(i)
Debt Obligations	3.1(k)(i)(H)
Delaware Secretary of State	6.2(e)(ii)
DGCL	Recitals
Directors Plan	3.1(c)(ii)(B)
Disclosure Schedule	3.1
Dissenting Shares	2.1(d)
DOJ	5.4(b)
Effective Time	1.2
End Date	7.1(b)(i)
Environmental Claims	3.1(r)(viii)(A)
Environmental Laws	3.1(r)(viii)(B)
Environmental Permits	3.1(r)(viii)(C)
Equity Benefit Plans	3.1(j)(i)(B)

ERISA	3.1(j)(i)(B)
ERISA Benefit Plans	3.1(j)(i)(B)
ESPP	3.1(c)(ii)(F)
Exchange Act	3.1(c)(iv)
Financing Agreements	Recitals
Foreign Plans	3.1(p)(xii)
FTC	5.4(b)
GAAP	3.1(e)(ii)
Governmental Entity	3.1(d)(v)
Hazardous Materials	3.1(r)(viii)(D)
Higher Priced Option	2.1(e)
HSR Act	3.1(d)(v)
Immigration Act	3.1(bb)
Intellectual Property	3.1(m)(vi)
Intellectual Property Rights	3.1(m)(vi)
Irrevocable Undertakings	Recitals
Legal Restraints	6.1(d)
Liens	3.1(b)
Loan Agreement	Recitals
Lower Priced Option	2.1(e)
Material Contracts	3.1(k)(ii)
Merger	Recitals
Merger Sub	First Paragraph
Non-ERISA Benefit Plans	3.1(j)(i)(C)
Open Source Materials	3.1(n)(iv)
Option Exchange Ratio	5.8(b)
Options	3.1(c)(ii)
Parent	First Paragraph
Parent Board Approval	3.2(b)(i)
Parent Board Recommendation	3.2(b)(i)
Parent Fair Market Value	5.8(b)
Parent General Meeting	3.2(b)(i)
Parent Material Breach	7.1(e)
Parent Shareholder Approval	3.2(b)(i)
Parent Termination Fee	7.3(c)
Patents	3.1(m)(vi)
Paying Representative	2.2(a)
Payment Fund	2.2(a)
Per Share Amount	2.1(c)
Permits	3.1(i)
Policies	3.1(t)(i)
Pre-Closing Period	4.1
Proxy Statement	3.1(d)(v)
Release	3.1(r)(viii)(E)
Representative	4.2(a)
Rights Agreement	3.1(c)(i)
Sarbanes-Oxley Act	3.1(e)(vi)
SEC	3.1(d)(v)
SEC Financial Statements	3.1(e)(ii)
Section 409A Plan	3.1(p)(xiii)
Securities Act	3.1(e)(i)
Software	3.1(n)(i)

Specified Time	6.4
Stock Plan(s)	3.1(c)(ii)(E)
Superior Proposal	4.2(b)
Supplementary Prospectus	5.2(d)
Surviving Corporation	1.1
Takeover Statutes	3.1(d)(vi)
Tax(es)	3.1(q)(i)
Tax Returns	3.1(q)(i)
Third Party Proposal	4.2(a)
Underwriting Agreement	Recitals
Unvested Shares	2.2(h)
Voting Agreements	Recitals

8.4 Interpretation. When a reference is made in this Agreement to an Article or Section or the Disclosure Schedule, such reference shall be to an Article or Section of, or the Disclosure Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “or.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement without express reference to any particular provision of this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

8.5 Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and (ii) except for the provisions of Article 2, and Section 5.7, are not intended to confer upon any Person other than the Parties any rights or remedies. Without limiting the generality of the foregoing, (a) Parent and Merger Sub acknowledge that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 3.1, and that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 3.1; and (b) the Company acknowledges that Parent and Merger Sub have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 3.2, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 3.2.

8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflict of laws thereof.

8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any Party without the prior written consent of the other Parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

8.9 Consent to Jurisdiction. Each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of either (a) the Court of Chancery of the State of Delaware or (b) any Federal court of the United States of America sitting in the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Affiliates except in such courts). Each of the Parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) any Court of Chancery of the State of Delaware or (b) any Federal court of the United States of America sitting in the State of Delaware, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

8.10 WAIVER OF JURY TRIAL. Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each Party (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.

8.11 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy in any Delaware State court or any Federal court of the United States of America sitting in the State of Delaware to which they are entitled at law or in equity.

8.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.13 Obligations of Parent. Parent shall ensure that Merger Sub and the Surviving Corporation duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Merger Sub and the Surviving Corporation under this Agreement, and Parent shall be jointly and severally liable with Merger Sub and the Surviving Corporation for the performance of the covenants and obligations of Merger Sub and the Surviving Corporation under this Agreement.

(The remainder of this page has intentionally been left blank)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

AUTONOMY CORPORATION PLC

By:	/s/ SUSHOVAN HUSSAIN
Its:	Director

CRICK ACQUISITION CORP.

By:	/s/ ANDREW M. KANTER
Its:	Company Secretary

VERITY, INC.

By:	/s/ ANTHONY J. BETTENCOURT
Its:	CEO

ANNEX B

November 3, 2005

Board of Directors Verity, Inc.

894 Ross Drive

Sunnyvale, California 94089

Members of the Board:

We understand that Verity, Inc. (the “Company”), Autonomy Corporation plc (the “Buyer”), and Crick Acquisition Corp., a wholly owned subsidiary of the Buyer (the “Merger Sub”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated November 3, 2005 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer and each outstanding share of common stock, par value $0.001 per share (the “Company Common Stock”) of the Company, other than shares held in treasury or held by any of the Company’s wholly-owned subsidiaries or as to which dissenters’ rights have been perfected, will be converted into the right to receive an amount in cash equal to $13.50 per share (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other business and financial information of the Company;

ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

iii)	reviewed certain financial projections of the Company prepared by the management of the Company;

iv)	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

v)	reviewed the reported prices and trading activity for the Company Common Stock and other publicly available information regarding the Company;

vi)	compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

vii)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

viii)	participated in discussions and negotiations among representatives of the Company, the Buyer and their financial and legal advisors;

ix)	reviewed the Merger Agreement, the underwriting agreement between the Buyer and UBS Limited and the facility agreement between the Buyer and Barclays Bank PLC, both substantially in the form of the drafts dated November 2, 2005 (the “Financing Agreements”) and certain related documents; and

x)	performed such other analyses and considered such other factors as we have deemed appropriate.

B-1

We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the future financial performance of the Company. We have also assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions and that the Buyer will obtain financing for the Merger in accordance with the terms set forth in the Financing Agreements. We have relied upon, without independent verification, the assessment by the management of the Company of the validity of, and risks associated with, the Company’s existing and future technologies, intellectual property, products and services. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to such matters. We have not made any independent valuation or appraisal of the assets or liabilities of the Company nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Buyer, the Company or any other company or any currency or commodity that may be involved in this transaction.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company and the Buyer should vote at the shareholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours, MORGAN STANLEY & CO. INCORPORATED

By:	/s/ MICHAEL F. WYATT
Michael F. Wyatt Managing Director

B-2

ANNEX C

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

:FOLD AND DETACH HERE

VERITY, INC.

894 Ross Dr.

Sunnyvale, California 94089

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 29, 2005

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Stockholders to
be held December 29, 2005 and the Proxy Statement and hereby appoints Anthony J. Bettencourt, III and Steven R.
Springsteel, and each of them, each with the power to appoint his or her substitute and hereby authorizes them, as attorneys-in-fact and proxies of the undersigned, to represent and to vote as designated on the reverse side, all shares of common stock of Verity, Inc. (the “Company”) held of record by the undersigned on December 2, 2005 at the Special
Meeting of Stockholders to be held at the Sunnyvale Sheraton, 1100 North Mathilda Avenue, Sunnyvale, California 94089
on December 29, 2005 at 10:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR

PROPOSAL 1 AND, IF NECESSARY, PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED

IN THE PROXY STATEMENT.

IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN

ACCORDANCE THEREWITH.

SEE REVERSE SIDE	(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)	SEE REVERSE SIDE

VERITY, INC.

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 29, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF VERITY, INC.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Verity, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BLMRT1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

VERITY, INC.

		For	Against	Abstain

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1

PROPOSAL 1: To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 3, 2005, among Autonomy Corporation plc, Crick Acquisition Corp., an indirect wholly-owned subsidiary of Autonomy Corporation plc, and Verity, Inc., as it may be amended from time to time (the “merger agreement”).

		☐	☐	☐

		For	Against	Abstain

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2

PROPOSAL 2: To vote to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of adoption of the merger agreement.

		☐	☐	☐

Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer. If signing for a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Signature [Joint Owners)]		Date

Date